Exhibit 10.1 Execution Version Deal CUSIP : C8626RAA2 Revolver CUSIP: C8626RAB0 Term CUSIP: C8626RAC8

CREDIT AGREEMENT

dated as of December 8, 2023,

among

SUNOPTA INC.,
as Borrower,

Certain of the Borrower's subsidiaries from time to time party hereto as Guarantors,

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,
as ADMINISTRATIVE AGENT, COLLATERAL AGENT and ISSUING BANK,

_______________________________________

JPMORGAN CHASE BANK, N.A.

as SYNDICATION AGENT,

BOFA SECURITIES, INC.

and
JPMORGAN CHASE BANK, N.A.,

as JOINT LEAD ARRANGERS and JOINT BOOKRUNNERS

TABLE OF CONTENTS

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SCHEDULE 1.01A Unrestricted Subsidiaries
SCHEDULE 1.01B Existing Letters of Credit
SCHEDULE 1.01C Immaterial Subsidiaries
SCHEDULE 2.01(a) Revolving Commitments
SCHEDULE 2.01(b) Initial Term Loan Commitments
SCHEDULE 7.12 Material Real Property
SCHEDULE 7.13 Subsidiaries
SCHEDULE 8.12 Post-Closing Obligations
SCHEDULE 9.01(viii) Existing Liens
SCHEDULE 9.02 Asset Sales
SCHEDULE 9.04(iv) Existing Indebtedness
SCHEDULE 9.05(viii) Existing Investments
SCHEDULE 12.03 Notices

EXHIBIT A-1 Form of Notice of Borrowing
EXHIBIT A-2 Form of Notice of Conversion/Continuation
EXHIBIT B-1 Form of Revolving Note
EXHIBIT B-2 Form of Swingline Note
EXHIBIT B-3 Form of Term Loan Note
EXHIBIT C Form of Joinder Agreement
EXHIBIT D Form of Solvency Certificate
EXHIBIT E Form of Compliance Certificate
EXHIBIT F Form of Assignment and Assumption Agreement
EXHIBIT G Form of Assignment Notice
EXHIBIT H Form of Subordinated Intercompany Note
EXHIBIT I Form of Junior Lien Intercreditor Agreement
EXHIBIT J Form of Secured Bank Product Designation

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THIS CREDIT AGREEMENT, dated as of December 8, 2023, among SUNOPTA INC., a corporation organized under the laws of Canada (the "Borrower"), and each of the Guarantors (as hereinafter defined) party hereto from time to time, the Lenders and Issuing Banks party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the "Administrative Agent"; as hereinafter further defined), and as an Issuing Bank and the Swingline Lender, and BANK OF AMERICA, N.A., as Collateral Agent (in such capacity, the "Collateral Agent"; as hereinafter further defined).  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, the Borrower and certain of its Subsidiaries are party to that certain Second Amended and Restated Credit Agreement, dated as of December 31, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the "Existing Credit Agreement"), among the Borrower, each of the other borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, BANA, as administrative agent and collateral agent, and the other parties thereto from time to time.

WHEREAS, the Borrower intends (i) to repay in full all of the "Obligations" (other than Secured Bank Product Obligations and Contingent Obligations) in each case, under and as defined in the Existing Credit Agreement, (ii) terminate commitments to extend credit under the Existing Credit Agreement and (iii) to release all of the liens and guarantees in connection therewith (the "Closing Date Refinancing");

WHEREAS, in order to consummate the Closing Date Refinancing, among other things, (a) the Borrower has requested that the Lenders extend credit in the form of (i) Revolving Loans in an aggregate principal amount at any time outstanding not to exceed $85,000,000 (the "Revolving Facility") to be available during the Revolving Availability Period (as hereinafter defined), and (ii) Initial Term Loans in an aggregate principal amount equal to $180,000,000 (the "Initial Term Loan Facility"), (b) the Borrower has requested that the Issuing Banks issue Letters of Credit in an aggregate Stated Amount at any time outstanding not to exceed $30,000,000 under the Revolving Facility and (c) the Borrower has requested the Swingline Lender to extend credit in the form of Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000 under the Revolving Facility;

WHEREAS, the Lenders, the Issuing Banks and the Swingline Lender have agreed to make such loans and extensions of credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, the parties hereto agree as follows:

Section 1 Definitions and Accounting Terms.

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

"Acceptable Reinvestment Commitment" shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event or Casualty Prepayment Event.

"ACH" shall mean automated clearing house transfers.

"Acquired Entity or Business" shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) the Equity Interests of any Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Borrower (or shall be merged, consolidated or amalgamated with and/or into the Borrower or a Restricted Subsidiary of the Borrower).

"Additional Lenders" shall have the meaning provided in Section 2.15(d).

"Additional Mortgage" shall have the meaning provided in Section 8.10(f).

"Administrative Agent" shall mean the Administrative Agent and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

"Affected Financial Institution" shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" of any specified Person shall mean, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

"Affiliate Transaction" shall have the meaning provided in Section 9.06.

"Agent-Related Persons" shall mean the Administrative Agent, the Collateral Agent, their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent, the Collateral Agent and their respective Affiliates.

"Agents" shall mean the Administrative Agent and the Collateral Agent.

"Agreed Currency" shall mean Dollars or any Alternative Currency, as applicable.

"Agreement" shall mean this Credit Agreement.

"Agreement Currency" shall have the meaning provided in Section 12.20.

"AHYDO Catch Up Payment" shall mean any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case to avoid the application of Section 163(e)(5) of the Code thereto.

"Alternative Currency" shall mean Canadian Dollars and any other currency (other than Dollars) that is approved in accordance with Section 1.08; provided that, for each Alternative Currency, such requested currency is an Eligible Currency.

"Alternative Currency Daily Rate" shall mean, for any day, with respect to any Credit Extension denominated in any Alternative Currency (other than Canadian Dollars) (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.08 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.08; provided that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

"Alternative Currency Daily Rate Loan" shall mean a Loan that bears interest at a rate based on the definition of "Alternative Currency Daily Rate."  All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

"Alternative Currency Equivalent" shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

"Alternative Currency Loan" shall mean an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

"Alternative Currency Term Rate" shall mean, for any Interest Period, with respect to any Credit Extension:

(a) denominated in Canadian dollars, the rate per annum equal to the forward-looking term rate based on CORRA ("Term CORRA"), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the "Term CORRA Rate") that is two (2) Business Days prior to the Rate Determination Date with a term equivalent to such Interest Period plus the Term CORRA Adjustment for such Interest Period; or

(b) denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate, but not including, for the avoidance of doubt, Credit Extensions denominated in Canadian Dollars), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.08 plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.08;

provided that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

"Alternative Currency Term Rate Loan" shall mean a Loan that bears interest at a rate based on the definition of "Alternative Currency Term Rate."  All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

"AML Legislation" shall have the meaning provided in Section 12.17.

"Anti-Corruption Laws" shall have the meaning provided in Section 7.14(c).

"Anti-Terrorism Laws" shall mean any Requirement of Law relating to terrorism or money laundering, including the PATRIOT Act, the Criminal Code R.S.C. 1985, c. c-46, as amended, AML Legislation, the United Nations Act, R.S.C. 1985 c. u-2, as amended, Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations al-Qaida and Taliban Regulations promulgated under the United Nations Act, the PCMLTFA and the Canadian Sanction Laws.

"Applicable Authority" shall mean (a) with respect to Term SOFR, CME or any Governmental Authority having jurisdiction over the Administrative Agent or CME and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate in each case acting in such capacity.

"Applicable Margin" shall mean, with respect to the Initial Term Loans, the Revolving Loans, the Swingline Loans and the LC Participation Fees, the per annum percentage set forth below, as determined by reference to the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 8.01(d):

Level	Consolidated Total Net Leverage Ratio	Base Rate Loans	Term SOFR Loans, Alternative Currency Term Rate Loans and Alternative Currency Daily Rate Loans
I	> 3.75:1.00	2.25%	3.25%
II	≤ 3.75:1.00 but > 3.25:1.00	2.00%	3.00%
III	≤ 3.25:1.00 but > 2.75:1.00	1.75%	2.75%
IV	≤ 2.75:1.00 but > 2.25:1.00	1.50%	2.50%
V	≤2.25:1.00 but >1.75:1.00	1.25%	2.25%
VI	<1.75:1.00	1.00%	2.00%

Until completion of the fiscal quarter ending March 31, 2024, the Applicable Margin shall be determined as if Level III were applicable.  Any increase or decrease in the Applicable Margin shall be effective as of the first Business Day immediately after the latest Compliance Certificate is delivered pursuant to Section 8.01(d); provided that, at the option of the Required Lenders (with written notice to the Administrative Agent), the highest pricing level (as set forth in the table above) shall apply as of the fifth Business Day after the date on which the Compliance Certificate required to be delivered pursuant to Section 8.01(d) was required to have been delivered but has not been delivered pursuant to Section 8.01 and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). In addition, with respect to any amounts to which Section 2.06(f) is in effect, Level I shall apply.

In the event that the Administrative Agent and the Borrower determine that any Compliance Certificate and the related Section 8.01 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or any Loans or Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Compliance Certificate and related Section 8.01 Financials for such Applicable Period, (b) the Applicable Margin shall be determined as if the pricing level for such higher Applicable Margin was applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.06(g) and Article 10; provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 10.5 has not occurred with respect to the Borrower, no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of the 10 Business Day period set forth in clause (c) above.

"Applicable Period" shall have the meaning provided in the definition of "Applicable Margin".

"Applicable Time" means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Asset Sale" shall mean (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale-Leaseback Transaction), of property or assets of the Borrower or any of the Restricted Subsidiaries and including any disposition of property or assets in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws) (each referred to in this definition as a "disposition") or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than any issuance or sale of Preferred Stock of Restricted Subsidiaries not prohibited by Section 9.04 hereof), whether in a single transaction or a series of related transactions, in each case other than:

(i) any disposition of Investment Cash Equivalents or Investment Grade Securities or surplus, damaged, obsolete or worn-out assets in the ordinary course of business (including the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable or commercially reasonable to maintain or useful in any material respect in the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole) or any disposition of inventory, services, accounts receivable, notes receivable or goods (or other assets) in the ordinary course of business or any disposition of Collateral or the discount or forgiveness of accounts receivable or the conversion of accounts receivable to notes receivable in the ordinary course of business in connection with the collection or compromise thereof;

(ii) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 9.11 hereof or any disposition that constitutes a Change of Control pursuant to this Agreement;

(iii) the making of any Restricted Payment that is permitted to be made, and is made, under Section 9.03 hereof, including the making of any Permitted Investments;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value, on the date of such disposition, issuance or sale, of less than the greater of (x) $10,000,000 and (y) 13.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such disposition, issuance or sale, measured as of the date such Lien is Incurred based upon the Section 8.01 Financials most recently delivered on or prior to such the date of such disposition, issuance or sale;

(v) any disposition of property or assets (including by way of liquidation or dissolution) or issuance or sale of securities by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower, provided that, with respect to any disposition of property or assets or issuance or sale of securities by a Credit Party to a Restricted Subsidiary of the Borrower that is not a Credit Party (1) the portion (if any) of any such sale, disposition or contribution of property made for less than Fair Market Value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary that must be permitted by Section 9.05;

(vi) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(vii) foreclosures, condemnation, casualty, expropriation, forced disposition or any similar action with respect to assets or the granting of Liens not prohibited by this Agreement;

(viii) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale-Leaseback Transactions;

(ix) the sale, transfer or other disposition or unwinding of any Hedging Obligations;

(x) the abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(xi) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 9.04 hereof;

(xii) the granting of any option or other right to purchase, lease or otherwise acquire delinquent accounts receivable in the ordinary course of business;

(xiii) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(xiv) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(xv) the licensing and sub-licensing of Intellectual Property or other general intangibles in the ordinary course of business or consistent with past practice;

(xvi) the granting of Liens not prohibited by Section 9.01 hereof;

(xvii) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xviii) the issuance of directors' qualifying shares and shares issued to foreign nationals as required by applicable Requirement of Law;

(xix) dispositions of property by any Restricted Subsidiary to the Borrower or to a Restricted Subsidiary; provided that, if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party or such disposition is otherwise permitted under Section 7.05 hereof;

(xx) transfers of property subject to Casualty Prepayment Events upon receipt of the net cash proceeds of such Casualty Prepayment Event; provided that any Investment Cash Equivalents received by the Borrower or any of the Restricted Subsidiaries in respect of such Casualty Prepayment Event shall be deemed to be net cash proceeds of an Asset Sale, and such net cash proceeds shall be applied in accordance with Section 9.02 hereof.

"Asset Sale Prepayment Event" shall mean any Asset Sale (or series of related Asset Sale) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any disposition of any Equity Interests of any Restricted Subsidiary of the Borrower; provided that the term Asset Sale Prepayment Event shall include only Asset Sales (or series of related Asset Sales) made pursuant to Section 9.02(b).

"Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit F (appropriately completed) or such other form as shall be reasonably acceptable to the Administrative Agent.

"Available Amount Basket" shall mean, at any time (the "Available Amount Reference Time"), a cumulative amount equal to (without duplication in the case of clauses (a) through (d) below) (a) the net cash proceeds received from any new public or private issuances of Equity Interests of the Borrower or any Restricted Subsidiary (in each case, other than Disqualified Stock) to the extent such proceeds are contributed to the Borrower or such Restricted Subsidiary as Qualified Equity Interests within the 30 days immediately preceding the Available Amount Reference Time, plus (b) the amount of all capital contributions to the Borrower or any Restricted Subsidiary made in Investment Cash Equivalents (other than Disqualified Stock) and made within the 30 days immediately preceding the Available Amount Reference Time, plus (c) the net cash proceeds received by the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Stock issuances that have been incurred after the Closing Date and which have been exchanged or converted into Qualified Equity Interests within the 30 days immediately preceding the Available Amount Reference Time, plus (d) any Retained Refused Proceeds minus (e) the sum, without duplication, and, without taking into account the proposed portion of the Available Amount Basket calculated above to be used at the applicable Available Amount Reference Time, of:

(i) the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Amount Basket after the Closing Date and prior to the Available Amount Reference Time; and

(ii) the aggregate amount of any Restricted Payments and Restricted Junior Debt Prepayments made by the Borrower using the Available Amount Basket after the Closing Date and prior to the Available Amount Reference Time.

"Available Amount Reference Time" shall have the meaning provided in the definition of the term "Available Amount Basket. "

"Bail-In Action" shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investments firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"BANA" shall mean Bank of America, N.A. and its permitted successors and permitted assigns.

"Bank of Canada Overnight Rate" shall mean the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.

"Bank Product" shall mean any of the following products, services or facilities extended to the Borrower or any the Borrower's Restricted Subsidiaries:  (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) Supply Chain Financings and (e) other banking products or services as may be requested by the Borrower, other than Letters of Credit.

"Bank Product Debt" shall mean Indebtedness and other obligations (including Hedging Obligations, Cash Management Obligations and Secured Supply Chain Financing Obligations) of the Borrower or any of the Borrower's Restricted Subsidiaries relating to Bank Products.

"Bankruptcy Code" shall have the meaning provided in Section 10.05.

"Base Rate" shall mean for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by BANA as its "prime rate," and (c) Term SOFR with a one-month Interest Period commencing on such day plus the SOFR Adjustment plus 1.00%, subject to the interest rate floors applicable thereto; provided that if the Base Rate shall be less than 1.00%, such rate shall be deemed 1.00% for purposes of this Agreement. The "prime rate" is a rate set by BANA based upon various factors including BANA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by BANA shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.05 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

"Base Rate Loan" shall mean each Revolving Loan or Term Loan in Dollars that is designated or deemed designated as a Base Rate Loan by the applicable Borrower at the time of the incurrence thereof or conversion thereto.

"Beneficial Ownership Certification" shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" shall mean 31 C.F.R. § 1010.230.

"Benefit Plan" shall mean any of (a) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (b) a "plan" as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan. "

"Benefited Lender" shall have the meaning provided in Section 2.10(c).

"BHC Act Affiliate" shall have the meaning provided in Section 12.24(b).

"BIA" shall mean the Bankruptcy and Insolvency Act (Canada), as amended.

"Board of Directors" shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

"Borrower" shall have the meaning provided in the recitals hereto, and shall include any Successor Borrower, to the extent applicable.

"Borrowing" shall mean the borrowing of the same Type or Class of Revolving Loan or Term Loans, as the case may be, by the Borrower from all the Lenders having Commitments in respect of such Class on a given date (or resulting from a conversion or conversions on such date), having in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 3.01(b) shall be considered part of the related Borrowing of Term SOFR Loans.

"Borrowing Minimum" shall mean (a) in the case of a Borrowing of Revolving Loans denominated in Dollars, $1,000,000 (or less as may be agreed by the Administrative Agent and the Borrower), (b) in the case of a Borrowing of Revolving Loans denominated in Canadian Dollars, C$1,000,000 (or less as may be agreed by the Administrative Agent and the Borrower), (c) in the case of a Borrowing of Revolving Loans denominated in any other Alternative Currency, such amount as may be agreed by the Administrative Agent and the Borrower and (d) in the case of a Borrowing of Term Loans, $5,000,000 (or less as may be agreed by the Administrative Agent and the Borrower).

"Borrowing Multiple" shall mean (a) in the case of a Borrowing denominated in Dollars, $500,000, (b) in the case of a Borrowing denominated in Canadian Dollars, C$500,000 and (c) in the case of a Borrowing denominated in any other Alternative Currency, such amount as may be agreed by the Administrative Agent and the Borrower.

"Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City, Toronto, Ontario, Canada a legal holiday or a day on which banking institutions are authorized or required by Requirement of Law or other government action to close and (ii) if such day relates to any fundings, disbursements, settlements and payments in a currency in respect of an Alternative Currency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

"Canadian Blocked Person" shall mean any Person that is a "designated person", "politically exposed foreign person" or "terrorist group" as described in any Canadian Sanction Laws.

"Canadian Collateral" shall mean all the "Collateral" (or equivalent term) as defined in each Canadian Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by any Canadian Credit Parties pursuant to any Canadian Security Document.

"Canadian Credit Party" shall mean the Borrower and each Canadian Subsidiary Guarantor.

"Canadian Dollars" and "C$" shall mean the lawful currency of Canada.

"Canadian Employee Benefits Legislation" shall mean the Pension Benefits Act (Ontario) and any regulations promulgated thereunder, and any Canadian federal, provincial or local counterparts or equivalents.

"Canadian Pension Plan" shall mean each pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the ITA and that is maintained or sponsored by a Credit Party for employees or former employees in Canada, but for greater certainty shall not include the Canada Pension Plan (CPP) as maintained by the government of Canada or the Quebec Pension Plan (QPP) as maintained by the government of Quebec or similar plan maintained by any other province in Canada.

"Canadian Restricted Subsidiary" shall mean any Canadian Subsidiary that is a Restricted Subsidiary.

"Canadian Sanction Laws" shall mean any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

"Canadian Security Agreement" shall mean the Canadian Security Agreement dated as of the Closing Date, by and between the Collateral Agent and each of the Canadian Credit Parties.

"Canadian Security Documents" shall mean the Canadian Security Agreement and, after the execution and delivery thereof, each Mortgage executed and delivered by any Canadian Credit Party with respect to any Real Property of such Canadian Credit Party and each other document executed and delivered by any Canadian Credit Party pursuant to which a Lien is granted (or purported to be granted) in favor of  the Collateral Agent to secure the Obligations.

"Canadian Subsidiary" shall mean any Subsidiary of the Borrower organized now or hereinafter under the laws of Canada or a province or territory thereof.

"Canadian Subsidiary Guarantor" shall mean each Canadian Restricted Subsidiary in existence on the Closing Date (other than any Excluded Subsidiary), as well as each Canadian Restricted Subsidiary established, created or acquired after the Closing Date which becomes a party to this Agreement as a Guarantor in accordance with the Collateral and Guarantee Requirement.

"Capital Stock" shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Collateralize" shall mean to pledge and deposit with or deliver to the Administrative Agent for deposit into the LC Collateral Account, for the benefit of the Administrative Agent, the Issuing Banks and/or the Swingline Lender (as applicable) and the Lenders under the Revolving Facility, cash as collateral for the LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), in each case under the Revolving Facility, in accordance with Section 2.13(j).

"Cash Management Agreement" shall mean any agreement entered into from time to time by the Borrower or any of the Borrower's Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

"Cash Management Bank" shall mean any Lender, any Agent or any Affiliate of the foregoing at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services (including if such Cash Management Services were provided on the Closing Date).

"Cash Management Obligations" shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of Cash Management Services.

"Cash Management Services" shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft ACH fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreements.

"Casualty Prepayment Event" shall mean any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any property or asset of the Borrower or any Restricted Subsidiary.

"CCAA" shall mean the Companies' Creditors Arrangement Act (Canada), as amended.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

"Change in Law" means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Change of Control" shall mean the occurrence of any of the following after the Closing Date:

(a) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Credit Party; or

(b)  the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Borrower.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock of the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person's parent entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

"Class" (a) when used with respect to Lenders, shall refer to whether such Lender has a Loan or Commitment with respect to the Revolving Facility, the Initial Term Loans, any Incremental Term Loans (of the same Class), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series and any related swingline loans thereunder) or any Refinancing Facility, as applicable, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Initial Term Loan Commitments, Incremental Term Loan Commitment (of the same Class), Extended Revolving Commitments (of the same Extension Series and any related swingline commitment thereunder) or Refinancing Commitments (of the same Class), and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Incremental Term Loans (of the same Class), Extended Term Loans (of the same Extension Series), Extended Revolving Loans (of the same Extension Series and any related swingline loans thereunder) or Refinancing Loans (of the same Class).

"Closing Date" shall mean December 8, 2023.

"Closing Date Refinancing" shall have the meaning provided in the recitals hereto.

"CME" shall mean CME Group Benchmark Administration Limited.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Collateral" shall mean (i) the "Collateral" as defined in the Security Agreements, (ii) all the "Collateral" or "Pledged Assets" (or similar term) as defined in any other Security Documents, (iii) Mortgaged Property and (iv) any other assets pledged or in which a Lien is granted (or purported to be granted), in each case, pursuant to any Security Document or is required to be granted in accordance with the Collateral and Guarantee Requirement.

"Collateral Agent" shall mean BANA, as collateral agent, and shall include any permitted successors and permitted assigns.

"Collateral and Guarantee Requirement" shall mean, at any time, the requirement that:

(a) the Collateral Agent shall have received each Security Document required to be delivered pursuant to Sections 5.09 or 8.10 at such time required by such section to be delivered in each case, duly executed by each Credit Party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the "Guarantees") by (i) each Wholly-Owned Restricted Subsidiary of the Borrower that is a Domestic Subsidiary or a Canadian Subsidiary (each, other than in any such case, any such Subsidiary that is an Excluded Subsidiary, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors") and (ii) the Borrower (provided that the Borrower shall not provide a Guarantee with respect to its own Obligations);

(c) the Obligations and the Guarantees shall have been secured pursuant to the Security Agreements by a security interest in all Equity Interests (other than Excluded Assets) held directly by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary (and, in each case, the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, if applicable;

(d) except to the extent otherwise provided hereunder or under any Security Document, the Obligations and the Guarantees shall have been secured by a perfected security interest in, and pledges on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, Intellectual Property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the relevant Security Documents required by the Collateral and Guarantee Requirement; provided that security interests in Real Property shall be limited to the Mortgaged Properties;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 9.01;

(f) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 8.10 duly executed and delivered by the record owner of such property and (ii) such other Related Real Estate Documents with respect to each Material Real Property required to be delivered pursuant to Section 8.03 and Section 8.10; provided that, for Real Property that is designated as located in a special flood hazard area, if after use of commercially reasonable efforts, the applicable Credit Party is unable to obtain evidence of flood insurance that is reasonably acceptable to the Administrative Agent or the Lenders required to be delivered pursuant to Section 8.03(b) and Section 8.10, then no Mortgage or Related Real Estate Documents shall be required to be delivered with respect to such Real Property for which the evidence of flood insurance was not acceptable to  the Administrative Agent or the Lenders; and

(g) (i) except with respect to intercompany Indebtedness, if any, if Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) is owing to any Credit Party and such Indebtedness is evidenced by a promissory note, the Collateral Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank and (ii) with respect to intercompany Indebtedness, all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or Person required to become a Credit Party) shall be evidenced by the Subordinated Intercompany Note, and the Collateral Agent shall have received such Subordinated Intercompany Note duly executed by the Borrower, each such Restricted Subsidiary and each such other Credit Party, together with undated instruments of transfer with respect thereto endorsed in blank;

The foregoing definition shall not require the creation or perfection of pledges of, or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the Borrower agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Secured Creditors therefrom.

The Administrative Agent and the Collateral Agent may grant extensions of time for the provision or perfection of security interests in, or the obtaining of title insurance and surveys with respect to, particular assets  where the Administrative Agent reasonably determines, in consultation with the Borrower, that provision or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Credit Document to the contrary, (a) with respect to leases of Real Property entered into by any Credit Party, such Credit Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent, the Collateral Agent and the Borrower, (c) the Collateral and Guarantee Requirement shall not apply to any of the following assets:  (i) any fee-owned Real Property that is not a Material Real Property and any leasehold interests in Real Property, (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction) after giving effect to the applicable anti-assignment clauses of the UCC and the PPSA, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC or the PPSA notwithstanding such prohibition, (iii) motor vehicles, aircraft, aircraft engines and other assets and personal property subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC or PPSA financing statement, (iv) letter of credit rights (except to the extent perfection can be accomplished through the filing of UCC-1 or PPSA financing statements), (v) commercial tort claims with an individual value of less than $5,000,000, (vi) assets and personal property for which a pledge thereof or a security interest therein is prohibited by applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority) after giving effect to the applicable anti-assignment clauses of the UCC and the PPSA, other than the proceeds and products thereof the assignment of which is expressly deemed effective under the UCC or the PPSA notwithstanding such prohibition, (vii) any "margin stock" and Equity Interests of any Person (other than any direct Wholly-Owned Restricted

Subsidiary of the Borrower or any Subsidiary Guarantor) to the extent, and for so long as, the pledge of such Equity Interests would be prohibited by the terms of any applicable joint venture agreement or shareholders' agreement applicable to such Person, after giving effect to the applicable anti-assignment clauses of the UCC, PPSA and other applicable Requirements of Law, (viii) Equity Interests of any Unrestricted Subsidiary, (ix) assets and personal property to the extent a security interest in such assets or personal property would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent and notified in writing by the Borrower to the Administrative Agent, (x) any intent-to-use trademark application prior to the filing and acceptance by the applicable Governmental Authority of a "Statement of Use" or "Amendment to Allege Use" with respect thereto,  to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such application under applicable Requirements of Law, (xi) any Contractual Requirement, license or permit to which a Credit Party or any of their property (including personal property) is subject, and any property subject to a purchase money security interest, capital lease, Financing Lease Obligation or similar arrangement with any Person if, to the extent, and for so long as, the grant of a Lien thereon to secure the Obligations (a) constitutes a breach of, a violation of, or a default under, or invalidation of, or creates a right of termination in favor of any party (other than the Borrower or Guarantor) to, such Contractual Requirement, license, permit, purchase money arrangement, capital lease, Financing Lease Obligation or similar arrangement or (b) is permitted only with consent, and all necessary consents (other than those of a Credit Party or any direct Wholly-Owned Restricted Subsidiary of the Borrower or any Subsidiary Guarantor) to such grant of a Lien have not been obtained from the other parties thereto (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or the PPSA), (xii) any Deposit Accounts described in clause (i), (ii) or (iii) of the definition of the term "Excluded Account" and (xiii) any property or assets acquired after the Closing Date, (including any property acquired through any acquisition, consolidation, amalgamation or merger of a Person), if at the time of such acquisition, the granting of a security interest therein or a pledge thereof is prohibited by any Contractual Requirement to the extent and for so long as such Contractual Requirement prohibits such security interest or pledge (the assets excluded pursuant to this clause (c) and pursuant to the second preceding paragraph of this definition, collectively, the "Excluded Assets"; provided that notwithstanding anything herein to the contrary, Excluded Assets shall not include any proceeds, replacements or substitutions of Collateral (unless such proceeds, replacements or substitutions otherwise constitute Excluded Assets), (d) control agreements shall not be required with respect to any securities accounts, futures accounts or commodities accounts, (e) share certificates of Immaterial Subsidiaries and minority interests shall not be required to be delivered, (f) promissory notes evidencing Indebtedness for borrowed money in a principal amount less than or equal to $5,000,000 (individually) owing to any Credit Party shall not be required to be delivered and (g) no actions shall be required to be taken outside the United States and Canada to (i) create a security interest in assets titled or located outside of the United States and Canada or (ii) perfect or make enforceable any security interest in any such assets.

"Commitment" shall mean, with respect to any Lender, such Lender's Revolving Commitment, LC Commitment, Swingline Commitment, Initial Term Loan Commitment, Incremental Term Loan Commitment, Extended Revolving Commitment, Refinancing Commitment or any combination thereof.

"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Communications" shall have the meaning provided in Section 12.19.

"Compliance Certificate" shall mean a certificate of the Responsible Officer of the Borrower substantially in the form of Exhibit E hereto or such other form as may be reasonably satisfactory to the Administrative Agent.

"Conforming Changes" shall mean, with respect to the use, administration of or any conventions associated with any proposed Successor Rate for an Agreed Currency or Term SOFR, as applicable, any conforming changes to the definitions of "Base Rate", "Alternative Currency Daily Rate", "Alternative Currency Term Rate" and "Interest Period" (and, in each case, the definitions in any component thereof), timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of "Business Day" and "U.S. Government Securities Business Day", timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Credit Document).

"Consolidated Cash Interest Expense" shall mean "Consolidated Interest Expense," but calculated excluding (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs including original issue discount, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) penalties and interest related to Taxes, but including any cash costs otherwise excluded by the definition thereof and (v) any capitalized interest or payment in kind interest.

"Consolidated Depreciation and Amortization Expense" shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of intangible assets, deferred financing costs and fees, debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

"Consolidated EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clause (j) and clause (m) below) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (17) of the definition of the term "Consolidated Net Income"; plus

(b) Indenture Fixed Charges of such Person for such period (including (w) net losses on Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (x) bank fees and other financing fees, (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(v) through (1)(z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any:

(x)(i) restructuring charges, accruals or reserves, retention charges (including charges or expenses in respect of incentive plans),

(ii) other than with respect to the Borrower's Midlothian, Texas facility, start-up or initial costs for any project or new production line, division or new line of business,

(iii) other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions,

(iv) integration and facilities opening costs,

(v) product recall costs,

(vi) any one-time costs incurred in connection with acquisitions and Investments and

(vii) costs related to the closure and/or consolidation of facilities;

provided that the aggregate amount added pursuant to this clause (d)(x), when taken together with the aggregate amounts added pursuant to clause (j) and clause (m) below and with the aggregate amounts excluded pursuant to clause (1) and clause (9) of Consolidated Net Income (to the extent any such charges set forth in clause (1) and clause (9) of Consolidated Net Income are reductions of the type that could be added back pursuant to this clause (d)(x) of Consolidated EBITDA), for any Test Period shall not exceed an amount equal to 20.0% of Consolidated EBITDA for such Test Period prior to giving effect to any adjustments pursuant to this clause (d)(x), clause (j) and clause (m) below and pursuant to clause (1) and clause (9) of Consolidated Net Income (to the extent any such charges set forth in clause (1) and clause (9) of Consolidated Net Income are reductions of the type that could be added back pursuant to this clause (d)(x) of Consolidated EBITDA) (the "Shared Cap");

(y)(i) any start-up or initial costs incurred by the Borrower and its Restricted Subsidiaries in connection with the Borrower's Midlothian, Texas facility incurred on or prior to the Closing Date; and

(ii) for calculations of Consolidated EBITDA for any Test Period ended on or prior to December 31, 2024, additional start-up and initial costs in connection with the Borrower's Midlothian, Texas facility incurred after the Closing Date, in an aggregate amount not to exceed $5,000,000 (it being understood that amounts permitted to be added back pursuant to this clause (y) shall not be subject to the Shared Cap);

(e) any other non-cash charges (including (i) any write-offs or write-downs, (ii) losses on sales, disposals or abandonment of, or any improvement charges or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities and (iii) all losses from investments) (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charge in the current period and (B) to the extent the Borrower elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(g) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock); plus

(h) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any net loss from disposed, abandoned or discontinued operations; plus

(j) any (i) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented or reasonably expected to be implemented within the 12 months following such period, (ii) severance or relocation costs or expenses of such Person during such period and (iii) costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period; provided that the aggregate amount added pursuant to this clause (j), when taken together with the aggregate amounts added pursuant to clause (d)(x) above and clause (m) below and with the aggregate amounts excluded pursuant to clause (1) and clause (9) of Consolidated Net Income (to the extent any such charges set forth in clause (1) and clause (9) of Consolidated Net Income are reductions of the type that could be added back pursuant to clause (d)(x) of Consolidated EBITDA), shall not exceed the Shared Cap for any Test Period; plus

(k) any proceeds from business interruption, casualty or liability insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(l) to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any acquisition, merger , sale, conveyance, transfer, or other disposition involving the Borrower or any of its Subsidiaries; plus

(m) the amount of net cost savings and synergies (excluding, for the avoidance of doubt, revenue synergies) resulting from actions taken in connection with the Transactions, future acquisitions and cost saving, restructuring and other similar initiatives; provided that the aggregate amount added back pursuant to this clause (m), when taken together with the aggregate amounts added pursuant to clause (d)(x) and clause (j) above and with the aggregate amounts excluded pursuant to clause (1) and clause (9) of Consolidated Net Income (to the extent any such charges set forth in clause (1) and clause (9) of Consolidated Net Income are reductions of the type that could be added back pursuant to clause (d)(x) of Consolidated EBITDA) shall not exceed the Shared Cap for any Test Period;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations.

"Consolidated Fixed Charge Coverage Ratio" shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Test Period most recently completed on or prior to such date of determination minus the sum of (i) Consolidated Maintenance Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such Test Period plus (ii) the amount of all cash payments made during such Test Period made by the Borrower and its Restricted Subsidiaries in respect of income taxes (net of cash income tax refunds received during such Test Period) (excluding such cash payments related to asset sales not in the ordinary course of business) plus (iii) Restricted Payments made in cash during such Test Period to (b) Consolidated Fixed Charges for such Test Period.

"Consolidated Fixed Charges" shall mean, as of any date of determination, the sum determined on a consolidated basis of (a) Consolidated Cash Interest Expense of the Borrower and its Restricted Subsidiaries for the Test Period most recently completed on or prior to such date of determination plus (b) the scheduled principal payments made during such Test Period on all Indebtedness for borrowed money (including pursuant to Section 2.04) and Financing Lease Obligations of the Borrower and its Restricted Subsidiaries (other than payments by the Borrower or any of its Restricted Subsidiaries to the Borrower or to any other Restricted Subsidiary) due and payable in cash during such Test Period; provided that, for purposes of any calculation of the Consolidated Fixed Charge Coverage Ratio prior to December 31, 2024, it is understood that only the aggregate amount of Consolidated Cash Interest Expense of the Borrower and its Restricted Subsidiaries actually payable during any such period shall be included in the calculation under clause (a) above without imposing any annualization or similar mechanism to such calculation; provided, further, that any scheduled payments of principal under clause (b) above shall be deemed to be equal to $27,000,000 through December 31, 2024.

"Consolidated Interest Expense" shall mean, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest charges (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Agreements with respect to Indebtedness, and excluding (v) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with any acquisition, (w) penalties and interest relating to taxes, (x) any "additional interest" or "liquidated damages" with respect to other securities for failure to timely comply with registration rights obligations, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

"Consolidated Maintenance Capital Expenditures" shall mean, with respect to any Person for any period, (i) revenue of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP, giving pro forma effect to Project Leaf, multiplied by (ii) 1.5%.

"Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any net after-tax effect of extraordinary, non-recurring or unusual gains, losses or charges (including all fees and expenses relating thereto and including relating to any multi-year strategic initiatives), including, without limitation, expenses incurred in connection with the Transactions, any expenses relating to severance, relocation costs, integration costs, transition costs, preopening, opening, consolidation and closing costs for facilities, one-time compensation costs, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, restructuring and duplicative running costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded; provided that the aggregate amount excluded from this clause (1) (to the extent any such charges set forth in this clause (1) are reductions of the type that could be added back pursuant to clause (d)(x) of Consolidated EBITDA), when taken together with the aggregate amounts added pursuant to clause (d)(x), clause (j) and clause (m) set forth in Consolidated EBITDA and with clause (9) below (to the extent any such charges set forth in clause (9) below are reductions of the type that could be added back pursuant to clause (d)(x) of Consolidated EBITDA), shall not exceed the Shared Cap for any Test Period; provided, further, it is understood that all items included in this clause (1) not subject to the Shared Cap shall be measured in accordance with the GAAP definition of Other Expense, and shall correspond to the amounts reported in the Borrower's financial statements;

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(3) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Borrower shall be excluded;

(4) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in Investment Cash Equivalents (or to the extent converted into Investment Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Borrower or any Restricted Subsidiary;

(5) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person's consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, goodwill, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a Change in Law, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock, profit interests or other rights or equity or equity-based incentive programs ("equity incentives") shall be excluded and any cash charges associated with the equity incentives or other long-term incentive compensation plans, rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Borrower, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, asset sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to any Indebtedness and other securities and the syndication and incurrence of any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long term indebtedness), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement) and including, in each case, any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded; provided that the aggregate amount excluded from this clause (9) (to the extent any such charges set forth in this clause (9) are reductions of the type that could be added back pursuant to clause (d)(x) of Consolidated EBITDA), when taken together with the aggregate amounts added back pursuant to clause (d)(x), clause (j) and clause (m) set forth in Consolidated EBITDA and with clause (1) above (to the extent any such charges set forth in clause (1) above are reductions of the type that could be added back pursuant to clause (d)(x) of Consolidated EBITDA), shall not exceed the Shared Cap for any Test Period; provided, further, it is understood that all items included in this clause (9) not subject to the Shared Cap shall be measured in accordance with the GAAP definition of Other Expense, and shall correspond to the amounts reported in the Borrower's financial statements;

(10) accruals and reserves that are established or adjusted twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(11) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(12) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation, shall be excluded;

(13) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of FASB Accounting Standards Codification 815 shall be excluded;

(14) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items, shall be excluded;

(15) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guaranty, or any comparable regulation, shall be excluded;

(16) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks, shall be excluded; and

(17) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

"Consolidated Total Assets" shall mean, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower or such other Person as of the last day of the Test Period most recently completed on or prior to such date of determination.

"Consolidated Total Net Leverage Ratio" shall mean, as of any date of determination, the ratio of (a) all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition or other Investments), consisting of third party Indebtedness for borrowed money, unreimbursed drawings under Letters of Credit, Financing Lease Obligations and third-party debt obligations evidenced by promissory notes or similar instruments, as of the last day of the Test Period most recently completed on or prior to such date of determination minus up to $10,000,000 of all Investment Cash Equivalents (in each case, free and clear of all Liens, other than Permitted Liens) included on the consolidated balance sheet of the Borrower as of the last day of such Test Period and held in a deposit account in the United States, minus up to $50,000,000 in respect of Supply Chain Financings to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

"Contingent Obligation" shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

"Contractual Obligation" shall mean an obligation under any Contractual Requirement.

"Contractual Requirement" shall have the meaning provided in Section 7.03.

"CORRA" means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

"Corrective Extension Amendment" shall have the meaning provided in Section 2.16(e).

"Covered Entity" shall have the meaning provided in Section 12.24(b).

"Covered Party" shall have the meaning provided in Section 12.24(a).

"Credit Documents" shall mean this Agreement, each Note, each Security Document, any intercreditor agreement contemplated by this Agreement (including the Junior Lien Intercreditor Agreement or any other Customary Intercreditor Agreement, if applicable), each Incremental Agreement, each Extension Amendment and each Refinancing Amendment.

"Credit Event" shall mean the making of any Loan, including any Swingline Loan.

"Credit Extension" shall mean, as the context may require, (i) a Credit Event or (ii) a LC Credit Extension; provided that "Credit Extensions" shall not include conversions and continuations of outstanding Loans.

"Creditor Parties" shall have the meaning provided in Section 11.16.

"Credit Parties" shall mean the U.S. Credit Parties and the Canadian Credit Parties, as the context requires.

"Credit Party Guarantee" shall mean the guarantee of each Credit Party pursuant to Section 13.

"Customary Escrow Provisions" shall mean customary prepayment or redemption terms relating to Escrowed Proceeds under escrow arrangements.

"Customary Intercreditor Agreement" shall mean either (i) an intercreditor agreement substantially in the form of the Junior Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations; provided that in the case of an intercreditor agreement to be entered into by the Administrative Agent and/or Collateral Agent pursuant to clause (ii) above, such intercreditor agreement shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such intercreditor within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent's and/or Collateral Agent's entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement (and to the Administrative Agent's and/or Collateral Agent's execution thereof).

"Daily Simple SOFR" shall mean, for any day, a per annum rate equal to the secured overnight financing rate published on such date by the Federal Reserve Bank of New York (or a successor administrator), as administrator of the benchmark, on its website (or any successor source satisfactory to the Administrative Agent (in consultation with the Borrower)).

"Debt Incurrence Prepayment Event" shall mean any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 9.04 (other than Indebtedness under a Refinancing Facility).

"Debtor Relief Laws" shall mean the Bankruptcy Code of the United States, BIA, CCAA and WURA, the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement), and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

"Default Right" shall have the meaning provided in Section 12.24(b).

"Defaulting Lender" shall mean any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, any Issuing Bank, any Swingline Lender and each other Lender promptly following such determination.

"Deposit Account" shall have meaning provided in the UCC in effect in the State of New York.

"Deposit Account Control Agreement" shall mean a Deposit Account blocked control agreement to be executed by each institution maintaining a Deposit Account (other than an Excluded Account) for the Borrower or any other Credit Party, in each case as required by, and in accordance with the terms of, Section 8.10(e) and in form and substance reasonably satisfactory to the Administrative Agent.

"Designated Jurisdiction" shall mean, at any time, any country or territory to the extent that such country or territory itself is the subject of comprehensive country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, Crimea, the so-called Luhansk People's Republic, and the so-called Donetsk People's Republic).

"Designated Non-Cash Consideration" shall mean the Fair Market Value, as set forth in an officer's certificate of a Responsible Officer, of non-cash consideration received by the Borrower or any of the Restricted Subsidiaries in connection with an Asset Sale, less the amount of Investment Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration; provided that such disposition is in compliance with Section 9.02.

"Disqualified Lenders" shall mean (a) such Persons that have been specified in writing to the Administrative Agent on or prior to the Closing Date as being "Disqualified Lenders", (b) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time to the Administrative Agent (which shall not become effective until the third Business Day after the date such identification is provided) and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower from time to time (which shall not become effective until the third Business Day after the date such identification is provided) or (ii) readily identifiable on the basis of such Affiliate's name as an Affiliate of such entity; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall not retroactively be deemed to be a Disqualified Lender hereunder. The list of the Disqualified Lenders may be communicated by the Administrative Agent to a Lender or, with the consent of the Borrower, prospective Lender upon request but will not be otherwise posted or distributed to any Person by the Administrative Agent.  Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the list of the Disqualified Lenders (or otherwise modify the list of the Disqualified Lenders to exclude any particular entity), and such entity removed or excluded from the list of the Disqualified Lenders shall no longer be a Disqualified Lender for any purpose under this Agreement or any other Credit Document.

"Disqualified Stock" shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the earlier of the Latest Maturity Date or the date the Obligations are paid in full; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant of the Borrower, any of its Subsidiaries, or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an "affiliate" by the board of directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders' agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.  For the avoidance of doubt, the PIPE Securities shall not constitute Disqualified Stock hereunder.

"Disqualifying Event" shall have the meaning provided in the definition of "Eligible Currency".

"Dodd-Frank and Basel III" shall have the meaning provided in Section 3.01(d).

"Dollar Equivalent" shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined at such time on the basis of the Spot Rate for the purchase of Dollars with such currency at such time.

"Domestic Restricted Subsidiary" shall mean any Domestic Subsidiary that is a Restricted Subsidiary.

"Domestic Subsidiary" shall mean any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia.

"EEA Financial Institution" shall mean (i) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (ii) any Person established in an EEA Member Country that is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent;

"EEA Member Country" shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" shall mean any Governmental Authority of any EEA Member Country having responsibility for the resolution of any EEA Financial Institution.

"Effective Yield" shall mean, as to any Indebtedness on any date of determination, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower in a manner consistent with generally accepted financial practices, taking into account (a) the applicable interest rate margins, (b) any interest rate "floors" (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that "Term SOFR" or similar applicable component of such formula is included in the calculation of Effective Yield) or similar devices, (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof, and, if applicable, assuming any commitments in respect of any Refinancing Facility that is a Revolving Facility were fully drawn) payable generally by or on behalf of the Borrower to Lenders or other institutions providing such Indebtedness, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees, closing payments or other similar fees, in each case payable to any lead arranger, bookrunner, manager, agent or Person in a similar capacity (or their affiliates) in connection with the commitment, syndication, marketing or offering of such Indebtedness and not payable to all Lenders, and customary consent or amendment fees paid generally to consenting Lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender), ticking fees accruing prior to the funding of any such Indebtedness and any other fees of the type not paid or payable generally by or on behalf of the Borrower to Lenders or other institutions in connection with the commitment, marketing or offering of such Indebtedness; provided that, with respect to any Indebtedness that includes a "floor", (A) to the extent that the applicable Benchmark on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (B) to the extent that the applicable Benchmark on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

"Electronic Copy" shall have the meaning provided in Section 12.19.

"Electronic Platform" shall have the meaning provided in the definition of the term "Spot Rate".

"Eligible Assignee" shall mean a Person that is (a)(i) in the case of an assignment of Term Loans, a Term Lender, Affiliate of a Term Lender or Approved Fund of a Term Lender or (ii) in the case of an assignment of Revolving Commitments or Revolving Loans, a Revolving Lender; provided that the Borrower and its Affiliates shall not constitute Eligible Assignees for the puposes of this clause (ii), (b) an assignee approved by the Borrower (which shall be deemed given if no objection is made within fifteen Business Days after written notice of the proposed assignment is received by the Borrower from the Administrative Agent) and the Administrative Agent (and, solely with respect to assignments of Revolving Commitments or Revolving Loans, the applicable Swingline Lender and the applicable Issuing Bank) (which approval shall not be unreasonably withheld or delayed) or (c) during an Event of Default by the Borrower under Section 10.01 or 10.05, any Person acceptable to the Administrative Agent, the applicable Swingline Lender and the applicable Issuing Bank in (which approval shall not be unreasonably withheld or delayed); provided that Disqualified Lenders and Defaulting Lenders shall not constitute Eligible Assignees.

"Eligible Currency" shall mean any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the Issuing Banks, as applicable, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders or the Issuing Banks, as applicable, of any currency as an Alternative Currency (or if, with respect to any currency that constitutes an Alternative Currency on the Closing Date, after the Closing Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Banks (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the Issuing Bank, as applicable, or (d) no longer a currency in which the Required Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a "Disqualifying Event"), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country's currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s). Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

"Environment" shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata, sediments and natural resources such as wetlands, flora and fauna.

"Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims and/or notices of noncompliance or violation, relating to any Environmental Law or, any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) by governmental or regulatory authorities for enforcement investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health or the Environment due to any Release or threat of Release of any Hazardous Materials.

"Environmental Law" shall mean any applicable federal, state, provincial, foreign, municipal, local or foreign Requirement of Law, which, for the avoidance of doubt, shall include any ordinance, code and rule of common law, including CERCLA and any other judicial or administrative order, consent decree or judgment relating to pollution or protection of the Environment, occupational safety or of human health as affected by exposure to Hazardous Materials, including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

"Environmental Liability" shall mean any liability, loss, damage, claims and expense arising under or relating to any Environmental Law including those arising from or relating to:  (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any successor Section thereof.

"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with any Credit Party would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code and, solely with respect to Section 412 of the Code, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

"ERISA Event" shall mean (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan or Multiemployer Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to a Plan, (c) the incurrence by the Borrower, a Restricted Subsidiary, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or with respect to the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of the Borrower, a Restricted Subsidiary, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the receipt by the Borrower, a Restricted Subsidiary, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (e) a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, (f) the occurrence of any non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have liability, (g) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (h) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (i) a determination that any Plan is in "at-risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) or (j) the receipt by the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any notice that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA.

"Escrowed Proceeds" shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term "Escrowed Proceeds" shall include any interest earned on the amounts held in escrow.

"EU Bail-In Legislation Schedule" shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" shall have the meaning provided in Section 10.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Excluded Account" shall mean a Deposit Account (i) which is used for the purposes of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, bonuses, benefits and expense reimbursements), (ii) which is used for the sole purpose of paying or remitting taxes, including sales taxes, (iii) which is used solely as an escrow account or as a fiduciary or trust account, (iv) the aggregate average daily balance in which (in each case determined for the most recently completed calendar month) does not at any time exceed $2,500,000 in the aggregate for all such Deposit Accounts or (v) which is not held in the United States.

"Excluded Assets" shall have the meaning provided in the definition of the term "Collateral and Guarantee Requirement."

"Excluded Subsidiary" shall mean (a) each Immaterial Subsidiary, (b) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 8.10 (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary), (c) each Subsidiary (i) that is prohibited by any applicable Requirement of Law or Contractual Requirement (with respect to any such Contractual Requirement, only to the extent existing on the Closing Date or on the date such Person becomes a Subsidiary of the Borrower and not entered into in contemplation thereof) from guaranteeing the Obligations (and for so long as such restriction or any replacement or renewal thereof is in effect) or (ii) that would require consent, approval, license or authorization to provide a Guarantee of the Obligations from a Governmental Authority (unless such consent, approval, license or authorization has been received) or for which the provision of such Guarantee would result in material adverse tax consequences to the Borrower or one or more of its Subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) each Unrestricted Subsidiary, (f) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with secured Indebtedness permitted to be incurred pursuant to Section 9.04, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such secured Indebtedness, in each case, to the extent that, and for so long as, the documentation relating to such secured Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (g) any special purpose entity (including any not-for-profit entity).

"Excluded Swap Obligation" shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor's failure to constitute an "eligible contract participant," as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor's Swap Obligations by other Credit Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a "financial entity," as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an "Excluded Swap Obligation" of such Guarantor as specified in any agreement between the relevant Credit Parties and counterparties to such Swap Obligations.  If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap Contract for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

"Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) income Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of net income Taxes by a jurisdiction (or any political subdivision thereof) as a result of (i) such recipient being organized or having its principal office or applicable lending office in such jurisdiction  or (ii) any other present or former connection between such recipient and such jurisdiction (other than a connection arising from the Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to such recipient's failure to comply with Section 4.01(b) or Section 4.01(c) (in each case, subject to Section 4.01(d)), (d) any withholding Taxes imposed under FATCA, (e) U.S. federal backup withholding Taxes imposed pursuant to Code Section 3406 and (f) solely with respect to the Facilities, any Canadian withholding Taxes imposed as a result of (i) such recipient not dealing at arm's length (within the meaning of the ITA) with a Canadian Credit Party, or (ii) such recipient being a "specified non-resident shareholder" (within the meaning of subsection 18(5) of the ITA) of a Canadian Credit Party or not dealing  at "arm's length" (within the meaning of the ITA) with a "specified shareholder" (within the meaning of subsection 18(5) of the Tax Act) of a Canadian Credit Party, except where the non-arm's length relationship arises, or where the recipient is a specified non-resident shareholder of a Canadian Credit Party or does not deal at arm's length with a specified shareholder of a Canadian Credit Party, on account of the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced this Agreement or any other Credit Document.

"Executive Order" shall mean Executive Order No. 13224 on Terrorist Financing effective September 24, 2001.

"Existing Class" shall mean Existing Term Loan Classes and each Class of Existing Revolving Commitments.

"Existing Credit Agreement" shall have the meaning provided in the recitals hereto.

"Existing Indebtedness" shall have the meaning provided in Section 9.04(iv).

"Existing Letters of Credit" shall mean those Letters of Credit set forth on Schedule 1.01B.

"Existing Revolving Class" shall have the meaning provided in Section 2.16(a)(ii).

"Existing Revolving Commitments" shall have the meaning provided in Section 2.16(a)(ii).

"Existing Revolving Loans" shall have the meaning provided in Section 2.16(a)(ii).

"Existing Term Loan Class" shall have the meaning provided in Section 2.16(a)(i).

"Extended Loans/Commitments" shall mean Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments.

"Extended Revolving Commitments" shall have the meaning provided in Section 2.16(a)(ii).

"Extended Revolving Loans" shall have the meaning provided in Section 2.16(a)(ii).

"Extended Term Loan Facility" shall mean each Class of Extended Term Loans made pursuant to Section 2.16(a)(i).

"Extended Term Loans" shall have the meaning provided in Section 2.16(a)(i).

"Extended Term Loan Repayment Amount" shall have the meaning provided in Section 2.04(b).

"Extending Lender" shall have the meaning provided in Section 2.16(b).

"Extension Amendment" shall have the meaning provided in Section 2.16(d).

"Extension Date" shall have the meaning provided in Section 2.16(d).

"Extension Election" shall have the meaning provided in Section 2.16(b).

"Extension Request" shall mean Term Loan Extension Requests and Revolving Extension Requests.

"Extension Series" shall mean all Extended Term Loans or Extended Revolving Commitments (as applicable) that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

"Facility" shall mean any of the Initial Term Loan Facility, any Incremental Term Loan Facility, the Revolving Facility, any Extended Term Loan Facility, any Extended Revolving Facility or any Refinancing Facility, as applicable.

"Fair Market Value" shall mean, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

"FATCA" shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code  and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

"FCPA" shall have the meaning provided in Section 7.14(c).

"Federal Funds Rate" shall mean for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

"Fees" shall mean all amounts payable pursuant to or referred to in Section 2.05.

"Finance Party" shall have the meaning provided in Section 4.02(a).

"Financing Lease Obligation" shall mean, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP.  At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

  "Fixed Amounts" shall mean a provision of this Agreement that does not require compliance with a financial ratio or test (including any Consolidated Total Net Leverage Ratio or any Consolidated Fixed Charge Coverage Ratio test).

"Flood Insurance Laws" shall mean, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

"Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States or Canada by the Borrower or any one or more of the Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States or Canada, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Canadian Employee Benefits Legislation.

"Foreign Subsidiaries" shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

"Fronting Exposure" shall mean a Defaulting Lender's Pro Rata Percentage under the Revolving Facility of LC Exposure or Swingline Exposure, as applicable, except to the extent allocated to other Lenders under Section 2.11.

"Fronting Fee" shall have the meaning provided in Section 2.05(c).

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" shall mean (i) generally accepted accounting principles in the United States of America which are in effect from time to time or (ii) if elected by the Borrower by written notice to the Administrative Agent in connection with the delivery of financial statements and information, the accounting standards and interpretations ("IFRS") adopted by the International Accounting Standard Board, as in effect from time to time on or after the date on which the Borrower is making such election; provided that (a) any such election once made shall be irrevocable and (b) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Agreement shall be computed in conformity with IFRS.

"Governmental Authority" shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guaranteed Creditors" shall mean the Secured Creditors.

"Guaranteed Party" shall mean with respect to any Credit Party, any other Credit Party.

"Guarantees" shall have the meaning provided in clause (b) of the definition of the term "Collateral and Guarantee Requirement" and, for the avoidance of doubt, shall include the Credit Party Guarantee and any additional guarantee entered into pursuant to Section 8.10.

"Guarantor" shall mean the Borrower (other than with respect to its own Obligations) and each Subsidiary Guarantor.

"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of the terms "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance which is regulated, or which would reasonably be expected to give rise to liability under any Environmental Law.

"Hedging Agreement" shall mean any agreement with respect to any Swap Contract.

"Hedging Obligations" shall mean respect to any Person, the obligations of such Person under any Hedging Agreement.

"Historical Financial Statements" shall mean (a) audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of, and related audited consolidated statements of operations, comprehensive earnings (loss), shareholders' equity and cash flows of the Borrower and its consolidated Subsidiaries for, the fiscal years ended December 30, 2022, December 30, 2021 and December 31, 2020 and (b) an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of, and related unaudited consolidated statements of operations and cash flows of the Borrower and its subsidiaries for the nine month period ended September 30, 2023.

"IFRS" shall have the meaning provided in the definition of the term "GAAP".

"Immaterial Subsidiary" shall mean, at any date of determination, any Restricted Subsidiary of the Borrower now existing or hereafter acquired or formed (a) whose total assets (when combined with the assets of such Restricted Subsidiary's Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary's Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.  Schedule 1.01C sets forth each Restricted Subsidiary that is an Immaterial Subsidiary that has not executed this Agreement as a Guarantor on and as of the Closing Date.

"Incremental Agreement" shall have the meaning provided in Section 2.15(e).

"Incremental Base Amount" shall mean, as of any date of determination, (a) (x) the greater of $77,500,000 and (y) 100.00% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Section 8.01 Financials most recently delivered to the Administrative Agent on or prior to such date of Incurrence plus (b) (i) the aggregate principal amount of Term Loans voluntarily prepaid prior to such date pursuant to Section 2.09(a), (ii) the aggregate principal amount of Indebtedness retired pursuant to the repurchase of Term Loans, to the extent permitted under Section 2.09(b) of this Agreement (or, in accordance with the corresponding provisions of the documentation governing any Indebtedness representing secured Refinancing Indebtedness in respect thereof) and (iii) the aggregate principal amount of all permanent reductions of Revolving Commitments or Extended Revolving Credit Commitments, pursuant to Section 2.07 effected prior to such date (for the avoidance of doubt, excluding any such commitment reductions in connection with the Incurrence of any Refinancing Indebtedness Incurred to Refinance any Revolving Commitments and/or Extended Revolving Credit Commitments), in each case of this clause (b), except to the extent financed by the Incurrence of long-term Indebtedness (other than any such Indebtedness Incurred under a revolving credit facility) by the Borrower or any of the Restricted Subsidiaries or using the proceeds of any disposition outside the ordinary course of business.

"Incremental Commitments" shall have the meaning provided in Section 2.15(a).

"Incremental Facilities" shall have the meaning provided in Section 2.15(a).

"Incremental Facility Closing Date" shall have the meaning provided in Section 2.15(e).

"Incremental Limit" shall mean the sum of the Incremental Base Amount and the Incremental Ratio Debt Amount.

"Incremental Ratio Debt Amount" shall mean, with respect to any Incremental Facility, an aggregate amount of Indebtedness, such that, subject to Section 1.12, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any transaction to be consummated in connection therewith and assuming that all Incremental Revolving Commitment Increases then outstanding and Incurred were fully drawn), the Borrower would be in compliance, in each case, as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Incremental Facility for which Section 8.01 Financials have been delivered, calculated on a pro forma basis, as if such Incurrence (and transactions) had occurred on the first day of such Test Period, with a Consolidated Total Net Leverage Ratio that is no greater than 2.50:1.00.

"Incremental Revolving Commitment Increase" shall have the meaning provided in Section 2.15(a).

"Incremental Revolving Commitment Increase Lender" shall have the meaning provided in Section 2.15(f)(ii).

"Incremental Term Loan Commitment" shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.15(a).

"Incremental Term Loan Facility" shall mean each Class of Incremental Term Loans made pursuant to Section 2.15.

"Incremental Term Loan Maturity Date" shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.15, the final maturity date thereof.

"Incremental Term Loans" shall have the meaning provided in Section 2.15(a).

"Incur" or "incur" shall mean create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger,  amalgamation, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 9.04:

(a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

"Incurrence-Based Amounts" shall mean a provision of this Agreement that requires compliance with a financial ratio or test (including any Consolidated Total Net Leverage Ratio or any Consolidated Fixed Charge Coverage Ratio test).

"Indebtedness" shall mean, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations) due more than twelve months after such property is acquired, except (x) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (y) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Agreement;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) above of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) above of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person, but limited to the Fair Market Value of the assets subject to such Lien;

provided that notwithstanding the foregoing, Indebtedness shall (A) include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Indebtedness is expressly non-recourse to such Person and only to the extent such Indebtedness would be included in the calculation of the aggregate principal amount of indebtedness of such Person determined in accordance with GAAP and (B) be deemed not to include (i) Contingent Obligations incurred in the ordinary course of business, (ii) obligations under or in respect of Non-Financing Lease Obligations or other operating lease or Sale-Leaseback Transactions (except any resulting Financing Lease Obligations) and (iii) obligations owed to Supply Chain Banks in connection with any Supply Chain Financing or similar arrangement whereby a bank or other financial institution purchases accounts payable in the ordinary course of business owed by the Borrower or its Subsidiaries; provided further that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.  For the avoidance of doubt, the PIPE Securities shall not constitute Indebtedness hereunder.

"Indemnified Liabilities" shall have the meaning provided in Section 12.01(a).

"Indemnified Person" shall have the meaning provided in Section 12.01(a).

"Indemnified Taxes" shall mean all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under this Agreement or any other Credit Document other than (i) Excluded Taxes and (ii) Other Taxes.

"Indenture Fixed Charges" shall mean with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

"Independent Financial Advisor" shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

"Initial Term Loan" shall mean the term loans made on the Closing Date pursuant to Section 2.01(b).

"Initial Term Loan Commitment" shall mean  the amount set forth opposite such Lender's name on Schedule 2.01(b) as such Lender's "Initial Term Loan Commitment". The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $180,000,000.

"Initial Term Loan Facility" shall mean the facility under which the Initial Term Loans are made available on the Closing Date.

"Initial Term Loan Lender" shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

"Initial Term Loan Maturity Date" shall mean the fifth anniversary of the Closing Date, or if such anniversary of the Closing Date is not a Business Day, the Business Day immediately preceding such anniversary.

"Initial Term Loan Repayment Amount" shall have the meaning provided in Section 2.04(a)(II).

"Intellectual Property" shall mean all  intellectual property rights worldwide, including (i) patents, (ii) trademarks, service marks, trade names, trade dress, trade styles, domain names and other identifiers of source or goodwill, (iii) copyrights and works subject to copyright law, (iv) computer software, data and databases, (v) industrial designs and other protections for designs, (vi) inventions, discoveries, trade secrets, know-how and other proprietary or confidential information, and (vii) issuances, registrations or applications for any of the foregoing.

"Interest Period" shall mean, as to each Term SOFR Loan and Alternative Currency Term Rate Loan, the period commencing on the date such Term SOFR Loan or Alternative Currency Term Rate Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one, three or six month months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as selected by the Borrower in its Notice of Borrowing; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period pertaining to a Term SOFR Loan or an Alternative Currency Term Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date.

"Investment Cash Equivalents" shall mean:

(a) (i) Dollars, Canadian Dollars, Euro, Pounds Sterling, yen or any national currency of any participating member state of the European Union or (ii) such local currencies held by a Foreign Subsidiary from time to time in the ordinary course of business;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit and time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(d) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (g) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above;

(e) commercial paper and variable or fixed rate notes rated at least "P-2" by Moody's or at least "A-2" by S&P (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A-2" or higher from Moody's with maturities of 24 months or less from the date of acquisition;

(f) marketable short-term money market and similar funds having a rating of at least "P-2" or "A-2" from either Moody's or S&P, respectively (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody's or S&P (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(h) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody's or S&P (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of 24 months or less from the date of acquisition;

(i) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated "AAA-" (or the equivalent thereof) or better by S&P or "Aaa3" (or the equivalent thereof) or better by Moody's (or, if at any time neither Moody's nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(j) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (c) above; and

(k) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments made by a Foreign Subsidiary (or temporarily held by the Borrower or the Restricted Subsidiaries as part of their cash management arrangements with a Foreign Subsidiary in the ordinary course of business or consistent with past practice) in a country outside the United States, Investment Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (a) through (g) and clauses (i), (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Investment Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Investment Cash Equivalents under this definition will be deemed to be Investment Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

"Investment Grade Rating" shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or if the applicable securities, Person or corporate family are not then rated by Moody's or S&P, an equivalent rating by any other Rating Agency.

"Investment Grade Securities" shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Investment Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

"Investments" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of Section 8.11, "Investments" shall include (a) the portion (proportionate to the Borrower's Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.  The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Investment Cash Equivalents by the Borrower or a Restricted Subsidiary in respect of such Investment.

"Issuing Bank" shall mean, as the context may require, (a) BANA or any Affiliates or branches of BANA with respect to Letters of Credit issued by it; (b) JPMorgan Chase Bank, N.A., Toronto Branch  or any Affiliates or branches of JPMorgan Chase Bank, N.A., Toronto Branch with respect to Letters of Credit issued by it; (c) any other Lender that may become an Issuing Bank pursuant to Sections 2.13(i) and 2.13(k), with respect to Letters of Credit issued by such Lender; provided that, BANA (or any Affiliates or branches of BANA) shall be the only Issuing Bank permitted to issue Letters of Credit denominated in an Alternative Currency; (d) with respect to any Existing Letter of Credit set forth on Part A of Schedule 1.01B, the Lender which is the issuer of such Existing Letter of Credit; or (e) collectively, all of the foregoing.

"ITA" shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

"Joint Lead Arrangers" shall mean (i) BofA Securities, Inc. and JPMorgan Chase Bank, N.A., in their respective capacities as joint lead arrangers and joint bookrunners, as applicable.

"Judgment Currency" shall have the meaning provided in Section 12.20.

"Junior Debt" shall mean Subordinated Indebtedness of the Credit Parties, in any such case, that has an outstanding principal amount in excess of the greater of (x) $5,000,000 and 6.50% of Consolidated EBITDA of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date of any such Incurrence or issuance thereof based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Incurrence or issuance.

"Junior Lien Intercreditor Agreement" shall mean an intercreditor agreement substantially in the form of Exhibit I among (x) the Collateral Agent and (y) one or more representatives of the holders of one or more classes of Junior Debt, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material and immaterial changes shall be reasonably acceptable to the Administrative Agent and which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent's and/or Collateral Agent's entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent's and/or Collateral Agent's execution thereof or any other form of customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower.

"Junior Secured Indebtedness" shall mean any third party debt for borrowed money of the Borrower or any Restricted Subsidiary that is secured by Liens on the Collateral which rank junior in priority to the Liens on all of the Collateral securing the Obligations.

"Latest Maturity Date" shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment under any Facility hereunder as of such date of determination.

"LC Collateral Account" shall mean a collateral account in the form of a deposit account established and maintained by the Administrative Agent for the benefit of the applicable Issuing Banks, in accordance with the provisions of Section 2.13(n).

"LC Commitment" shall mean the commitment of the Issuing Banks to issue Letters of Credit pursuant to Section 2.13.

"LC Credit Extension" shall mean, with respect to any Letter of Credit, the issuance, amendment or renewal thereof or extension of the expiry date thereof, or the increase of the Stated Amount thereof.

"LC Disbursement" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

"LC Documents" shall mean all documents, instruments and agreements delivered by the Borrower or any other Person to an Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

"LC Exposure" shall mean at any time the sum of (a) the aggregate undrawn Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage under the Revolving Facility of the aggregate LC Exposure at such time.

"LC Obligations" shall mean the sum (without duplication) of (a) all amounts owing by Borrower in respect of any LC Disbursements (including any bankers' acceptances or other payment obligations arising therefrom) and (b) the Stated Amount of all outstanding Letters of Credit.

"LC Participation Fee" shall have the meaning provided in Section 2.05(c)(i).

"LC Request" shall mean a request by the Borrower in accordance with the terms of Section 2.13(b) in form and substance reasonably satisfactory to the applicable Issuing Bank.

"LC Sublimit" shall mean an amount equal to the lesser of (a) $30,000,000 and (b) the Revolving Commitment.

"LCA Election" shall have the meaning provided in Section 1.14.

"LCA Test Date" shall have the meaning provided in Section 1.14.

"Lender" shall mean each financial institution listed on Schedule 2.01(a) or (b), as applicable, as well as any Person that becomes a "Lender" hereunder pursuant to Section 3.04 or 12.04.

"Letter of Credit" shall mean any letters of credit issued or to be issued by the Issuing Banks to the Borrower under the Revolving Facility pursuant to Section 2.13.

"Letter of Credit Expiration Date" shall mean the fifth Business Day prior to the Revolving Maturity Date.

"Letter of Credit Report" shall mean a certificate provided pursuant to Section 2.13(p) in any form approved by the Administrative Agent.

"Leverage Increase Period" shall have the meaning provided in Section 9.12(b).

"Lien" shall mean with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Requirement of Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, or any other agreement to give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes, including the PPSA) of any jurisdiction; provided, that, in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

"Limited Condition Transaction" shall mean (a) any Incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, acquisition, satisfaction and discharge, refinancing or similar payment of, Indebtedness or Capital Stock, (b) any Permitted Acquisition (or proposed Permitted Acquisition) by the Borrower or any Restricted Subsidiary permitted by this Agreement, (c) the making of any disposition, (d) the making of any Investment (including any Permitted Acquisition) and (e) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (a) through (d), including any transaction that, if consummated, would constitute a transaction of the type described in any of the preceding clauses (a) through (d), in each case of clauses (a) through (d), so long as they are transactions the consummation of which is not expressly subject to a condition precedent that requires the availability of, or obtaining, debt financing from a third party.

"Loans" shall mean advances made to or at the instructions of the Borrower pursuant to Section 2 hereof and may constitute Revolving Loans, Swingline Loans or Term Loans.

"Local Time" shall mean New York City time.

"Margin Stock" shall have the meaning provided in Regulation U.

"Master Agreement" shall have the meaning provided in the definition of "Swap Contract."

"Material Acquisition" shall mean a Permitted Acquisition or similar Investment with aggregate Permitted Acquisition Consideration paid or payable in cash (including the aggregate amount of Indebtedness assumed in connection with such Permitted Acquisition or Investment) in excess, determined as of the date such Permitted Acquisition or Investment is made, of $50,000,000.

"Material Adverse Effect" shall mean any circumstance or condition affecting the business or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole that would, individually or in the aggregate, reasonably be expected to materially adversely affect, (x) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under the Credit Documents or (y) the rights and remedies of the Administrative Agent, the Collateral Agent, Issuing Banks or the Lenders under the Credit Documents.

"Material Intellectual Property" shall mean any Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

"Material Real Property" shall mean all Real Property (including fixtures thereon) owned in fee by a U.S. Credit Party or Canadian Credit Party that  has a Fair Market Value of no less than $5,000,000, determined on the Closing Date with respect to properties owned by them on the Closing Date, or on the date of acquisition for properties acquired thereafter or, with respect to any properties under construction or improvement, on the date of substantial completion thereof.

"Material Subsidiary" shall mean each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

"Maturity Date" shall mean, as to the applicable Loan or Commitment, the Initial Term Loan Maturity Date, any Incremental Term Loan Maturity Date, the Revolving Maturity Date, any maturity date related to any Class of Extended Term Loans, any Class of Extended Revolving Credit Commitments or any Class of Refinancing Indebtedness, as applicable.

"Moody's" shall mean Moody's Investors Service, Inc., or any successor thereto.

"Mortgage" shall mean a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, which shall include any Additional Mortgage.

"Mortgaged Property" shall mean Real Property (including any fixtures thereon) owned by a U.S. Credit Party or Canadian Credit Party that is subject to a Mortgage.

"Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA with respect to which a Credit Party has, or may have, any obligation or liability, including on account of an ERISA Affiliate.

"NAIC" shall mean the National Association of Insurance Commissioners.

"Net Income" shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

"Net Proceeds" shall mean, with respect to any Asset Sale Prepayment Event, Incurrence of Indebtedness, any issuance of Capital Stock or any capital contribution or any disposition of any Investment (including any Designated Non-Cash Consideration), (a) the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Casualty Prepayment Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Casualty Prepayment Event) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Asset Sale Prepayment Event, Incurrence of Indebtedness, issuance of Capital Stock, receipt of a capital contribution or disposition of any Investment, less (b) the sum of:

(i) in the case of any Asset Sale Prepayment Event or such disposition, the amount, if any, of all Taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Asset Sale Prepayment Event or such disposition (including withholding taxes imposed on the repatriation or expatriation of any such Net Proceeds),

(ii) in the case of any Asset Sale Prepayment Event or such disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Asset Sale Prepayment Event or such disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale Prepayment Event or such disposition occurring on the date of such reduction,

(iii) in the case of any Asset Sale Prepayment Event or such disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Asset Sale Prepayment Event or such disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Asset Sale Prepayment Event or such disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Credit Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Hedging Obligations in connection with such transaction),

(iv) in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested, or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.09); provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 8.10 with respect to such reinvestment if applicable;

(B) any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Proceeds of an Asset Sale Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment and (y) be offered to be applied to the prepayment of Term Loans in accordance with Section 2.09(b)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.09(b)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 2.09(b)(i), or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.09(b)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v) in the case of any Casualty Prepayment Event, the amount of any proceeds of such Casualty Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.09), including for the repair, restoration or replacement of the asset or assets subject to such Casualty Prepayment Event; provided that:

(A) the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10 with respect to such reinvestment if applicable;

(B) any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Casualty Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment and (y) be applied to the prepayment of Term Loans in accordance with Section 2.09(b)(i), or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 2.09(b)(i); and

(C) any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment, as the case may be, is not made) shall be applied to the prepayment of Term Loans in accordance with Section 2.09(b)(i), or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 2.09(b)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(vi) in the case of any Asset Sale Prepayment Event or Casualty Prepayment Event by any non-Wholly Owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof,

(vii) in the case of any Asset Sale Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Capital Stock or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney's fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by applicable law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(viii) in the case of any Asset Sale Prepayment Event or disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or any of its Restricted Subsidiaries.

"Non-Credit Party" shall mean any Restricted Subsidiary that is not a Credit Party.

"Non-Credit Party Asset Sale" shall have the meaning provided in Section 2.09(h).

"Non-Credit Party Casualty Prepayment Event" shall have the meaning provided in Section 2.09(h).

"Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

"Non-Financing Lease Obligations" shall mean a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP.  For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

"Note" shall mean each Revolving Note, Swingline Note or Term Loan Note, as applicable.

"Notice of Borrowing" shall mean a notice substantially in the form of Exhibit A-1 hereto or such other form as may be agreed by the Administrative Agent and the Borrower.

"Notice of Conversion/Continuation" shall mean a notice substantially in the form of Exhibit A-2 hereto or such other form as may be agreed by the Administrative Agent and the Borrower.

"Notice Office" shall mean with respect to the Revolving Facility, c/o Bank of America, N.A., Dallas Infomart, 1950 N Stemmons Fwy, STE 6053 Dallas, TX,75207, Attention: Joanna Tarango (email: joanna.tarango@bofa.com); or such other offices or persons as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

"Obligations" shall mean (x) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party, now existing or hereafter incurred under, or arising out or in connection with, this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest accruing after the commencement of any proceedings under any applicable Debtor Relief Laws in any jurisdiction, regardless of whether allowed or allowable in such proceeding, including, for the avoidance of doubt, any such interest which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or a stay under any proceedings under any applicable Debtor Relief Laws in any jurisdiction would become due) on the Loans, and to pay interest, fees, costs, charges, expenses, professional fees, all sums chargeable to the Borrower or any other Credit Party or for which the Borrower or any other Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (including, indemnities, fees, interest and other amounts accruing after the commencement of any proceedings under any applicable Debtor Relief Laws in any jurisdiction, regardless of whether allowed or allowable in such proceeding), whether or not evidenced by any note or other instrument, now existing or hereafter incurred under, arising out of or in connection with, this Agreement and each other Credit Document to which any Credit Party is a party and the due compliance by the Credit Parties with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document and (y) all Secured Bank Product Obligations and the due performance and compliance with all terms, conditions and agreements contained therein; provided, however, that, for purposes of the Credit Party Guarantee and each other guarantee agreement or other instrument or document executed and delivered pursuant to this Agreement, the term "Obligations" shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor.  Notwithstanding anything to the contrary contained above, (x) at the option of the Borrower, obligations of any Credit Party under any Secured Bank Product Obligations shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Bank Product Obligations.

"OFAC" shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

"Other Relevant Rate Successor Rate" has the meaning provided in Section 3.05(b).

"Other Taxes" shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document; provided, however, that Other Taxes shall not include any Excluded Taxes.

"Outstanding Amount" shall mean (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any LC Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

"Participant" shall have the meaning provided in Section 12.04(f).

"Participating Member State" shall mean any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" shall have the meaning provided in Section 4.02(a).

"Patriot Act" shall have the meaning provided in Section 12.15.

"Payment Date" shall mean (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date,  (b) as to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the applicable Maturity Date, (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each month and the applicable Maturity Date, (d) as to any other Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date and (e) as to any LC Participation Fee and Fronting Fee, the last Business Day of each March, June, September and December; provided, however, that if any Interest Period for any Term SOFR Loan or an Alternative Currency Term Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Payment Dates.

"Payment in Full Date" shall mean the date on which all Obligations (other than (i) any Secured Bank Product Obligations and (ii) any contingent indemnification obligations or other contingent obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit is outstanding (other than any Letter of Credit that is (x) Cash Collateralized by Cash Collateral held in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank, in an amount equal to 103.0% of the LC Exposure with respect to such Letter of Credit or (y) backstopped on terms reasonably satisfactory to the applicable Issuing Bank).

"Payment Office" shall mean with respect to the Revolving Facility the office of the Administrative Agent located at c/o Bank of America, N.A., Dallas Infomart, 1950 N Stemmons Fwy, STE 6053 Dallas, TX,75207, Attention: Joanna Tarango (email: joanna.tarango@bofa.com); or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

"PCMLTFA" shall mean Proceeds of Crime (Money Laundering) and Terrorist Financing Act of Canada.

"Perfection Certificate" shall mean the Perfection Certificate substantially in the form approved by the Collateral Agent, as the same may be supplemented from time to time pursuant to Section 8.01(c).

"Permitted Acquisition" shall mean the acquisition by the Borrower or any Restricted Subsidiary of an Acquired Entity or Business; provided that (i) the board of directors (or similar governing body) of the Person to be so acquired, or the board of directors of the Person that owns the assets to be so acquired, as the case may be, either (x) shall have approved such acquisition or (y) shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn), (ii) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Restricted Subsidiary and, to the extent required by Section 8.10, a Guarantor, (iii) to the extent required by the Collateral and Guarantee Requirement, such acquisition shall result in the Collateral Agent, for the benefit of the Secured Creditors, being granted a security interest in any Capital Stock or any assets so acquired, (iv) after giving pro forma effect to such acquisition, no Event of Default under either Section 10.01 or Section 10.05 shall have occurred and be continuing and (v) immediately after giving pro forma effect to such acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.09.

"Permitted Acquisition Consideration" shall mean, in connection with any Permitted Acquisition or other acquisition, the aggregate amount (as valued at the Fair Market Value of such Permitted Acquisition at the time such Permitted Acquisition is made) of, without duplication:  (a) the purchase consideration paid or payable for such Permitted Acquisition, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such Permitted Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Permitted Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition) to be established in respect thereof by the Borrower or its Restricted Subsidiaries.

"Permitted Additional Debt" shall mean Indebtedness in the form of notes and/or loans that are, in each case, either (x) Junior Secured Indebtedness or (y) Unsecured Indebtedness, up to an amount equal to Permitted Additional Debt Ratio Amount; provided that, the terms of such Indebtedness or commitments do not provide for a maturity date that is earlier than the Latest Maturity Date, a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans or mandatory prepayments, mandatory redemptions, mandatory commitment reductions, mandatory offers to purchase or mandatory sinking fund obligations prior to the Latest Maturity Date, other than customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge, in each case upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), AHYDO Catch Up Payments and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to the extent such Indebtedness or commitments either are subject to Customary Escrow Provisions or that constitute a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts, currency types and denominations and redemption or prepayment terms and premiums), when taken as a whole, are determined in good faith by the Borrower to not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (provided that, if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Covenant for the benefit of each Facility), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary "high yield" subordination of such Indebtedness to the Obligations, (d) any Permitted Additional Debt may not be guaranteed by any Subsidiaries of the Borrower that do not guarantee the Obligations and (e) any secured Permitted Additional Debt Incurred may not be secured by any assets that do not secure the Obligations and shall be subject to an applicable Customary Intercreditor Agreement.

"Permitted Additional Debt Documents" shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Credit Party.

"Permitted Additional Debt Obligations" shall mean, if any secured Permitted Additional Debt has been Incurred by or provided to a Credit Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance, acquisition or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Credit Party under or pursuant to applicable Permitted Additional Debt Documents.

"Permitted Additional Debt Ratio Amount" shall mean, with respect to any Permitted Additional Debt, an aggregate amount of Indebtedness, such that, subject to Section 1.12, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any transaction to be consummated in connection therewith and assuming that all additional revolving commitments then outstanding and Incurred were fully drawn), the Borrower would be in compliance, in each case, as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt for which Section 8.01 Financials have been delivered, calculated on a pro forma basis, as if such Incurrence (and transactions) had occurred on the first day of such Test Period,  with:

(a) solely with respect to any Permitted Additional Debt that constitutes Junior Secured Indebtedness, (x) a Consolidated Total Net Leverage Ratio that is no greater than 2.75:1.00 and (y) the financial covenant set forth in Section 9.12(a);

(b) solely with respect to any Permitted Additional Debt that constitutes Unsecured Indebtedness, (x) a Consolidated Total Net Leverage Ratio that is no greater than 3.25:1.00 and (y) the financial covenant set forth in Section 9.12(a).

"Permitted Additional Debt Secured Parties" shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

"Permitted Asset Swap" shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets constituting Real Property or Equipment or a combination of Related Business Assets constituting Real Property or Equipment and Investment Cash Equivalents between the Borrower or any of the Restricted Subsidiaries and another Person; provided that any Investment Cash Equivalents received must be applied in accordance with Section 9.02 hereof; provided, further, that the assets received are pledged as Collateral to the extent required by the Collateral and Guarantee Requirement.

"Permitted Encumbrances" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgagee title insurance policy delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent.

"Permitted Investments" shall have the meaning provided in Section 9.05.

"Permitted Liens" shall have the meaning provided in Section 9.01.

"Permitted Refinancing Indebtedness" shall have the meaning provided in Section 9.04(xi).

"Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, unlimited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

"PIPE Securities" shall mean the $30.0 million of outstanding Series B exchangeable preferred shares or other Preferred Stock issued by SunOpta Foods Inc. and exchangeable for Capital Stock of the Borrower.

"Plan" shall mean any pension plan as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Code or Title IV of ERISA and is maintained or contributed to by (or to which there is an obligation to contribute of) a Credit Party or with respect to which a Credit Party has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

"PPSA" shall mean the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Collateral Agent's Lien on any applicable Collateral are governed by the personal property security Requirements of Law of any Canadian jurisdiction other than Ontario, PPSA shall mean those personal property security Requirements of Law (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

"Preferred Stock" shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

"Prepayment Event" shall mean any Asset Sale Prepayment Event, Casualty Prepayment Event or Specified Debt Incurrence Prepayment Event.

"Previously Absent Covenant" shall mean, at any time (x) any financial maintenance covenant or other covenant or requirement that is not included in this Agreement at such time and (y) any financial maintenance covenant or other covenant or requirement in any other Indebtedness that is included in this Agreement at such time but with covenant levels or requirements that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels or requirements included in this Agreement at such time.

"Projections" shall have the meaning provided in Section 5.08.

"Project Leaf" shall mean the transactions consummated pursuant to that certain Asset Purchase Agreement, dated as of October 12, 2023, among the Borrower, Sunrise Growers Mexico, S. DE R.L. DE C.V., Sunrise Growers, Inc., Nature's Touch Frozen Fruits, LLC and Natures Touch Mexico, S. DE R.L. DE C.V.

"Project Runestone" shall mean the entry into Financing Lease Obligations with respect to oat extraction equipment at the Borrower's Modesto, California aseptic facility.

"Pro Rata Percentage" of any Lender at any time shall mean (i) the percentage of the total Revolving Commitments of any Class represented by such Lender's Revolving Commitment of such Class or (ii) the percentage of the total outstanding Term Loans of any Class represented by such Lender's Term Loans of such Class, as applicable. The Pro Rata Percentages of each Lender under each Facility as of the Closing Date are set forth opposite the name of such Lender on Schedule 2.01(a) or (b), as applicable, or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

"PTE" shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Purchase Money Obligations" shall mean Indebtedness incurred to finance or refinance the acquisition or leasing by the Borrower or a Restricted Subsidiary of such asset, including additions and improvements or the installation, construction, improvement or restoration of such asset and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets); provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided, further, that such Indebtedness is incurred within 365 days after such acquisition or lease of, or the completion of construction of, such asset by the Borrower or Restricted Subsidiary.

"QFC" shall have the meaning provided in Section 12.24(b).

"Qualified Equity Interests" shall mean any Equity Interests that are not Disqualified Stock.

"Rate Determination Date" means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then "Rate Determination Date" means such other day as otherwise reasonably determined by the Administrative Agent).

"Rating Agencies" shall mean Moody's and S&P or if Moody's or S&P or both shall not make a rating on the applicable securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody's or S&P or both, as the case may be.

"RDPRM" shall mean Registre Des Droits Personneles et Réels Mobiliers de Quebec.

"Real Property" of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

"Recipient" shall have the meaning provided in Section 4.02(b).

"Refinancing Amendment" shall mean any amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each existing or new Lender that agrees to provide any portion of the Refinancing Loans being incurred pursuant thereto, in accordance with Section 2.17.

"Refinancing Commitments" shall have the meaning provided in Section 2.17(a).

"Refinancing Effective Date" shall have the meaning provided in Section 2.17(b).

"Refinancing Facility" shall have the meaning provided in Section 2.17(a).

"Refinancing Indebtedness" shall mean any Refinancing Loans and other extensions of credit under any Refinancing Facility.

"Refinancing Lenders" shall have the meaning provided in Section 2.17(a)(v).

"Refinancing Loans" shall have the meaning provided in Section 2.17(a).

"Refunding Capital Stock" shall have the meaning provided in Section 9.03(b)(i).

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Reinvestment Period" shall mean, with respect to any Asset Sale Prepayment Event or Casualty Prepayment Event, the day which is twelve months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Asset Sale Prepayment Event or Casualty Prepayment Event.

"Related Business Assets" shall mean assets (other than Investment Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person's Affiliates.

"Related Real Estate Documents" shall mean (i) a Mortgage and, if applicable, fixture filings; (ii) a mortgagee title insurance policy (or unconditional commitment to issue such policy), insuring the Collateral Agent's interest under the Mortgage, in a form and by an insurer reasonably acceptable to the Collateral Agent in an amount not to exceed the Fair Market Value of the Mortgaged Property under the Mortgage, which must be fully paid on such effective date; (iii) solely with respect to a Mortgage on Real Property located in the United States, (a) a new ALTA survey or (b) an existing as-built survey of the Mortgaged Property (together with a no change affidavit) sufficient for the title company to remove the standard survey exceptions and issue the survey-related endorsements (to the extent such endorsements are available at commercially reasonable rates); (iv) solely with respect to a Mortgage on Real Property located in Canada, and only to the extent required by the applicable title company to remove the standard survey exceptions and issue the survey-related endorsements (to the extent such endorsements are available at commercially reasonable rates), either (a) an existing as-built survey of the Mortgaged Property (together with a no change affidavit), or (b) if insufficient, a new survey prepared by a qualified land surveyor; (v) solely with respect to a Mortgage on Real Property located in the United States, a life-of-loan flood hazard determination and, if the Mortgaged Property is located in a flood plain, an acknowledged notice to borrower and evidence of flood insurance in accordance with Section 8.03; (vi) a mortgage opinion, addressed to the Collateral Agent and the Secured Creditors covering the due authorization, execution, delivery and enforceability of the applicable Mortgage and such other customary matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request (if not covered by title insurance), and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; (vii) evidence reasonably satisfactory to the Administrative Agent that the applicable Credit Parties have delivered to the title company such standard and customary affidavits, certificates, information, instruments of indemnification (including so-called "gap" indemnification) and other documents as may be reasonable necessary to cause the title company to issue the title insurance policies as contemplated by clause (ii) above; and (viii) evidence reasonably satisfactory to the Administrative Agent of payment by the Borrower or other applicable Credit Party of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, intangibles and stamp taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other real estate documents and the issuance of the title policies contemplated by clause (ii) above.

"Release" shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or seeping into, through or upon the Environment or within, from or into any building or other occupied structure or facility.

"Relevant Party" shall have the meaning provided in Section 4.02(b).

"Relevant Rate" shall mean with respect to any Credit Extension denominated in (a) Dollars, Term SOFR and (b) Canadian Dollars, the Term CORRA Rate, as applicable.

"Repayment Amount" shall mean any Initial Term Loan Repayment Amount, Extended Term Loan Repayment Amount with respect to any Extension Series and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.

"Replaced Lender" shall have the meaning provided in Section 3.04.

"Replacement Lender" shall have the meaning provided in Section 3.04.

"Required Class Lenders" shall mean, with respect to any Class of Loans or Commitments, Non-Defaulting Lenders holding more than 50% of the sum of the (i) total Outstanding Amount (with the aggregate amount of each Revolving Lender's risk participation and funded participation in LC Obligations and Swingline Loans being deemed "held" by such Revolving Lender for purposes of this definition) and (ii) aggregate unused Commitments held by Non-Defaulting Lenders of such Class at such time as of any date of determination.

"Required Lenders" means Non-Defaulting Lenders holding more than 50% of the sum of the (i) total Outstanding Amount (with the aggregate amount of each Revolving Lender's risk participation and funded participation in LC Obligations and Swingline Loans being deemed "held" by such Revolving Lender for purposes of this definition) and (ii) aggregate unused Commitments held by Non-Defaulting Lenders at such time as of any date of determination; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable Swingline Lender or the applicable Issuing Bank, as the case may be, in making such determination.

"Requirement of Law" shall mean, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, official administrative pronouncement, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Rescindable Amount" shall have the meaning provided in Section 2.02(g).

"Resignation Effective Date" shall have the meaning provided in Section 11.10(a).

"Resolution Authority" shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" shall mean, with respect to any Person, its chief executive officer, president, chief financial officer or any vice president, treasurer, chief accounting officer, controller or other officer of such Person having substantially the same authority and responsibility  and, as to any certificate (other than the solvency certificate), delivered on the Closing Date, any secretary or assistant secretary of such Person; provided that, with respect to compliance with financial covenants, "Responsible Officer" shall mean the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower, or any other officer of the Borrower having substantially the same authority or responsibility.

"Restricted Investment" shall mean any Investment other than a Permitted Investment.

"Restricted Junior Debt Prepayments" shall mean principal payments on, and redemptions, defeasances and other acquisitions or retirements for value of, any Junior Debt, in each case, prior to any scheduled repayment or sinking fund payment with respect thereto or maturity thereof, other than Junior Debt permitted under clauses (vii), (viii) or (ix) of Section 9.04 or any other intercompany obligations.

"Restricted Payment" shall have the meaning provided in Section 9.03(a).

"Restricted Subsidiary" shall mean each Subsidiary other than any Unrestricted Subsidiary.  Unless the context otherwise requires, "Restricted Subsidiaries" shall mean the Restricted Subsidiaries of the Borrower.  The U.S. Credit Parties and the Canadian Credit Parties (other than the Borrower) shall at all times constitute Restricted Subsidiaries of the Borrower.

"Retained Refused Proceeds" shall have the meaning set forth in Section 2.09(c)(ii)).

"Returns" shall have the meaning provided in Section 7.09.

"Revaluation Date" shall mean (a) with respect to any Revolving Loan, each of the following:  (i) each date of a Borrowing denominated in a currency other than Dollars, (ii) each date of a continuation of a Loan denominated in a currency other than Dollars pursuant to Section 2.08, and (iii) such additional dates as set forth in Section 1.06(a); and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, (iv) in the case of all Existing Letters of Credit denominated in a currency other than Dollars, the Closing Date, and (v) such additional dates as set forth in Section 1.06(a).

"Revolving Availability Period" shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

"Revolving Borrowing" shall mean a Borrowing comprised of Revolving Loans.

"Revolving Commitment" shall mean (a) in the case of each Revolving Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender's name on Schedule 2.01(a) as such Lender's "Revolving Commitment" and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender's "Revolving Commitment" in the Assignment and Assumption Agreement pursuant to which such Lender assumed a portion of the aggregate Revolving Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Lenders' Revolving Commitments on the Closing Date is $85,000,000.

"Revolving Exposure" shall mean, at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's LC Exposure, plus the aggregate amount of such Lender's Swingline Exposure.

"Revolving Extension Request" shall have the meaning provided in Section 2.16(a)(ii).

"Revolving Facility" shall have the meaning provided in the recitals hereto.

"Revolving Lender" shall mean, at any time, any Lender that has a Revolving Commitment at such time.

"Revolving Loans" shall mean advances made to or at the instructions of the Borrower pursuant to Section 2.01(a) hereof under the Revolving Facility.

"Revolving Maturity Date" shall mean the fifth anniversary of the Closing Date, or, if such anniversary is not a Business Day, the Business Day immediately preceding such anniversary.

"Revolving Note" shall mean each revolving note substantially in the form of Exhibit B-1 hereto.

"S&P" shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.

"Sale-Leaseback Transaction" shall mean any arrangement providing for the leasing by the Borrower or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

"Sanction(s)" shall mean any economic or financial sanctions or trade embargoes administered or enforced from time to time by the United States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union Member State, the United Kingdom, or the federal government of Canada.

"Scheduled Unavailability Date" shall have the meaning provided in Section 3.05(c)(ii).

"SEC" shall mean the Securities and Exchange Commission or any successor thereto.

"Section 8.01 Financials" shall mean the quarterly and annual financial statements required to be delivered pursuant to Sections 8.01(a) and (b).

"Secured Bank Product Obligations" shall mean all obligations in respect of Bank Product Debt (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or a stay under any applicable Debtor Relief Laws in any jurisdiction would become due and including any interest, fees and other amounts accruing after the commencement of any proceeding under any applicable Debtor Relief Laws in any jurisdiction, whether or not such interest, fees and other amounts are allowed or allowable claims in such proceeding) owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than BANA and its Affiliates or branches) specified by such provider in writing to the Administrative Agent in a notice substantially in the form of Exhibit J hereto, which amount may be established or increased (by further written notice by the Borrower to the Administrative Agent from time to time) as long as no Default or Event of Default then exists.

"Secured Bank Product Provider" shall mean each Cash Management Bank, each Secured Hedge Bank and each Secured Supply Chain Bank; provided that such provider who is not BANA delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 11.12; provided, further, that (x) in the case of any Bank Product in existence on the Closing Date that is provided by a Person (other than BANA) who is, as of the Closing Date, a Lender, an Agent, a Joint Lead Arranger or an Affiliate of a Person who is, as of the Closing Date, a Lender, an Agent or a Joint Lead Arranger, such written notice required by the immediately preceding proviso shall be delivered to the Administrative Agent on or prior to the Closing Date and (y) in the case of any Bank Product not in existence on the Closing Date that is provided by a Secured Hedge Bank or a Secured Bank Product Provider (other than the Administrative Agent at the time of the creation of the relevant Bank Product), such written notice required by the immediately preceding proviso shall be delivered to the Administrative Agent within 30 calendar days (or such later date as is agreed by the Administrative Agent and the Borrower) after the creation of the relevant Bank Product.

"Secured Creditors" shall mean, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and each Secured Bank Product Provider.

"Secured Hedge" shall mean any Secured Bank Product Obligations arising under a Hedging Agreement with a Secured Hedge Bank.

"Secured Hedge Bank" shall mean any Person that is a counterparty to a Hedging Agreement with a Credit Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) was a Lender, an Agent, a Joint Lead Arranger or an Affiliate of a Lender, an Agent, or a Joint Lead Arranger at the time it entered into such Hedging Agreement or on the Closing Date or (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement.

"Secured Supply Chain Bank" shall mean each Supply Chain Bank that is a party to any Secured Supply Chain Financing.

"Secured Supply Chain Financing" shall mean any Supply Chain Financing that is entered into by and between the Borrower or any Restricted Subsidiary and any Secured Supply Chain Bank, including any such Supply Chain Financing that is in effect on the Closing Date.

"Secured Supply Chain Financing Obligations" shall mean all obligations of the Borrower and its Restricted Subsidiaries in respect of any Secured Supply Chain Financing.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Security Agreements" shall mean (i) the Canadian Security Agreement and (ii) the U.S. Security Agreement.

"Security Document" shall mean and include each Canadian Security Document, each U.S. Security Document, each Deposit Account Control Agreement (if and when entered into) and, after the execution and delivery thereof, any other document pursuant to which a Lien is granted to a Collateral Agent to secure the Obligations.

"Settlement Date" shall have the meaning provided in Section 2.14(a).

"Shared Cap" shall have the meaning provided in the definition of "Consolidated EBITDA".

"Similar Business" shall mean (a) any business engaged or proposed to be engaged in by the Borrower or any of the Restricted Subsidiaries on the Closing Date and any reasonable extension thereof and (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and the Restricted Subsidiaries are engaged or proposed to be engaged on the Closing Date.

"SOFR" shall mean the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

"SOFR Adjustment" shall mean, with respect to Term SOFR, 0.10%.

"Solvent" shall mean, at the time of determination (a) each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (b) such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital (as defined in the solvency certificate attached hereto as Exhibit D); and (c) such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Closing Date pursuant to Section 5.05.

"Special Notice Currency" shall mean at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

"Specified Debt Incurrence Prepayment Event" shall have the meaning provided in Section 2.09(b)(i).

"Specified Existing Revolving Commitment Class" shall have the meaning provided in Section 2.16(a).

"Spot Rate" shall mean, on any day with respect to any currency, the exchange rate that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding Business Day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate, as determined by the Administrative Agent and posted on a daily basis to the electronic loan platform maintained by the Administrative Agent and accessible by the parties hereto (the "Electronic Platform"), for the purchase of the first currency with the second currency as in effect during the preceding business day in the Administrative Agent's principal foreign exchange trading office for the first currency; provided that in the case of clause (b) only, if such exchange rate is not posted to the Electronic Platform on any day with respect to any currency, the Spot Rate on such day with respect to such currency shall be equal to the Spot Rate for such currency on the most recent preceding date on which a Spot Rate with respect to such currency was posted to the Electronic Platform.

"Stated Amount" of any Letter of Credit shall mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time.

"Subordinated Indebtedness" shall mean any third party debt for borrowed money of any Credit Party that is contractually subordinated in right of payment to the Obligations.

"Subordinated Intercompany Note" shall mean the Subordinated Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit H hereto, executed by the Borrower, each Restricted Subsidiary of the Borrower and each other Credit Party, together with any joinders thereto.

"Subsidiary" shall mean, as to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (A) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (B) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"Subsidiary Guarantor" shall have the meaning provided in the definition of  the term "Collateral and Guarantee Requirement".

"Successor Borrower" shall have the meaning provided in Section 9.11(a).

"Successor Person" shall have the meaning provided in Section 9.11(b).

"Successor Rate" shall have the meaning provided in Section 3.05(d)(ii).

"Supplier" shall have the meaning provided in Section 4.02(b).

"Supply Chain Bank" shall mean any Person that, at the time it enters into a Supply Chain Financing (or on the Closing Date), is the Administrative Agent, a Joint Lead Arranger, a Lender or an Affiliate of any such Person, in each case, in its capacity as a party to such Supply Chain Financing.

"Supply Chain Financing" shall mean any agreement under which any bank, financial institution or other Person may from time to time provide to the Borrower or any Restricted Subsidiary of the Borrower letters of credit, guarantees or other credit support or financial accommodation in respect of trade payables of the Borrower or any Restricted Subsidiary of the Borrower (including the acquisition of the receivables corresponding to such trade payables pursuant to "supply chain" or other similar financing) so long as (i) other than in the case of Secured Supply Chain Financing Obligations, such Indebtedness is unsecured and (ii) such Indebtedness represents amounts not in excess of those which the Borrower or any of its Restricted Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.

"Supported QFC" shall have the meaning provided in Section 12.24.

"Swap Contract" shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Obligation" shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Swap Termination Value" shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

"Swingline Commitment" shall mean the commitment of the Swingline Lender to make loans under the Revolving Facility pursuant to Section 2.12, as the same may be reduced from time to time pursuant to Section 2.07.

"Swingline Exposure" shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage under the Revolving Facility of the aggregate Swingline Exposure at such time.

"Swingline Lender" shall mean BANA and its permitted successors and permitted assigns.

"Swingline Loan" shall mean any Loan in Dollars made by the Swingline Lender pursuant to Section 2.12.

"Swingline Note" shall mean each swingline note substantially in the form of Exhibit B-2 hereto.

"Syndication Agent" shall mean JPMorgan Chase Bank, N.A., in its capacity as syndication agent.

"Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, penalties and additions to tax with respect thereto.

"Term CORRA" shall have the meaning provided in the definition of "Alternative Currency Term Rate".

"Term CORRA Adjustment" means (i) 0.29547% (29.547 basis points) for an Interest Period of one-month's duration and 0.32138% (32.138 basis points) for an Interest Period of three-months' duration.

"Term CORRA Loan" shall mean a Revolving Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Term CORRA Rate.

"Term CORRA Rate" shall have the meaning provided in the definition of "Alternative Currency Term Rate".

"Term Lender" shall mean a Lender with a Term Loan Commitment or that holds a Term Loan.

"Term Loan" shall mean an Initial Term Loan, an Incremental Term Loan, any Extended Term Loan or any Refinancing Loan in the form of term loans, as applicable.

"Term Loan Commitment" shall mean the Initial Term Loan Commitment, any Incremental Term Loan Commitment or any Refinancing Commitment in the form of term loans, as applicable.

"Term Loan Extension Request" shall have the meaning provided in Section 2.16(a)(i).

"Term Loan Note" shall mean each note substantially in the form of Exhibit B-3 hereto.

"Term SOFR" shall mean:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, a per annum rate determined in accordance with the immediately preceding clause (a) for a one month Interest Period;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

"Term SOFR Loan" shall mean a Loan that bears interest at a rate based on clause (a) of the definition of "Term SOFR".  All Term SOFR Loans must be denominated in U.S. Dollars.

"Term SOFR Replacement Date" has the meaning provided in Section 3.05(b)(ii).

"Term SOFR Screen Rate" shall mean the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

"Term SOFR Successor Rate" has the meaning provided in Section 3.05(b)(ii).

"Test Period" shall mean each period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 8.01.

"Threshold Amount" shall mean the greater of (x) $10,000,000 and (y) 13.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, based upon the Section 8.01 Financials most recently delivered on or prior to such date of determination.

"Transaction" shall mean, collectively, (i) the execution, delivery and entering into this Credit Agreement and the other applicable Credit Documents on the Closing Date, (ii) the consummation of the Closing Date Refinancing and (iii) the payment of all Transaction Costs.

"Transaction Costs" shall mean the fees, premiums and expenses payable by the Borrower and its Subsidiaries in connection with the transactions described in the definition of the term "Transaction."

"Treasury Capital Stock" shall have the meaning provided in Section 9.03(b)(i).

"Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan.

"UCC" shall mean the Uniform Commercial Code in effect in the State of New York from time to time; provided, however, that, at any time, if by reason of mandatory provisions of any Requirement of Law, the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York governs, the term "UCC" shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions relating to such perfection or priority and for purposes of definitions relating to such provisions.

"UK Financial Institutions" shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Undrawn Fee" shall have the meaning provided in Section 2.05(a).

"Undrawn Fee Rate" shall mean the per annum percentage set forth below, as determined by reference to the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate delivered to the Administrative Agent pursuant to Section 8.01(d):

Level	Consolidated Total Net LeverageRatio	Undrawn Fee
I	> 3.75:1.00	0.40%
II	≤ 3.75:1.00 but > 3.25:1.00	0.35%
III	≤ 3.25:1.00 but > 2.75:1.00	0.30%
IV	≤ 2.75:1.00 but > 2.25:1.00	0.25%
V	≤2.25:1.00 but > 1.75:1.00	0.20%
VI	≤1.75:1.00	0.20%

Until completion of the fiscal quarter ending March 31, 2024, the Undrawn Fee Rate shall be determined as if Level III were applicable.  Any increase or decrease in the Undrawn Fee Rate shall be effective as of the first Business Day immediately after the latest Compliance Certificate is delivered pursuant to Section 8.01(d); provided that, at the option of the Required Lenders (with written notice to the Administrative Agent), the highest pricing level (as set forth in the table above) shall apply as of the fifth Business Day after the date on which the Compliance Certificate required to be delivered pursuant to Section 8.01(d) was required to have been delivered but has not been delivered pursuant to Section 8.01 and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Compliance Certificate and the related Section 8.01 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or any Loans or Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Undrawn Fee Rate for any Applicable Period than the Undrawn Fee Rate applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Compliance Certificate and related Section 8.01 Financials for such Applicable Period, (b) the Undrawn Fee Rate shall be determined as if the pricing level for such higher Undrawn Fee Rate was applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional Undrawn Fee owing as a result of such increased Undrawn Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.06(g) and Article 10; provided that, notwithstanding the foregoing, so long as an Event of Default described in Section 10.5 has not occurred with respect to the Borrower, no Default or Event of Default shall be deemed to have occurred as a result of such non-payment until the expiration of the 10 Business Day period set forth in clause (c) above.

"United States" and "U.S." shall each mean the United States of America.

"Unreimbursed Amount" shall have the meaning provided in Section 2.13(d).

"Unrestricted Subsidiary" shall mean (i) each Subsidiary of the Borrower listed on Schedule 1.01A and (ii) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the Closing Date.

"Unsecured Indebtedness" shall mean any third party unsecured debt for borrowed money of any Credit Party.

"U.S. Collateral" shall mean all the "Collateral" (or equivalent term) as defined in the U.S. Security Agreement and all other property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) by any U.S. Credit Parties pursuant to any U.S. Security Document.

"U.S. Credit Party" shall mean each U.S. Subsidiary Guarantor.

"U.S. Dollars" or "Dollars" and the sign "$" shall each mean freely transferable lawful money (expressed in dollars) of the United States.

"U.S. Government Securities Business Day" shall mean any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

"U.S. Security Agreement" shall mean the U.S. Security Agreement, dated as of the Closing Date, by and between the Collateral Agent and each of the U.S. Credit Parties.

"U.S. Security Documents" shall mean the U.S. Security Agreement and, after the execution and delivery thereof, each Mortgage executed and delivered by any U.S. Credit Party with respect to any Real Property of such U.S. Credit Party and each other document executed and delivered by any U.S. Credit Party pursuant to which a Lien is granted (or purported to be granted) in favor of the Collateral Agent to secure the Obligations.

"U.S. Subsidiary Guarantor" shall mean each Domestic Restricted Subsidiary in existence on the Closing Date (other than any Excluded Subsidiary), as well as each Domestic Restricted Subsidiary established, created or acquired after the Closing Date which becomes a party to this Agreement as a Guarantor in accordance with the Collateral and Guarantee Requirement.

"VAT" shall have the meaning provided in Section 4.02(a).

"Voting Stock" shall mean, with respect to any Person, shares of such Person's Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

"Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

"Wholly-Owned Restricted Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

"Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director's qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and any Restricted Subsidiary under applicable Requirements of Law).

"Write-Down and Conversion Powers" shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

"WURA" shall mean the Winding-Up and Restructuring Act (Canada), as amended.

1.02. Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall"; and the words "asset" and "property" shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require.  All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Unless otherwise expressly provided herein, (a) all references to documents, instruments, agreements (including the Credit Documents and organizational documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.03. [Reserved].

1.04. Exchange Rates; Currency Equivalent.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall use the Spot Rates as of each Revaluation Date for the purpose of calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies for such purposes until the next Revaluation Date to occur.  The Borrower shall deliver financial statements and calculate financial covenants in Dollars.

(b) Wherever in this Agreement (in connection with a Borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit), an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Revolving Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be, based on the then applicable Spot Rate.

(c) The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.05. Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the Requirements of Law of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) "personal property" shall be deemed to include "movable property," (b) "real property" shall be deemed to include "immovable property," (c) "tangible property" shall be deemed to include "corporeal property," (d) "intangible property" shall be deemed to include "incorporeal property," (e) "security interest," "mortgage" and "lien" shall be deemed to include a "hypothec," "prior claim" and a "resolutory clause," (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (g) all references to "perfection" of or "perfected" Liens shall be deemed to include a reference to an "opposable" or "set up" Liens as against third parties, (h) any "right of offset," "right of setoff" or similar expression shall be deemed to include a "right of compensation," (i) "goods" shall be deemed to include "corporeal movable property" other than Chattel Paper, documents of title, instruments, money and securities, (j) an "agent" shall be deemed to include a "mandatary," (k) "construction liens" shall be deemed to include "legal hypothecs," (l) "joint and several" shall be deemed to include "solidary," (m) "gross negligence or willful misconduct" shall be deemed to be "intentional or gross fault," (n) "beneficial ownership" shall be deemed to include "ownership on behalf of another as mandatary," (o) "easement" shall be deemed to include "servitude," (p) "priority" shall be deemed to include "prior claim," (q) "survey" shall be deemed to include "certificate of location and plan," (r) "fee simple title" shall be deemed to include "absolute ownership" and (s) "ground lease" shall be deemed to include "emphyteutic lease."  The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only (except if another language is required under any applicable Requirement of Law) and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only.  Les parties aux présentes confirment que c'est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement (sauf si une autre langue est requise en vertu d'une loi applicable).

1.06. Currency Fluctuations.

(a) If at any time following one or more fluctuations in the exchange rate of an Alternative Currency against the Dollar, the Dollar Equivalent of Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower shall within three (3) Business Days of written notice of same from the Administrative Agent or, if an Event of Default has occurred and is continuing, within one (1) Business Day after written notice of the same from the Administrative Agent (i) make the necessary payments or repayments to reduce such Revolving Exposure to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Administrative Agent deposits in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are reasonably acceptable to the Administrative Agent.  Without in any way limiting the foregoing provisions, the Administrative Agent shall, weekly or more frequently in the Administrative Agent's sole discretion, make the necessary Spot Rate calculations to determine whether any such excess exists on such date.

(b) For purposes of any determination under Section 8, Section 9 (other than Section 9.12) or Section 10 or any determination under any other provision of this Agreement (other than as specifically set forth in Section 1.04 or Section 1.06(a)) requiring the use of a current exchange rate, all amounts Incurred or proposed to be Incurred in currencies other than Dollars shall be translated into Dollars at the Spot Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 9 with respect to the amount of any Indebtedness, Lien, Investment, Asset Sale (or other disposition of property of assets permitted by this Agreement), Restricted Payment or Restricted Junior Debt Prepayment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is Incurred or Asset Sale (or other disposition of property of assets permitted by this Agreement), Restricted Payment or Restricted Junior Debt Prepayment is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred as Refinancing Indebtedness or Permitted Refinancing Indebtedness in respect of any Indebtedness denominated in a foreign currency, and such Incurrence of Refinancing Indebtedness or Permitted Refinancing Indebtedness would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency Spot Rate in effect on the date of the Incurrence of such Refinancing Indebtedness or Permitted Refinancing Indebtedness, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness or Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, except by an amount equal to the accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Incurrence of Refinancing Indebtedness or Permitted Refinancing Indebtedness plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.06(b) shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be Incurred or any Asset Sale (or other disposition of property of assets permitted by this Agreement), Restricted Payment or Restricted Junior Debt Prepayment may be made at any time under such Sections.  For purposes of Section 9.12, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered Section 8.01 Financials.

1.07. [Reserved].

1.08. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of the term "Alternative Currency"; provided that such requested currency is an Eligible Currency.  In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof.  Each Lender (in the case of any such request pertaining to Alternative Currency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Alternative Currency Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and the Issuing Banks may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

1.09. Change of Currency.

(a)  Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.10. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.11. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Historical Financial Statements and, after the Closing Date, the Section 8.01 Financials, except as otherwise specifically prescribed herein; provided, however, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Where reference is made to "the Borrower and its Restricted Subsidiaries, on a consolidated basis" or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board's Accounting Standards Codification No. 825-Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at "fair value" as defined therein.

(d) For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such disposition shall have been consummated.

1.12. Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated EBITDA, but excluding the financial maintenance covenant in Section 9.12 hereof), including the Consolidated Fixed Charge Coverage Ratio and the Consolidated Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.12; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the Consolidated Total Net Leverage Ratio for purposes of (i) the definition of "Applicable Margin" and (ii) calculating the covenants in Section 9.12, the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.  In addition, subject to Section 1.14, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to "Test Period" for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Section 8.01 Financials have been delivered.

(b) For purposes of calculating any financial ratio or test (including Consolidated EBITDA), Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Borrower or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and on or prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period (or, in the case of Investment Cash Equivalents, on the last day of the applicable Test Period).  If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged  or amalgamated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then such financial ratio or test (including Consolidated EBITDA) shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Test Period.

(c) Whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt, cost savings and synergies resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized; provided that any pro forma adjustments in respect of cost savings and synergies shall not exceed, for any Test Period (other than charges, accruals, reserves, costs, expenses, cost savings, synergies or other amounts related to the Borrower's Midlothian, Texas facility, which such charges, accruals, reserves, costs, expenses, cost savings, synergies or other amounts shall not be subject to such 20.0% cap), an amount, when taken together with the aggregate amounts added pursuant to clauses (d)(x), (j) and (m) of the definition of the term "Consolidated EBITDA" for such Test Period, together with the aggregate amounts excluded pursuant to clause (1) and clause (9) of Consolidated Net Income (to the extent any such charges set forth in clause (1) and clause (9) of Consolidated Net Income are reductions of the type that could be added back pursuant to clause (d)(x) of "Consolidated EBITDA") equal to 20.0% of Consolidated EBITDA for such Test Period prior to giving effect to any adjustments pursuant to this paragraph, clauses (d)(x), (j) and (m) of the definition of the term "Consolidated EBITDA" and with the aggregate amounts excluded pursuant to clause (1) and clause (9) of Consolidated Net Income (to the extent any such charges set forth in clause (1) and clause (9) of Consolidated Net Income are reductions of the type that could be added back pursuant to clause (d)(x) of "Consolidated EBITDA").

(d) In the event that the Borrower or any of its Restricted Subsidiaries Incurs (including by assumption or guarantee) or refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or refinancing of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated Fixed Charge Coverage Ratio, in which case such Incurrence or refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period); provided that the foregoing shall not apply (i) to any calculation of the Consolidated Fixed Charge Coverage Ratio pursuant to Section 9.12 or (ii) when calculating the Consolidated Total Net Leverage Ratio for purposes of (i) the definition of "Applicable Margin".

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness) provided that, for purposes of any calculation of the Consolidated Fixed Charge Coverage Ratio prior to December 31, 2024, it is understood that only the aggregate amount of Consolidated Cash Interest Expense of the Borrower and its Restricted Subsidiaries actually payable during any such period shall be included in the calculation under clause (a) above without imposing any annualization or similar mechanism to such calculation.  Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(f) Any such pro forma calculations may include, without limitation, (1) all adjustments of the type described in the definition of "Consolidated EBITDA" to the extent such adjustments, without duplication, continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

(g) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amount, Incurrence-Based Amount or, except as described in Section 1.12(a), any other financial ratio, test, covenant, calculation or measurement, such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.14), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amount, Incurrence-Based Amount or other financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(h) Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is Incurred, any Lien is Incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the Incurrence of any letter of credit facility  immediately prior to, simultaneously or contemporaneously with, or in connection therewith.

1.13. Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.14. Certain Calculations and Tests.  Notwithstanding anything in this Agreement or any Credit Document to the contrary, for purposes of (i) determining compliance with any provision in this Agreement or any Credit Document that requires the calculation of any financial ratio or test (including, without limitation, Section 9.12 hereof and/or any Incurrence test), (ii) determining compliance with representations and warranties or the requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (iii) testing any cap expressed as a percentage of Consolidated EBITDA and any other availability of a Fixed Amount or Incurrence-Based Amount, in each case in connection with a transaction permitted hereunder, undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, at the election of the Borrower (such election to exercise such option in connection with any Limited Condition Transaction, an "LCA Election"), will be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the "LCA Test Date"), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recently completed Tests Period ending on or prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios, representation, warranty, absence of Default or Event of Default or Fixed Amount or Incurrence-Based Amount, such ratio, representation, warranty, absence of Default or Event of Default shall be deemed to have been complied with.  For the avoidance of doubt, if the Borrower has made an LCA Election and (x) any of the ratios or "baskets" for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, Fixed Amount or Incurrence-Based Amount (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant Limited Condition Transaction, such Fixed Amount or Incurrence-Based Amount or ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) in connection with any subsequent calculation of any ratio, Fixed Amount or Incurrence-Based Amount availability on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or "basket" availability shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof (but without netting the cash proceeds thereof)) had been consummated.  For the further avoidance of doubt, in the absence of an LCA Election, unless specifically stated in this Agreement to be otherwise, all determinations of (x) compliance with any financial ratio or test (including, without limitation, Section 9.12 hereof and any Incurrence test) and/or any cap expressed as a percentage of Consolidated EBITDA, (y) any representation and warranties, or any requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (z) any availability test under any "baskets", shall be made as of the applicable date of the consummation of such transaction.

Section 2 Amount and Terms of Credit.

2.01. Commitments.

(a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make under the Revolving Facility, Revolving Loans to the Borrower, at any time and from time to time during the Revolving Availability Period, which such Revolving Loans shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, at any time, (i) result in such Lender's Revolving Exposure at such time exceeding such Lender's Revolving Commitment at such time and (ii) result in the aggregate amount of all Lenders' Revolving Exposures at such time exceeding the total Revolving Commitment then in effect.  Revolving Loans will be available under the Revolving Facility in Dollars and any Alternative Currency.  Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Initial Term Loan Lender agrees, severally and not jointly, to make term loans (each an "Initial Term Loan") to the Borrower in Dollars, on the Closing Date, in an aggregate principal amount not to exceed the amount of such Lender's Initial Term Loan Commitment.  Any principal amount of any Term Loan that is repaid or prepaid may not be reborrowed.  Upon each Initial Term Loan Lender's making of its portion of the Initial Term Loan on the Closing Date, the Initial Term Loan Commitment of such Initial Term Loan Lender shall automatically terminate.

2.02. Loans.

(a) (i) Each Revolving Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders in accordance with their Pro Rata Percentage of the Revolving Commitments and (ii) the Initial Term Loan shall be made as part of a single Borrowing on the Closing Date and shall be made by the Initial Term Lenders in accordance with their Pro Rata Percentage of the Initial Term Loan Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.02(f), Loans (other than Swingline Loans and Base Rate Loans) comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or (ii) equal to the remaining available balance of the applicable Commitments.  Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) excuse or relieve any Lender of its Commitment to make any such Loan to the extent not so made by such branch or Affiliate or (iii) or cause the Borrower to pay additional amounts pursuant to Section 3.01.

(b) Subject to Section 3.01, each Borrowing denominated in (A) Dollars shall be comprised entirely of Base Rate Loans or Term SOFR Loans, (B) Canadian Dollars shall be comprised entirely of Term CORRA Loans and (C) any other Alternative Currencies shall be comprised entirely of Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, in each case as the Borrower may request pursuant to Section 2.03.  Borrowings of more than one Type may be outstanding at the same time; provided, further, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in (x) more than twenty Borrowings of Term SOFR Loans, Alternative Currency Term Rate Loans and Alternative Currency Daily Rate Loans in the aggregate or (y) more than ten Borrowings of Term CORRA Loans outstanding hereunder at any one time (which number of Borrowings of Term SOFR Loans, Alternative Currency Term Rate Loans and/or Alternative Currency Daily Rate Loans may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Extended Revolving Loans/Extended Revolving Commitments).  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan (other than Swingline Loans) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds as the Administrative Agent may designate not later than 2:00 p.m., Local Time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Notice of Borrowing, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by the Borrower in the applicable Notice of Borrowing maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate (for Dollars), the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the Base Rate (for Borrowings denominated in Dollars) and the Bank of Canada Overnight Rate (for Canadian Dollars).

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

(f) If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.13(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each applicable Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof under the Revolving Facility.  Each such Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 12:00 (noon), Local Time, on such date, if such notice is received prior to 10:00 a.m., Local Time (or, if such Revolving Lender shall have received such notice later than 10:00 a.m., Local Time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage under the Revolving Facility of such LC Disbursement (it being understood that the Dollar Equivalent such amount shall be deemed to constitute a Base Rate Loan of such Lender, and such payment shall be deemed to have reduced the applicable LC Exposure), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the applicable Revolving Lenders.  The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the applicable Borrower pursuant to Section 2.13(e) prior to the time that any Revolving Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear.  If any Revolving Lender shall not have made its Pro Rata Percentage under the Revolving Facility of such LC Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower, as applicable, severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate (for Dollars), the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the Base Rate (for LC Disbursements denominated in Dollars, the Bank of Canada Overnight Rate (for LC Disbursements denominated in Canadian Dollars).

(g) Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Banks, as the case may be, the amount due.

(h) With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the "Rescindable Amount"): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Banks, as the case may be, severally agrees  to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(i) A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.02 shall be conclusive, absent manifest error.

2.03. Borrowing Procedure.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Alternative Currency Term Rate Loans shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by: (i) telephone or (ii) a Notice of Borrowing or Notice of Conversion/Continuation, as applicable; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Each such Notice of Borrowing or Notice of Conversion/Continuation must be received by the Administrative Agent not later than 11:00 a.m., Local Time, (A) two (2) Business Day prior to the requested date of any Borrowing of Term SOFR Loans, (B) three (3) Business Days prior to the requested date of any Borrowing or continuation of Alternative Currency Loans, and (C) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Alternative Currency Term Rate Loans or Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., Local Time, (x) four Business Days prior to the requested date of such Borrowing, conversion or continuation of a Term SOFR Loan or (y) five Business Days prior to the requested date of such Borrowing, conversion or continuation of Alternative Currency Term Rate Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Each Borrowing of, conversion to Term SOFR Loans and each Borrowing of, conversion or continuation of an Alternative Currency Loan shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.13(e), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Equivalent of $500,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Notice of Borrowing, Notice of Conversion/Continuation and each telephonic notice shall specify (I) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (II) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (III) the principal amount of Loans to be borrowed, converted or continued, (IV) the Type of Loans to be borrowed or to which existing Loans are to be converted, (V) if applicable, the duration of the Interest Period with respect thereto and (VI) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Notice of Borrowing requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Notice of Borrowing or Notice of Conversion/Continuation or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. If the Borrower requests a Borrowing of, conversion to, or continuation of Alternative Currency Term Rate Loans in any such Notice of Borrowing or Notice of Conversion/Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Advances. Following receipt of a Notice of Borrowing or Notice of Conversion/Continuation for a Facility, the Administrative Agent shall promptly notify each appropriate Lender of the amount (and currency) of its Pro Rata Percentage under such Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Borrowing, each appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office for the applicable currency not later than 1:00 p.m., Local Time, in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation. Upon satisfaction of the applicable conditions set forth in Section 6 (and, if such Borrowing is the initial Credit Extension, Section 5), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of BANA with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Alternative Currency Term Rate Loans. Except as otherwise provided herein, an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Alternative Currency Term Rate Loan. During the existence of a Default, no Loans may be requested as, or converted to Daily SOFR Loans or Alternative Currency Daily Rate Loans or requested as, converted to or continued as Alternative Currency Term Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that and any or all of the then outstanding Alternative Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e) Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.04. Evidence of Debt; Repayment of Loans.

(a) (I) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender and (ii) to each Swingline Lender the then unpaid principal amount of each applicable Swingline Loan, in each case, on the earlier to occur of (x) the date that is ten Business Days after such Swingline Loan is made and (y) Revolving Maturity Date.

(II) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the ratable account of each Initial Term Loan Lender, in quarterly installments on the dates set forth below, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount in Dollars in respect of the Initial Term Loans equal to the amount set forth in the below grid under the heading "Amortization Payment" (such product may be reduced by, and after giving pro forma effect to, any voluntary and mandatory prepayments made in accordance with Section 2.09 or as contemplated by Section 2.16) (each amount, an "Initial Term Loan Repayment Amount"):

Amortization Date	Amortization Payment
March 31, 2024	$2,250,000
June 30, 2024	$2,250,000
September 30, 2024	$2,250,000
December 31, 2024	$2,250,000
March 31, 2025	$2,250,000
June 30, 2025	$2,250,000
September 30, 2025	$2,250,000
December 31, 2025	$2,250,000
March 31, 2026	$3,375,000
June 30, 2026	$3,375,000
September 30, 2026	$3,375,000
December 31, 2026	$3,375,000
March 31, 2027	$3,375,000
June 30, 2027	$3,375,000
September 30, 2027	$3,375,000
December 31, 2027	$3,375,000
March 31, 2028	$4,500,000
June 30, 2028	$4,500,000
September 30, 2028	$4,500,000
Initial Term Loan Maturity Date	$121,500,000

(b) In the event any Incremental Term Loans or Refinancing Loans constituting term loans are made, such Incremental Term Loans or Refinancing Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans or Refinancing Loans, as applicable, in the applicable Incremental Agreement or Refinancing Amendment, subject to the requirements set forth in Section 2.15 or Section 2.17, as applicable. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.16, mature and be repaid by the Borrower in the amounts (each such amount, an "Extended Term Loan Repayment Amount") and on the dates set forth in the applicable Extension Amendment. In the event any Extended Revolving Commitments are established, such Extended Revolving Commitments shall, subject to the requirements of Section 2.16, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Amendment.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(d) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof, the currency thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.  The Borrower shall be entitled to review records of such accounts with prior reasonable notice during normal business hours.

(e) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B-1, Exhibit B-2 or Exhibit B-3, as applicable.

2.05. Fees.

(a) Undrawn Fee.  (i) With respect to the Revolving Facility, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Lenders (other than any Defaulting Lender), a fee in Dollars equal to the Undrawn Fee Rate multiplied by the actual daily amount by which the Revolving Commitments (other than Revolving Commitments of a Defaulting Lender) exceed, if any, the sum of (x) the aggregate principal amount of Revolving Loans (other than Swingline Loans) then outstanding and (y) the aggregate Stated Amount of outstanding Letters of Credit available to be drawn during any fiscal quarter (such fee, the "Undrawn Fee").  The Undrawn Fee shall accrue commencing on the first day following the Closing Date until the last day of the Revolving Availability Period, and will be payable in arrears on each Payment Date and on the Revolving Maturity Date. The Undrawn Fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(c) LC and Fronting Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each applicable Revolving Lender a participation fee (the "LC Participation Fee") in the applicable currencies of such Revolving Lender's LC Exposure, which fee shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, as applicable,  pursuant to Section 2.06, on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee ("Fronting Fee") in  the applicable currencies of such Issuing Bank's LC Exposure, which shall accrue at the rate of 0.125% per annum (or such other amount as the Issuing Bank and the Borrower may agree) on the outstanding daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank's standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder as agreed among the Borrower and such Issuing Bank from time to time.  LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on each Payment Date and on the Revolving Maturity Date, commencing with January 1, 2024; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand (including documentation reasonably supporting such request).  Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable on demand (together with backup documentation supporting such reimbursement request).  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days (or 365 days, in the case of such fees payable in respect of Letters of Credit denominated in Canadian Dollars outstanding under the Revolving Facility) and shall be payable for the actual number of days elapsed.

(d) Subject to Section 2.10(a), all fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders (other than Defaulting Lenders), except that the Fronting Fees shall be paid directly to each Issuing Bank.  Once paid, none of the fees shall be refundable under any circumstances.

2.06. Interest and Default Rate on Loans.

(a) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing of Base Rate Loans, including each Swingline Loan, shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing of Term SOFR Loans shall bear interest at a rate per annum equal to the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing of Alternative Currency Daily Rate Loans shall bear interest at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Margin in effect from time to time.

(d) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing of Alternative Currency Term Rate Loans shall bear interest at a rate per annum equal to the Alternative Currency Term Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(e) Subject to the provisions of Section 2.06(g), the Loans comprising each Borrowing of Term CORRA Loans shall bear interest at a rate per annum equal to the Term CORRA Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(f) Notwithstanding the foregoing, if an Event of Default under Section 10.01 or Section 10.05 shall have occurred and is continuing and any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan or (ii) in the case of any other amount, 2.00% plus the rate applicable to Base Rate Loans.

(g) Accrued interest on (x) each Base Rate Loan shall be payable in arrears on each Payment Date and on the applicable Maturity Date, (y) each Alternative Currency Daily Rate Loan shall be payable in arrears on each Payment Date and on the applicable Maturity Date, and (z) each Term SOFR Loan and Alternative Currency Term Rate Loan shall be payable on the last day of each Interest Period  and on the applicable Maturity Date; provided that, if any Interest Period exceeds three months, accrued interest shall be payable on the respective dates that fall every three months after the beginning of such Interest Period, and (x) in the case of Revolving Loans, shall be payable on the last day of the Revolving Availability Period or (y) in the case of Term Loans, on the applicable Maturity Date, as applicable; provided that (i) interest accrued pursuant to clause (f) of this Section 2.06 shall be payable on demand and, absent demand, on each Payment Date and upon termination of the Revolving Commitments or on the applicable Maturity Date, as applicable, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Revolving Availability Period or the Maturity Date, as applicable), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan prior to the end of the current Interest Period, as applicable, therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR)  shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  All other computations of fees and interest, including those with respect to Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

(i) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or any other period of time that is less than a calendar year, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or any other period, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest is payable (or compounded) ends and (z) divided by 360, or such other period of time that is less than the calendar year, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(j) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Borrower in respect of the Obligations pursuant to this Agreement and the other Credit Documents shall be governed by or subject to the Requirements of Law of any jurisdiction of Canada or the federal Requirements of Law of Canada, in no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Credit Parties to the Administrative Agent or any Lender under this Agreement or any other Credit Document exceed the effective annual rate of interest on the "credit advanced" (as defined in that section) under this Agreement or such other Credit Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Credit Document in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the applicable Lenders and the Canadian Credit Parties and the amount of such payment or collection shall be refunded by the Administrative Agent and such Lenders to the Borrower.  For the purposes of this Agreement and each other Credit Document to which the Borrower is a party, the effective annual rate of interest payable by the Borrower shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by and for the account of the Borrower will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

2.07. Termination and Reduction of Commitments.

(a) (i) Except as otherwise provided in Section 2.16, the Revolving Commitments, the Swingline Commitment, and the LC Commitment shall automatically terminate on the Revolving Maturity Date and (ii) the Initial Term Loan Commitments shall terminate and be automatically and permanently reduced to $0 upon the making of the Initial Term Loans on the Closing Date pursuant to Section 2.01(b).

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (i) any such reduction shall be in an amount that is an integral multiple of the Borrowing Multiple and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Loans under the Revolving Facility in accordance with Section 2.09, the total Revolving Exposure would exceed the total Revolving Commitments.

(c) [Reserved].

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Class of Commitments under any Facility under paragraph (b) of this Section 2.07 at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Any effectuated termination or reduction of the Commitments shall be permanent.  Each termination or reduction of the Commitments shall be made among the Lenders based on each Lender's Pro Rata Percentage under the applicable Facility, Facilities or within any Class of the Commitments; provided that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes at its direction, (2) the Borrower may allocate any termination or reduction of Revolving Commitments among initial Revolving Commitments and Extended Revolving Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect of any Class of Extended Revolving Commitments without any termination or reduction of the remaining Commitments with respect to the Existing Revolving Loan Commitments from which such Extended Revolving Commitments were converted or extended) and (3) in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.16, the Existing Revolving Loan Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of Existing Revolving Loan Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Commitments, by any greater amount so long as (A) a proportionate reduction of the Existing Revolving Loan Commitments has been offered to each Lender to whom the applicable Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (B) the Borrower prepays the Existing Revolving Loans of such Class of Existing Revolving Loan Commitments owed to such Lenders providing such Extended Revolving Commitments to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Loan Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Existing Revolving Loan Commitment thereof (such revolving credit exposure and Existing Revolving Loan Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender's Extended Revolving Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.10(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.16 of Existing Revolving Loan Commitments and Existing Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans respectively, and prior to any reduction being made to the Commitment of any other Lender).

2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, shall have an initial Interest Period as specified in such Notice of Borrowing.  Thereafter, the Borrower may elect to convert such Borrowing, with respect to the applicable Facility, as applicable, to a different Type or to continue such Borrowing and, in the case of a Borrowing of Term SOFR Loan or Alternative Currency Term Rate Loans, may elect Interest Periods, therefor, all as provided in this Section 2.08.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in (x) more than twenty Borrowings of Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans in the aggregate or (y) more than ten Borrowings of Term CORRA Loans, outstanding hereunder at any one time (which number of Borrowings of Term SOFR Loans, Alternative Currency Term Rate Loans, and/or Alternative Currency Daily Rate Loans may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Extended Revolving Loans/Extended Revolving Commitments).  This Section 2.08 shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by electronic transmission by the time that a Notice of Borrowing would be required under Section 2.03 if the Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such Notice of Conversion/Continuation shall be substantially in the form of Exhibit A-2, unless otherwise agreed to by the Administrative Agent and the Borrower.

(c) Each written Notice of Conversion/Continuation shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Borrowing of Base Rate Loans, a Borrowing of Term SOFR Loans, a Borrowing of Alternative Currency Term Rate Loans or a Borrowing of Alternative Currency Daily Rate Loans ;

(iv) the currency of the resulting Borrowing; and

(v) if the resulting Borrowing is a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Notice of Conversion/Continuation requests a Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.  No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.

(d) Promptly following receipt of a Notice of Conversion/Continuation, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e) If a Notice of Conversion/Continuation with respect to a Borrowing of Term SOFR Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Borrowing of Base Rate Loans.  If a Notice of Conversion/Continuation with respect to a Borrowing of Alternative Currency Term Rate Loans is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Borrowing of Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing may be converted to or continued as a Borrowing of Term SOFR Loans,  Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, as applicable, and (ii) unless repaid, each Borrowing of Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans, as applicable, shall be converted to a Borrowing of the applicable Base Rate Loans, at the end of the Interest Period applicable thereto.

2.09. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments.  The Borrower shall have the right to prepay Term Loans, Revolving Loans, Extended Revolving Loans and Swingline Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent notice by telecopy or electronic transmission of its intent to make such prepayment, the amount of such prepayment and in the case of Term SOFR Loans, the specific Borrowing(s) pursuant to which notice shall be given by the Borrower no later than 11:00 a.m. Local Time (x) on the date of such prepayment (in the case of Base Rate Loans, including Swingline Loans), (y) two (2) Business Days prior to the date of such prepayment (in the case of Term SOFR Loans) or (z) three (3) Business Days prior to any date of prepayment of any Alternative Currency Loan (or such later date as the Administrative Agent may reasonably agree), and, in each case, the Administrative Agent shall promptly notify each of the relevant Lenders or the relevant Swingline Lender, as the case may be, (2) each partial prepayment of any Borrowing of Term Loans or Revolving Loans shall be in an amount that is an integral of the Borrowing Multiple; provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans made pursuant to such Borrowing to an amount less than the Borrowing Minimum for Term SOFR Loans and (3) any prepayment of Term SOFR Loans pursuant to this Section 2.09(a) on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 3.02. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 2.09(a) shall be applied to reduce the Repayment Amounts in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 2.09(a) without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.09(a) without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce the Repayments Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity and on a pro rata basis among Term Loan Classes. All prepayments under this Section 2.09(a) shall also be subject to the provisions of Sections 2.09(d) and (e). At the Borrower's election in connection with any prepayment pursuant to this Section 2.09(a), such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b) Mandatory Prepayments.

(i) Term Loan Prepayments.  On each occasion that an Prepayment Event occurs, the Borrower shall, within two (2) Business Days after the receipt of Net Proceeds from a Specified Debt Incurrence Prepayment Event and within five (5) Business Days after the receipt of Net Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event arising from, to the extent relating to Term Loans, the Incurrence of any Refinancing Indebtedness (a "Specified Debt Incurrence Prepayment Event"), immediately prepay), in accordance with Sections 2.09(c) and 2.09(d) below, without premium or penalty, a principal amount of Term Loans in an amount equal to 100.0% of the Net Proceeds from such Prepayment Event.

(ii) Repayment of Revolving Loans. If, on any date, the aggregate amount of the Lenders' Revolving Exposures in respect of any Class of Revolving Loans for any reason exceeds 100.0% of the Revolving Commitment of such Class then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans of such Class, and after all such Swingline Loans have been paid in full, the Revolving Loans of such Class in an amount equal to such excess. If, after giving pro forma effect to the prepayment of all outstanding Swingline Loans and Revolving Loans of such Class, the Revolving Exposures of such Class exceeds the Revolving Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit outstanding in relation to such Class to the extent of such excess.

(c) Application to Repayment Amounts.

(i) Subject to clause (ii) of this Section 2.09(c) and the first proviso to Section 2.09(b)(i), (A) each prepayment of Term Loans required by Sections 2.09(b)(i) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 2.09(d)(ii); and (B) each prepayment of Term Loans required by Section 2.09(b)(i) in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower (subject to the requirement that the proceeds of any Specified Debt Incurrence Prepayment Event shall in all cases be applied to prepay or repay the applicable Indebtedness being refinanced), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 2.09(d)(ii); provided that, with respect to the allocation of such prepayments under clause (A) above only, between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii) With respect to each such prepayment required by Section 2.09(b)(i) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in Section 2.09(b) for offering to make such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender and the Administrative Agent will promptly provide such notice to each Lender, (B) other than if such prepayment arises due to a Specified Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within three Business Days after such Lender's receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any Term Loans until the date that is specified in clause (C) below) (such refused amounts, the "Retained Refused Proceeds"), (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of repayment from the Administrative Agent and (D) thereafter, the Retained Refused Proceeds may be retained by the Borrower (it being understood that if no Term Loans are outstanding at the time the notice referenced in clause (A) above is required to be delivered, such prepayment shall be deemed Retained Refused Proceeds without any further action by the Borrower for purposes of this Section 2.09(c)(ii)).

(d) Application to Term Loans.

(i) With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 2.09(a) or pursuant to a Specified Debt Incurrence Prepayment Event, such prepayments shall be applied to reduce Repayment Amounts in such order as the Borrower may specify (or, if not specified, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 3.02 with respect to prepayments of Term SOFR Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent, shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Borrower pursuant to Section 3.02.

(ii) With respect to each prepayment of Term Loans by the Borrower required pursuant to Section 2.09(b) (other than in respect of a Specified Debt Incurrence Prepayment Event), such prepayments shall be applied to reduce Repayment Amounts in direct order of maturity and on a pro rata basis to the then outstanding Term Loans (other than any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Term SOFR Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.09(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are Base Rate Loans to the full extent thereof before application to Term Loans that are Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.02.

(e) Application to Revolving Loans; Mandatory Commitment Reduction.

(i) With respect to each prepayment of Revolving Loans and Extended Revolving Credit Loans elected by the Borrower pursuant to Section 2.09(a) or required by Section 2.09(b)(ii), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made and (ii) the Class of Revolving Loans or Extended Revolving Credit Loans to be prepaid; provided that (x) Term SOFR Loans may be designated for prepayment pursuant to this Section 2.09 only on the last day of an Interest Period applicable thereto unless all Term SOFR Loans with Interest Periods ending on such date of required prepayment and all Base Rate Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.07 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 2.09(a) or Section 2.09(b)(ii) of Revolving Loans or Extended Revolving Credit Loans of any Class shall be applied to the Loans of any Defaulting Lender.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.02.

(ii) With respect to each mandatory reduction and termination of Revolving Commitments (and any previously extended Extended Revolving Credit Commitments) required in connection with the Incurrence of any Refinancing Indebtedness Incurred to refinance any Revolving Commitments and/or Extended Revolving Credit Commitments, the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders' credit exposures shall not exceed the remaining Commitments of such Lenders' in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by Section 2.15(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(f) Term SOFR Interest Periods. In lieu of making any payment pursuant to Section 2.09(b)(i) in respect of any Term SOFR Loan other than on the last day of the Interest Period thereof, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Term SOFR Loan to be prepaid and such Term SOFR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a deposit account established on terms reasonably satisfactory to the Administrative Agent, which account may, for the avoidance of doubt, be established at an unaffiliated financial institution. Such deposit shall constitute Cash Collateral for the Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.09.

(g) Minimum Amount.

(i) No prepayment shall be required pursuant to Section 2.09(b)(i) (except to the extent such prepayment arises due to a Debt Incurrence Prepayment Event) unless and until the amount at any time of Net Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds the greater of (x) $20,000,000 and (y) 26.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such Prepayment Event based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Prepayment Event, at which time the aggregate amount for all such Prepayment Events in any fiscal year as the case may be, will be offered to be prepaid as provided in Section 2.09(b)(i), with the date of receipt of such Net Cash Proceeds being deemed for such purpose to be the date such thresholds set forth in this clause (g) are met.

(h) Non-Credit Party Asset Sales. Notwithstanding any other provisions of this Section 2.09, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Non-Credit Party giving rise to an Asset Sale Prepayment Event (a "Non-Credit Party Asset Sale"), the Net Proceeds of any Casualty Prepayment Event from a Non-Credit Party (a "Non-Credit Party Casualty Prepayment Event"), are prohibited, delayed or restricted by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) from being repatriated or expatriated to the United States or from being distributed to a Credit Party, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.09(h)(i) but may be retained by the applicable Non-Credit Party so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or expatriation or distribution to a Credit Party (the Borrower hereby agreeing to cause the applicable Non-Credit Party to promptly take all commercially reasonable actions available under applicable local law, rule or regulation to permit such repatriation, expatriation or distribution), and once such repatriation, expatriation or distribution of any of such affected Net Proceeds is permitted under the applicable local law, rule or regulation, such repatriation, expatriation or distribution will be immediately effected and such repatriated, expatriated or distributed Net Proceeds will be promptly (and in any event not later than two Business Days after such repatriation, expatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 2.09(h)(i) pursuant to this Section 2.09(h)(i) and (ii) to the extent that the Borrower has determined in good faith that such repatriation or expatriation of any of or all the Net Proceeds of any Non-Credit Party Asset Sale or any Non-Credit Party Casualty Prepayment Event would have a material adverse tax cost consequence with respect to such Net Cash Proceeds (but only for so long as such material adverse tax cost consequence exists), the Net Cash Proceeds so affected may be retained by the applicable Non-Credit Party; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Non-Credit Party Asset Sale or Non-Credit Party Casualty Prepayment Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.09(a), (x) the Borrower applies an amount equal to such Net Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Non-Credit Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated or expatriated (or, if less, the Net Proceeds that would be calculated if received by such Non-Credit Party) or (y) such Net Proceeds are applied to the repayment of Indebtedness of a Non-Credit Party.

2.10. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Credit Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 3.01, 3.02 and 4.01 or otherwise) at or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to (x) 2:00 p.m., Local Time), with respect to payments denominated in Dollars, (y) 2:00 p.m., Local Time, with respect to payments denominated in Canadian Dollars and (z) the Applicable Time, with respect to payments denominated in other Alternative Currencies, in each case, on the date when due, in immediately available funds, without setoff or counterclaim.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Payment Office in such Alternative Currency and in immediately available funds not later than the Local Times specified by the Administrative Agent on the dates specified herein.  If, for any reason, the Borrower is prohibited by any Requirement of Law from making any required payment hereunder in such Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the payment amount.  Any amounts received after the required time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.01, 3.02, 4.01 and 12.01 shall be made to the Administrative Agent for the benefit of the Persons entitled thereto and payments pursuant to other Credit Documents shall be made to the Administrative Agent for the benefit of the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied in the manner as provided in Section 2.09(c) or 10.11 hereof, as applicable, ratably among the parties entitled thereto.

(c) Except as otherwise set forth herein, if any Lender (a "Benefited Lender") shall at any time receive any payment of all or part of the Loans of any Class and/or the participations in letter of credit obligations or swingline loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.05, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender's Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class or participations in letter of credit obligations or swingline loans, as applicable; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in LC Obligations or Swingline Loans to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder.  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.11. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.05(a);

(b) such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.10(e);

(c) if any Swingline Loans are outstanding, or any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then (i) all or any part of such LC Exposure of such Defaulting Lender and such Revolving Lender's Pro Rata Percentage under any Swingline Exposure outstanding at such time will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages under the Revolving Facility; provided that (A) each Non-Defaulting Lender's Revolving Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, any Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender and (C) the conditions to Credit Extensions forth in Section 6 (other than Section 6.01) shall be satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), (ii) to the extent that all or any portion (the "unreallocated portion") of the Defaulting Lender's LC Exposure and Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.11(c)(i) above or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender's Pro Rata Percentage under the Revolving Facility of outstanding Swingline Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above) and (y) second, Cash Collateralize such Defaulting Lender's LC Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 2.13(j) for so long as such LC Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender's LC Exposure pursuant to the requirements of this Section 2.11(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender's LC Exposure during the period such Defaulting Lender's LC Exposure is Cash Collateralized, (iv) if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.11(c), then the fees payable to the Lenders pursuant to Section 2.05(c) shall be adjusted in accordance with such Non-Defaulting Lenders' Pro Rata Percentage under the Revolving Facility and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 2.05(c) with respect to such Defaulting Lender's LC Exposure during the period that such Defaulting Lender's LC Exposure is reallocated, or (v) if any Defaulting Lender's LC Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.11(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all fees payable under Section 2.05(c) with respect to such Defaulting Lender's LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated;

(d) (i) no Issuing Bank will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with the requirements of Section 2.11(c) above or otherwise in a manner reasonably satisfactory to such Issuing Bank; and

(e) no Swingline Lender will be required to fund any Swingline Loans unless the Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Commitments of the Non-Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.11(c) above.

(f) The Borrower, Administrative Agent and applicable Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender.  At such time, Pro Rata Percentages under the applicable Facility or Facilities shall be reallocated without exclusion of such Lender's Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Commitments shall be reallocated among Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata Percentages under the applicable Facility or Facilities and any amount that has been deposited in accordance with Section 2.13(j) to Cash Collateralize any LC Exposure shall be automatically released and returned to the Borrower.  Unless expressly agreed in writing by the Borrower, the Administrative Agent and applicable Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender.  The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(g) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise received by the Administrative Agent for that Defaulting Lender pursuant to Sections 12.10(c) and (d)), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank and any Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 2.13(j), the Issuing Banks' potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or any Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Restricted Subsidiaries pursuant to any Bank Product with such Defaulting Lender as certified by a Responsible Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any other Credit Party as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any other Credit Party against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a payment of any unreimbursed LC Disbursements, such payment shall be applied solely to pay the relevant Loans of, and unreimbursed LC Disbursements owed to, the relevant Non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.11(g).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.13(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.12. Swingline Loans.

(a) Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans in Dollars to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans under the Revolving Facility exceeding $10,000,000 or (ii) the total Revolving Exposure exceeding the total Revolving Commitment; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephonic (followed immediately by an electronic request) or electronic transmission, not later than 1:00 p.m., Local Time (in the case of Swingline Loans), on the day of a proposed Swingline Loan. Each such notice shall be revocable (prior to the release of the requested funds) and specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess hereof.  The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower.  The applicable Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the applicable Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of a LC Disbursement as provided in Section 2.13(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.  No Borrower shall request a Swingline Loan if at the time of and immediately after giving effect to such request a Default has occurred and is continuing.

(c) Prepayment.  The Borrower shall have the right at any time and from time to time to repay, without premium or penalty, any Swingline Loan, in whole or in part, upon giving notice thereof pursuant to Section 2.09(d).

(d) Participations.  The Swingline Lender may by written notice given to the Administrative Agent at any time (but, in any event shall weekly, or such other time as determined by the Administrative Agent) not later than 12:00 noon, Local Time on any Business Day require the Revolving Lenders, to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding, which request may be made regardless of whether the conditions set forth in Section 6 have been satisfied.  Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to such Revolving Lender, specifying in such notice such Lender's Pro Rata Percentage under the Revolving Facility of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender's Pro Rata Percentage under the Revolving Facility of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender's Revolving Exposure to exceed such Lender's Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the t Borrower of any participation in a Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to any Swingline Lender.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the applicable Revolving Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.  If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent as required by this paragraph, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand, such amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate, or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and for each day thereafter, the Base Rate or the Alternative Currency Daily Rate (for other Alternative Currencies).

(e) If the Revolving Maturity Date shall have occurred at a time when Extended Revolving Commitments are in effect, then on the Revolving Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Revolving Maturity Date); provided that, if on the occurrence of the Revolving Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.13(o)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Commitments which will remain in effect after the occurrence of the Revolving Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Commitments and such Swingline Loans shall not be so required to be repaid in full on the Revolving Maturity Date.

2.13. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in Dollars or in one or more Alternative Currencies for its account or for the account of any of its Restricted Subsidiaries in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that the Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of a Restricted Subsidiary that is not the Borrower).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  The Existing Letters of Credit listed on Part C of Schedule 1.01B shall be deemed issued under the Revolving Facility.  Subject to the terms and conditions set forth herein, each of the Existing Letters of Credit listed on Schedule 1.01B shall continue to be outstanding under this Agreement as Letters of Credit in the same stated amount as under the Original Credit Agreement so long as they are within each Issuing Bank's LC Sublimit set forth in this Agreement. Letters of Credit issued after the Closing Date shall be issued by of the Issuing Banks at the Borrower's request, so long as each such Letter of Credit is within such Issuing Banks' LC Sublimit as of date of the requested issuance.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy or transmit by electronic communication a LC Request to the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m., Local Time, on the second Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is reasonably acceptable to the applicable Issuing Bank).  A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank:  (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the applicable Issuing Bank may reasonably require.  A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended, renewed or extended, (x) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day), (y) the nature of the proposed amendment, renewal or extension and (z) such other matters as the applicable Issuing Bank may reasonably require.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application substantially on such Issuing Bank's standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant (solely in the case of (w) and (x)) that, after giving effect to such issuance, amendment, renewal or extension) (A) the LC Exposure shall not exceed the LC Sublimit and (B) the total Revolving Exposures shall not exceed the total Revolving Commitments.  Unless the Administrative Agent and applicable Issuing Bank shall otherwise agree, no Letter of Credit shall be denominated in a currency other than Dollars or an Alternative Currency.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date which is one year after the date of the issuance of such Letter of Credit (or such other longer period of time as the Administrative Agent and the applicable Issuing Bank may agree) (other than with respect to foreign guarantees which may expire on a date later than one year from the date of issuance) and (ii) unless Cash Collateralized or otherwise credit supported in accordance with Section 2.13(j), the Letter of Credit Expiration Date.  Notwithstanding the foregoing, each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months (or such longer period of time as may be agreed by the applicable Issuing Bank) or less (but not beyond the date that is after the Letter of Credit Expiration Date unless such Letter of Credit is Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank; provided that no Lender shall be required to fund participations in any Letter of Credit after the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each applicable Revolving Lender, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage under the Revolving Facility of the aggregate amount available to be drawn under such Letter of Credit; provided that any participation of any Letter of Credit issued in an Alternative Currency other than those specifically listed in the definition of the term "Alternative Currency" shall be made in Dollars.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Pro Rata Percentage under the Revolving Facility of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.13, or of any reimbursement payment required to be refunded to the Borrower or for any reason (the "Unreimbursed Amount").  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount equal to such LC Disbursement within one Business Day after the Borrower's receipt of notice of such LC Disbursement from the applicable Issuing Bank; provided that, whether or not the Borrower submits a Notice of Borrowing, the Borrower shall be deemed to have requested (except to the extent the Borrower makes payment to reimburse such LC Disbursement when due or otherwise notifies the Administrative Agent and relevant Issuing Bank that it intends to make a payment to reimburse such LC Disbursement) a Borrowing of Base Rate Loans of the applicable currency in an amount necessary to reimburse such LC Disbursement.  If the Borrower fails to make such payment by the date due in accordance with the preceding sentence, the applicable Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each  Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Pro Rata Percentage under the Revolving Facility.  Promptly following receipt of such notice, each such Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage under the Revolving Facility of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Revolving Lenders; provided that any such payment by a Revolving Lender of its Pro Rata Percentage under the Revolving Facility of the unreimbursed LC Disbursement with respect to any Letter of Credit issued in an Alternative Currency other than those specifically listed in the definition of the term "Alternative Currency" shall me made in Dollars.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (A) the such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the applicable Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the applicable Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse any Issuing Bank, distribute such payment to such Lenders and the applicable Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.  In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the third sentence in this Section 2.13(e) and (B) the Dollar amount paid by the Borrower shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in such Alternative Currency equal to the drawing, then the Borrower agrees, as a separate and independent obligation, to indemnify the applicable Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing.

(f) Obligations Absolute.

 (i) Subject to the limitations set forth below, the obligation of the Borrower to reimburse LC Disbursements as provided in clause (e) of this Section 2.13 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, (iv) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary of any Letter of Credit, (v) any adverse change in the relevant exchange rates or in the availability of an Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.13, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; provided that the Borrower shall have no obligation to reimburse any Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of such Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable judgement or another independent tribunal having jurisdiction).  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirement of Law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction or another independent tribunal having jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in strict compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary,  or refuse to accept and make payment upon such documents, if such documents are not in strict compliance with the terms of such Letter of Credit.

 (ii) No Issuing Bank assumes any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Document.  No Issuing Bank makes to the Lenders any express or implied warranty, representation or guarantee with respect to the Collateral, such documents or any Credit Party.  No Issuing Bank shall be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Document; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Credit Party.

(g) Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by electronic transmission of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders under the Revolving Facility with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.13(e)).

(h) Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Loans that are Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due and payable pursuant to paragraph (e) of this Section 2.13, then Section 2.06(e) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.13 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank.  Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days' prior written notice to the Lenders, the Administrative Agent and the Borrower.  Any Issuing Bank may be replaced at any time by agreement between the Borrower and the Administrative Agent; provided that so long as no Event of Default under Section 10.01 or Section 10.05 is then continuing, such successor Issuing Bank shall be reasonably acceptable to the Borrower.  One or more Lenders may be appointed as additional Issuing Banks in accordance with clause (k) below.  The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such additional Issuing Bank and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization.

 (i) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent (acting at the request of the Required Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the Secured Creditors, an amount in cash equal to 103.00% of the LC Exposure as of such date.  The Administrative Agent shall promptly release and return any such Cash Collateral to the Borrower (in no event later than two (2) Business Days) once all Events of Default are cured or waived.

 (ii) To the extent the Fronting Exposure associated with any Defaulting Lender cannot be reallocated pursuant to Section 2.11, the Borrower shall, on demand by an Issuing Bank or the Administrative Agent from time to time, Cash Collateralize such Fronting Exposure; provided that any amount deposited to Cash Collateralize any Fronting Exposure associated with any Defaulting Lender shall be automatically released and returned to the Borrower at the time the Borrower, the Administrative Agent and the applicable Issuing Bank agree in writing that such Defaulting Lender is no longer a Defaulting Lender.

(iii) Section 2.09 and Section 2.11 set forth certain additional circumstances under which Cash Collateral may be, or is required to be, delivered under this Agreement.

(iv) Each deposit of Cash Collateral pursuant to this Agreement shall be held by the Administrative Agent in the LC Collateral Account as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have a first priority perfected Lien (subject to Permitted Liens) and exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account.  Other than any interest earned on the investment of such deposits of Cash Collateral, which investments shall be made only in Investment Cash Equivalents and at the direction of the Borrower and at the Borrower's risk and expense, such deposits of Cash Collateral shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Monies in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower.  Except as otherwise provided in this Agreement, the Administrative Agent shall promptly (and in no event later than the next Business Day) release and return any Cash Collateral to the Borrower once the event or circumstance giving rise to the requirement of any Credit Party to deposit such Cash Collateral is no longer continuing.

(k) Additional Issuing Banks.  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this clause (k) shall be deemed (in addition to being a Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Lender, and all references herein and in the other Credit Documents to the term "Issuing Bank" shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as Issuing Bank, as the context shall require.

(l) No Issuing Bank shall be under an obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank.

(m) No Issuing Bank shall be under an obligation to amend any Letter of Credit if (i) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(n) LC Collateral Account.

 (i) The Administrative Agent is hereby authorized to establish and maintain at the Notice Office, in the name of the Administrative Agent and pursuant to a dominion and control agreement, a restricted deposit account designated "The SunOpta Inc. LC Collateral Account."  Each Credit Party shall deposit into the LC Collateral Account from time to time the Cash Collateral required to be deposited under Section 2.13(j) hereof.

 (ii) The balance from time to time in such LC Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided.  Notwithstanding any other provision hereof to the contrary, all amounts held in the LC Collateral Account shall constitute collateral security first for the liabilities in respect of Letters of Credit outstanding from time to time and, with respect to amounts deposited in connection with the events described in clause (i) of such Section 2.13(j) only, second for the other Obligations hereunder until such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of Letters of Credit have been paid in full.  All funds in "The SunOpta Inc. LC Collateral Account" may be invested in accordance with the provisions of Section 2.13(j).

(o) Extended Commitments.  If the Revolving Maturity Date shall have occurred at a time when Extended Revolving Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.13(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit  on such terms as may be agreed between the Borrower and the applicable Issuing Bank.  Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Revolving Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Revolving Maturity Date.

(p) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.13, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i) reasonably prior to the time that such Issuing Bank issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii) on each Business Day on which such Issuing Bank makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii) on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment;

(iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; and

(v) for so long as any Letter of Credit issued by an Issuing Bank is outstanding, such Issuing Bank shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank.

2.14. Settlement Amongst Revolving Lenders.

(a) The amount of each Lender's Pro Rata Percentage of outstanding Revolving Loans (including outstanding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Swingline Loans) and repayments of Revolving Loans (including Swingline Loans) received by the Administrative Agent as of 12:00 p.m., Local Time, on the first Business Day (such date, the "Settlement Date") following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Revolving Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Swingline Loans) for the period and the amount of repayments received for the period.  As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Revolving Lender its applicable Pro Rata Percentage under the Revolving Facility of repayments, and (ii) each Revolving Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans to the Borrower (including Swingline Loans) shall be equal to such Lender's applicable Pro Rata Percentage of Revolving Loans (including Swingline Loans) outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Administrative Agent by the Revolving Lenders and is received prior to 1:00 p.m., Local Time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Local Time, that day; and, if received after 1:00 p.m., Local Time, then no later than 11:00 a.m., Local Time, on the next Business Day.  The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent.  If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (x) for the first such day, the Federal Funds Rate (for Dollars) or the Bank of Canada Overnight Rate (for Canadian Dollars) or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (for other Alternative Currencies), and (y) for each day thereafter, the Base Rate (for amounts denominated in Dollars) or the Bank of Canada Overnight Rate (for amounts denominated in Canadian Dollars).

2.15. Incremental Facilities.

(a) Subject to the terms and conditions set forth herein, after the Closing Date, the Borrower shall have the right to request, by written notice to the Administrative Agent, (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the "Incremental Term Loans"), (ii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an "Incremental Revolving Commitment Increase" and, together with the Incremental Term Loans, the "Incremental Facilities" and the commitments in respect thereof are referred to as the "Incremental Commitments"); provided that (x) subject to Section 1.14, at the time that any such Incremental Term Loan or Incremental Revolving Commitment Increase is made or effected (and after giving pro forma effect thereto), no Event of Default shall have occurred and be continuing.

(b) Each tranche of Incremental Term Loans and each Incremental Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and unless otherwise agreed by the Borrower and the Administrative Agent, in minimum increments of $1,000,000 in excess thereof), and the Incremental Term Loans and the Incremental Revolving Commitment Increases (in each case after giving pro forma effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.15(b) shall not exceed the Incremental Limit.

(c)

(i) The Incremental Term Loans (A) shall rank equal in right of security with the Initial Term Loans (and which may be equal or junior in right of payment with the Initial Term Loans), shall be secured on a pari passu basis only by all or a portion of the Collateral securing the Obligations and shall be guaranteed only by the Credit Parties, (B) shall not mature earlier than the Initial Term Loan Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans, (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates or payment-in-kind interest), pricing, delayed draw mechanics, interest margins, rate floors, upfront fees, AHYDO Catch Up Payments, funding discounts, original issue discounts and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, solely with respect to broadly syndicated floating rate Incremental Term Loans that mature no later than one year after the Initial Term Loan Maturity Date, if the Effective Yield for such Incremental Term Loans is greater than the Effective Yield for the Initial Term Loans by more than 50 basis points, then the interest margins for all Initial Term Loans will be increased to the extent necessary such that the Effective Yield for such Incremental Term Loan is not more than 50 basis points higher than the Effective Yield for the Initial Term Loans, (E) may otherwise have terms and conditions different from those of the Initial Term Loans; provided that, except with respect to matters contemplated by clauses (B), (C), (D) and (E) above (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), any differences shall not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Facility.

(ii) The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)).

(d) Each notice from the Borrower pursuant to this Section 2.15 shall be given in writing and shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Commitment Increases. Incremental Term Loans may be made and Incremental Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan, and no existing Lender with a Revolving Commitment will have any obligation to provide a portion of any Incremental Revolving Commitment Increase) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an "Additional Lender"); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender's or Additional Lender's making such Incremental Term Loans or providing such Incremental Revolving Commitment Increases if such consent would be required under Section 12.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Commitment Increases, the Swingline Lender and each Letter of Credit Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender's or Additional Lender's providing such Incremental Revolving Commitment Increases if such consent would be required under Section 12.04(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e) Commitments in respect of Incremental Term Loans and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender's applicable Revolving Commitment) under this Agreement pursuant to an amendment (an "Incremental Agreement") to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, and each Additional Lender, if any, so long as any Additional Lender shall have complied with the provisions of Section 12.04(c) and delivered such forms to the Administrative Agent, and acknowledged by the Administrative Agent (such acknowledgement not to be unreasonably withheld or delayed). The Incremental Agreement may, subject to Section 2.15(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders, (ii) [reserved], (iii) to increase the Effective Yield of the applicable Class of Term Loans, or make other changes to any applicable Class of Term Loans that are favorable to the Lenders thereof, to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are "fungible" with any applicable existing Class of Term Loans) and/or (iv) to add or extend, in either case, any other "call protection" for the benefit of any applicable existing Class of Term Loans). The effectiveness of any Incremental Agreement (an "Incremental Facility Closing Date") and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitment Increases for any purpose not prohibited by this Agreement.

(f)

(i) No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitment Increases unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans or Incremental Revolving Commitment Increases.

(ii) Upon each increase in the Revolving Commitments of any Class pursuant to this Section 2.15, each Lender with a Revolving Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment Increase (each, an "Incremental Revolving Commitment Increase Lender") in respect of such increase, and each such Incremental Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender's participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving Commitment of such Class (including each such Incremental Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Commitments of such Class of all Lenders represented by such Lender's Revolving Commitment of such Class. If, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Revolving Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.02. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.15 shall supersede any provisions in Section 2.10 or 12.10 to the contrary. For the avoidance of doubt, any provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided no such amendment shall effect any change specifically described in clauses (i) through (x) of Section 12.10 without the consent of each Person required to consent to such change under clauses (i) through (x) of Section 12.10 (it being agreed, however, that (x) the establishment and implementation of any Incremental Facility will not, of itself, be deemed to effect any of the changes described in clauses (i) through (x) of Section 12.10 and (y) modifications to the definitions of "Commitment", "Loan", any constituent definitions of the foregoing, "Required Lenders", "Required Class Lenders" or other provisions relating to voting provisions to provide the Persons agreeing to provide the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (i) through (x) of Section 12.10).

2.16. Extensions of Loans and Commitments.

(a)

(i) The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an "Existing Term Loan Class") be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans or to make any other changes to the terms of such Term Loans (any such Term Loans which have been so extended or changed, "Extended Term Loans") and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a "Term Loan Extension Request") setting forth the proposed terms of the Extended Term Loans to be established, which terms shall (A) be substantially similar as offered to each Lender under such Existing Term Loan Class (including as to proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Class and (B) except as to interest rates, fees, amortization, final maturity date, AHYDO payments, optional prepayments and redemptions, premium, requirement prepayment dates and participation in prepayments (which shall be determined by the Borrower and the Lenders participating in the Extended Term Loans as set forth the relevant Term Loan Extension Request) be substantially identical to or (taken as a whole) not be materially more favorable (as reasonably determined by the Borrower) to the Lenders providing the Extended Term Loans than the Term Loans of the Existing Term Loan Class subject to such Term Loan Extension Request (except if the existing Lenders receive the benefit of such favorable terms or for covenants or other provisions applicable only periods after the Latest Maturity Date); provided that (w) the scheduled final maturity date may be extended or changed and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.04 or in the Extension Amendment or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended or changed, in each case as more particularly set forth in Section 2.16(c) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) subject to the provisions set forth in Sections 2.09(a) and (b), the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof; provided, however, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Class be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Class, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of any intercreditor agreement applicable to the Existing Term Loan Class, if any, (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Term Loans that are secured on a pari passu basis hereunder, in each case as specified in the respective Term Loan Extension Request, and (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, and (z) the Extension Amendment may provide for other covenants and terms that apply after the Latest Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended or changed.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments (including any previously extended Revolving Commitments), existing at the time of such request (each, an "Existing Revolving Commitment" and any related Revolving Loans, "Existing Revolving Loans"; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an "Existing Revolving Class"), be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, "Extended Revolving Commitments" and any related Revolving Loans, "Extended Revolving Loans") and to provide for other terms consistent with this Section 2.16.  Prior to entering into any Extension Amendment with respect to any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Revolving Lenders with such request offered equally to all Revolving Lenders) (a "Revolving Extension Request") setting forth the proposed terms of the Extended Revolving Commitments  to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Commitments (such Class, the "Specified Existing Revolving Commitment Class"), except that (w) all or any of the final maturity and/or termination dates of such Extended Revolving Commitments  may be delayed to later dates than the final maturity and/or termination dates of the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the Undrawn Fee Rate applicable to Revolving Commitments with respect to the Extended Revolving Commitments may be different than those for the Existing Revolving Commitments, and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Loans under any Extended Revolving Commitments, shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans of the Specified Existing Revolving Commitment Class, as applicable (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and repayment procedures of the Revolving Commitments of the Specified Existing Revolving Commitments Class) and (II) subject to the applicable limitations set forth in Section 2.07, permanent repayments of Extended Revolving Loans (and corresponding permanent reduction in the related Extended Revolving Commitments), shall be permitted as may be agreed between the Borrower and the Lenders thereof.  No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Class converted or exchanged into Extended Revolving Loans or Extended Revolving Commitments.  Any series of Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and from any other Extended Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(b) The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which the  Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.16.  Any Lender (an "Extending Lender") wishing to have all or a portion of its Term Loans or Revolving Commitments (or any earlier Extended Revolving Commitments), subject to such Extension Request converted or exchanged into Extended Loans/Commitments, shall notify the Administrative Agent (an "Extension Election") on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving Commitments (and/or any earlier Extended Revolving Commitments), which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent).  Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. Each Revolving Lender being extended shall have the opportunity to participate in such extension on the same terms as each other Revolving Lender. In the event that the aggregate amount of Term Loans and Revolving Commitments (and any earlier extended Extended Revolving Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments, requested pursuant to the Extension Request, Term Loans or Revolving Commitments (or earlier extended Extended Revolving Commitment), subject to Extension Elections shall be converted to or exchanged to Extended Term Loans or Extended Revolving Commitments, on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans or Revolving Commitments and earlier extended Extended Revolving Commitments, included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.  Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, unless expressly agreed by the holders of each affected Existing Revolving Commitment of the Specified Existing Revolving Commitment Class, such Extended Revolving Commitment shall not be treated more favorably than all Existing Revolving Commitments of the Specified Existing Revolving Commitment Class for purposes of the obligations of a Lender in respect of Swingline Loans and Letters of Credit, except that the applicable Extension Amendment may provide that the last day for making Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swingline Lender and/or each Issuing Bank shall have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an "Extension Amendment") to this Agreement (notwithstanding anything to the contrary set forth in Section 12.10, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Revolving Commitments established thereby), executed by the Credit Parties, the Administrative Agent and the Extending Lenders.  In addition to any terms and changes required or permitted by this Section 2.16(d), each Extension Amendment in respect of Extended Term Loans may amend the scheduled amortization payments pursuant to Section 2.04 or the applicable Incremental Agreement or Extension Amendment with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby and covering customary matters and (ii) to the effect that such Extension Amendment, including the Extended Loans/Commitments, provided for therein, does not breach or result in a default under this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) on any date on which any Existing Term Loan Class or Class of Existing Revolving Commitments is converted or exchanged to extend the related scheduled maturity or termination date(s) in accordance with paragraph (a) above (an "Extension Date"), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Commitments, shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments,  so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Commitments, shall be established as a separate Class of Revolving Commitments from the Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date)and (ii) if, on any Extension Date, any Existing Revolving Loans of any Extending Lender are outstanding, such Existing Revolving Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Loans (and related participations), in the same proportion as such Extending Lender's Revolving Commitments to Extended Revolving Commitments.

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Commitments of a given Class, to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in its sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a "Corrective Extension Amendment") within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Commitments (and related Revolving Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Commitments (and related Revolving Exposure), of the applicable Extension Series into which such other Term Loans or Revolving Commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, and (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.16 shall supersede any provisions in Section 2.15 or Section 12.10 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders; provided no such amendment shall effect any change specifically described in clauses (i) through (x) of Section 12.10(a) without the consent of each Person required to consent to such change under clauses (i) through (x) of Section 12.10(a) (it being agreed, however, that (x) the establishment and implementation of any Extended Loans/Commitments will not, of itself, be deemed to effect any of the changes described in clauses (i) through (viii) of Section 12.10(a) and (y) modifications to the definitions of "Commitment", "Loan", any constituent definitions of the foregoing, "Required Lenders", "Required Class Lenders" or other provisions relating to voting provisions to provide the Persons agreeing to provide the applicable Extended Loans/Commitments with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (i) through (x) of Section 12.10(a)).

2.17. Refinancing Facilities.

(a) At any time after the Closing Date, the Borrower may, by written notice to the Administrative Agent, request the establishment of one or more additional Classes of Loans or Commitments under this Agreement or an increase to an existing Class of Loans or Commitments under this Agreement ("Refinancing Loans" or "Refinancing Commitments", as applicable; and the facility provided thereby a "Refinancing Facility") to refinance, renew, replace, defease or refund all or a portion of any class of Loans or Commitments then outstanding; provided that:

(i) (x) the proceeds of such Refinancing Loans shall be applied, concurrently or substantially concurrently with the incurrence thereof, solely to the pro rata repayment of the outstanding Class of Loans being so refinanced (without any ability of the relevant Lenders or holders to decline such prepayment) and (y) Refinancing Commitments in respect of any Revolving Commitments shall be applied, concurrently or substantially concurrently with the incurrence thereof, solely to the pro rata repayment, exchange and/or replacement of the outstanding Class of Revolving Loans being so refinanced, exchanged and/or replaced (without any ability of the relevant Lenders or holders to decline such refinancing and/or replacement) and any Revolving Commitments being so refinanced shall be permanently terminated;

(ii) each Refinancing Facility shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and unless otherwise agreed by the Borrower and the Administrative Agent, in minimum increments of $1,000,000 in excess thereof);

(iii) such Refinancing Facilities shall be in an aggregate principal amount not greater than the aggregate principal amount of Facilities or other Refinancing Facilities to be refinanced or replaced, plus any accrued interest, premium, AHYDO Catchup Payments, fees and expenses related thereto (including any original issue discount or upfront fees);

(iv) the final maturity date of such Refinancing Facility shall be no earlier than the Maturity Date of the Class of Loans or Commitments being refinanced, and the weighted average life to maturity of such Refinancing Loans shall be no shorter than the then remaining weighted average life to maturity of each Class of Loans being refinanced;

(v) the pricing, rate floors, discounts, fees and optional and mandatory prepayment or redemption provisions applicable to such Refinancing Facility shall be as agreed between the Borrower and each Person with a commitment for a Refinancing Facility (each, a "Refinancing Lender") so long as, in the case of any mandatory prepayment or redemption provisions, such Refinancing Lenders do not participate on a greater than pro rata basis in any such prepayments as compared to the Lenders;

(vi) except with respect to matters contemplated by this Section 2.17 (except for covenants and other provisions or requirements applicable only to the periods after the Latest Maturity Date), any differences in terms between the Refinancing Facilities and the Facilities shall be not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole and (y) the documentation governing any Refinancing Loans may include any Previously Absent Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Covenant for the benefit of each Facility;

(vii) (x) no Restricted Subsidiary shall be a borrower or a guarantor with respect to such Refinancing Facility unless such Restricted Subsidiary is a Credit Party hereunder or shall have previously or substantially concurrently guaranteed the Obligations and (y) no Refinancing Facility may be secured by any assets that do not constitute the Collateral securing the Obligations;

(viii) any Unrestricted Subsidiary shall be an "unrestricted subsidiary" under the terms of any Refinancing Facility;

(ix) no existing Lender shall be required to provide any Refinancing Facility;

(x) providers of a Refinancing Facility issued under the Credit Documents must be reasonably acceptable to the Borrower and the Administrative Agent; provided, that consent of the Administrative Agent will be required only to the extent it would have a consent right to an assignment of Term Loans or Revolving Commitments, as applicable, to such provider and such consent may not be unreasonably withheld, conditioned or delayed;

subject to Section 1.14, both immediately before and immediately after any such incurrence, no Event of Default shall have occurred and be continuing or would result therefrom, and the representations and warranties of the Borrower and each other Credit Party contained in Section 7 or each other Credit Document, shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects after giving effect to such qualifier) on such date of issuance or incurrence, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects after giving effect to such qualifier) as of such earlier date.

(b) Each such notice shall specify (x) the date (each, a "Refinancing Effective Date") on which the Borrower proposes that the Refinancing Loans be made or the Refinancing Commitments are established, as the case may be, which shall be a date reasonably acceptable to the Administrative Agent and (y) in the case of Refinancing Loans, the identity of the Persons (each of which shall be a Person that would be an Eligible Assignee (for this purpose treating a Lender of Refinancing Loans as if it were an assignee)) whom the Borrower proposes would provide the Refinancing Loans and the portion of the Refinancing Loans to be provided by each such Person.  On each Refinancing Effective Date, each Refinancing Lender shall extend a Refinancing Loan to the Borrower in a principal amount equal to such Person's commitment therefor.

(c) The Refinancing Loans shall be documented by a Refinancing Amendment executed by the Persons providing the Refinancing Loans (and the other Persons specified in the definition of Refinancing Amendment but no other existing Lender), and the Refinancing Amendment may provide for such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of conditions consistent with the conditions in Section 6 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers' certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel's form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Facility is provided with the benefit of the applicable Credit Documents.

(d) This Section 2.17 shall supersede any provisions in Section 2.10 or Section 12.10 to the contrary. For the avoidance of doubt, any provisions of this Section 2.17 may be amended with the consent of the Required Lenders; provided no such amendment shall effect any change specifically described in clauses (i) through (x) of Section 12.10 without the consent of each Person required to consent to such change under clauses (i) through (x) of Section 12.10 (it being agreed, however, that (x) the establishment and implementation of any Refinancing Facility will not, of itself, be deemed to effect any of the changes described in clauses (i) through (x) of Section 12.10 and (y) modifications to the definitions of "Commitment", "Loan", any constituent definitions of the foregoing, "Required Lenders", "Required Class Lenders" or other provisions relating to voting provisions to provide the Persons agreeing to provide the applicable Refinancing Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (i) through (x) of Section 12.10).

Section 3 Yield Protection, Illegality and Replacement of Lenders.

3.01. Increased Costs, Illegality, etc.

(a) In the event that  any Lender, shall have determined (which determination shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto:

(i) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan because of any change since the Closing Date in any Requirements of Law (whether or not having the force of a law) or in the official interpretation or administration thereof and including the introduction of any new Requirements of Law, official guideline or request, such as, but not limited to:  (A) any Tax imposed on any Lender (except Indemnified Taxes or Other Taxes indemnifiable under Section 4.01 or any Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Term SOFR, Alternative Currency Term Rate or Alternative Currency Daily Rate, as applicable; or

(ii) at any time, that the making or continuance of any Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan has been made (x) unlawful by any Requirement of Law, (y) impossible by compliance by any Lender, in good faith with any governmental request (whether or not having force of a Requirement of Law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the applicable interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice in writing to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice to the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans shall no longer be available until such time as the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay, as applicable, to such Lender, upon such Lender's written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice setting forth the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, shall be submitted to the Borrower by such Lender and shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto), (z) in the case of clause (ii) above, the Borrower shall take one of the actions specified in Section 3.01(b) as promptly as possible and, in any event, within the time period required by a Requirement of Law.

(b) At any time that any Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan is affected by the circumstances described in Section 3.01(a)(i), the Borrower may, and in the case of a Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan affected by the circumstances described in Section 3.01(a)(ii), the Borrower shall either (x) if the affected Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent written notice on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 3.01(a)(i) or (ii) or (y) if the affected Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent, require the affected Lender to convert such Term SOFR Loan, Alternative Currency Term Rate Loan or Alternative Currency Daily Rate Loan into the applicable Base Rate Loan at the end of the applicable Interest Period (or in the case of an Alternative Currency Daily Rate Loan, immediately), or such earlier date as may be required by applicable Requirement of Law, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.01(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable Requirement of Law, guideline, directive or request (whether or not having the force of a law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then, the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's determination of compensation owing under this Section 3.01(c) shall, absent demonstrable error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.01(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III ((x) and (y) collectively referred to as "Dodd-Frank and Basel III"), shall be deemed to be a change after the Closing Date in a Requirement of Law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 3.01); provided, however, that no Lender or Issuing Bank shall be entitled to seek compensation under this Section 3.01 based on the occurrence of a Change in Law arising solely from Dodd-Frank and Basel III, unless such Lender or Issuing Bank is generally seeking compensation from other borrowers in the asset-based lending market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.01.

(e) Notwithstanding anything in this Agreement to the contrary, the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 3.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of such Lender's or Issuing Bank's intention to claim compensation under this Section 3.01; provided, however, that, if the introduction or change referred to in Section 3.01(a)(ii) or 3.01(c) giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; or (ii) such Lender or Issuing Banks is not charging such costs or reduced return to its borrowers generally with respect to which it has the right to charge such costs.

3.02. Compensation.  The Borrower agrees to compensate each Revolving Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Term SOFR Loans or Alternative Currency Term Rate Loans but excluding loss of the Applicable Margin or other anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Term SOFR Loans or Alternative Currency Term Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the applicable Borrower or deemed withdrawn pursuant to Section 3.01(a)); (ii) if any prepayment or repayment (including any termination or reduction of Commitments made pursuant to Section 2.07 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Term SOFR Loans or Alternative Currency Term Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto (including as a result of the notice of prepayment, termination or reduction, as applicable, being revoked by the Borrower); (iii) if any prepayment of any Term SOFR Loans, Alternative Currency Term Rate Loans or Alternative Currency Daily Rate Loans is not made on any date specified in a notice of termination or reduction given by the Borrower (including as a result of such notice of termination or reduction being revoked by the Borrower); (iv) if the Borrower shall fail to make a payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in Canadian Dollars on its scheduled due date or any payment thereof in a different currency or (v) as a consequence of (x) any other default by the Borrower to repay its Term SOFR Loans or Alternative Currency Term Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 3.01(b).

3.03. Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 4.01 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 3.03 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 3.01 and 4.01.

3.04. Replacement of Lenders.  (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 3.01(a)(ii) or (iii), Section 3.01(c) or Section 4.01 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.10(b), the Borrower shall have the right, if no Event of Default then exists (or, in the case of preceding clause (z), will exist immediately after giving effect to such replacement), to replace such Lender (the "Replaced Lender") with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent's consent would be required for an assignment to such Replacement Lender pursuant to Section 12.04); provided that (i) at the time of any replacement pursuant to this Section 3.04, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to Section 12.04(c) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender and (II) an amount equal to all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 2.05 and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.  Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 3.04, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 3.04 and Section 12.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the register pursuant to Section 12.04(e) and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 3.01, 3.02, 4.01, 11.07 and 12.01), which shall survive as to such Replaced Lender.  In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 3.04, the Borrower hereby irrevocably authorizes the Borrower to take all necessary action, in the name of the Borrower, as described above in this Section 3.04 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 3.04.

3.05. Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Loans or Alternative Currency Loans or a continuation of any of such Loans, as applicable, (i)  the Administrative Agent determines, in consultation with the Borrower, (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 3.05(b) and the circumstances under clause (i) of Section 3.05(b) or the Scheduled Unavailability Date, or SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period with respect to a proposed Term SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine, in consultation with the Borrower, that for any reason the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Loans or Alternative Currency  Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans or Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR  component in determining the Base Rate shall be suspended until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.05(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or continuation of Alternative Currency Loans to the extent of the affected Term SOFR Loans, Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Borrower's election, shall either (1) be converted into a Borrowing of Base Rate Loans in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of a Term SOFR Loan or an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Term SOFR Loan or Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent reasonably determines, in consultation with the Borrower  (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (in consultation with the Borrower) (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency because none of the one month, three month or six month interest periods of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority (or any successor administrator of the Term SOFR Screen Rate) has made a public statement or publication of information identifying a specific date after which one month, three month and six month interest periods of the Relevant Rate for an Agreed Currency (including any forward-looking term rate thereof) or the Term SOFR Screen Rate shall or will no longer be representative of the underlying market and economic reality that such Relevant Rate is intended to measure, or made available, or permitted to be used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator  that is satisfactory to the Administrative Agent that will continue to provide such interest period(s) of the Relevant Rate for such Agreed Currency (the latest date on which one month, three month and six month interest periods of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely (such specific date, the "Scheduled Unavailability Date");

then, (x) with respect to Term SOFR, on a date and time determined by the Administrative Agent, in consultation with the Borrower, (any such date, the "Term SOFR Replacement Date"), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Credit Document with, Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document (the "Term SOFR Successor Rate"), and (y) with respect to any (A) Relevant Rate (other than Term SOFR) or (B) any then current Successor Rate if the events or circumstances of the type described in Section 3.05(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect (or if Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date), reasonably promptly after such determination by the Administrative Agent (in consultation with the Borrower) or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 3.05 with an alternate benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, an "Other Relevant Rate Successor Rate", and together with the Term SOFR Successor Rate, a "Successor Rate"), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, in consultation with the Borrower.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Credit Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If at any time, including in connection with the implementation of a Successor Rate, (i) the then-current Relevant Rate is a term rate (including Term SOFR and any Alternative Currency Term Rate), and either (A) any tenor for such Relevant Rate is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Relevant Rate has provided a public statement or publication of information announcing that any tenor for such Relevant Rate is not or will not be representative, then the Administrative Agent, in consultation with the Borrower, may modify the definition of "Interest Period" or any similar or analogous definitions for any Relevant Rate settings at or after such time to remove any tenor of such Relevant Rate that is unavailable or non-representative for such Relevant Rate (including any Successor Rate) settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Relevant Rate (including a Successor Rate) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Relevant Rate (including any Successor Rate), then the Administrative Agent may, in consultation with the Borrower, modify the definition of "Interest Period" or any similar or analogous definition, for all Relevant Rate settings at or after such time to reinstate any such previously removed tenor for such Relevant Rate (including any Successor Rate) settings.

(c) For purposes of this Section 3.05, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Alternative Currency shall be excluded from any determination of Required Lenders in respect of a Relevant Rate for such Alternative Currency.

Section 4  Taxes.

4.01. Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law.  If any Taxes are required by applicable Requirements of Law to be withheld or deducted by any applicable withholding agent from such payments, (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable shall be increased by the applicable Credit Party as necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.01) have been made, the Lender (or the Administrative Agent if the Administrative Agent receives the payment for its own account) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority.  In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.  As soon as practicable after the payment of any Indemnified Taxes or Other Taxes described in this Section 4.01 by the Credit Parties, the Credit Parties will furnish to the Administrative Agent certified copies of tax receipts evidencing such payment by the applicable Credit Party or other evidence of such payment reasonably satisfactory to the Administrative Agent.  The Credit Parties jointly and severally agree, to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 days of written request therefor, for the amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted in respect of any payment to the Administrative Agent or such Lender under any Credit Document, and any Other Taxes (including any Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 4.01), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Administrative Agent or Lender (or by the Administrative Agent on behalf of a Lender) shall be conclusive absent manifest error.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax.  In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements.  Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 4.01(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(c) Without limiting the generality of the foregoing, if any payment made to a Lender under any Credit Document would be subject to Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender's obligations under FATCA and to determine, if necessary, the amount to deduct and withhold from payments made to such Lender under any Credit Document.  Solely for purposes of the preceding sentence, "FATCA" shall include any amendment made to FATCA after the Closing Date.

(d) Notwithstanding any other provision of this Section 4.01, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e) Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 4.01(b) or 4.01(c).

(f) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 4.01(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 4.01(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Nothing in this Section 4.01(f) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(g) For the avoidance of doubt, for purposes of this Section 4.01, the term "Lender" shall include any Issuing Bank and any Swingline Lender.

4.02. VAT.

(a) All amounts expressed to be payable under a Credit Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Credit Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party). In this Section 4.02, the following expressions shall have the following meanings: (i) "Finance Party" shall mean any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document; (ii) "Party" shall mean any party to this Agreement and (iii) "VAT" shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

(b) If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Credit Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)  (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)  (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Credit Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 4.02 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union)).

(e) In relation to any supply made by a Finance Party to any Party under a Credit Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

Section 5 Conditions Precedent to Credit Events on the Closing Date.  The Administrative Agents, Swingline Lenders, the Issuing Bank and the Lenders shall not be required to fund any Initial Term Loans, Revolving Loans or Swingline Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived:

5.01. Closing Date; Credit Documents.  On or prior to the Closing Date, each Credit Party, the Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders on the date hereof shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.

5.02. Officer's Certificate.  On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date and signed on behalf of the Borrower (and not in any individual capacity) by a Responsible Officer of the Borrower, certifying on behalf of the Borrower that (i) no Default or Event of Default exists and (ii) the representations and warranties set forth in Section 7 and in the other Credit Documents are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the Closing Date (except for those representations and warranties that relate to an earlier date, in which event, such representations and warranties shall have been true in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such earlier date).

5.03. Opinions of Counsel.  On the Closing Date, the Administrative Agent shall have received from (i) Simpson Thacher & Bartlett LLP, U.S. counsel to the Credit Parties and (ii) Wildeboer Dellelce LLP, as Canadian counsel to the Credit Parties, in each case, an opinion addressed to the Administrative Agents, the Collateral Agent and each of the Lenders party hereto on the Closing Date and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

5.04. Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by a Responsible Officer of such Credit Party, and to the extent applicable attested to by the secretary or any assistant secretary of such Credit Party, in each case, on behalf of such Credit Party (and not in any individual capacity), in customary form, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) On the Closing Date, the Administrative Agent shall have received good-standing certificates (or similar instrument, if applicable) and bring-down telegrams or facsimiles, with respect to entities incorporated or formed under the Requirements of Law of any jurisdiction for the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper governmental authorities.

5.05. Solvency Certificate.  On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower substantially in the form of Exhibit D.

5.06. Fees, etc.  On the Closing Date, the Borrower shall have paid to the Agents and each Lender all fees, if any, required to be paid to such Person on the Closing Date and all reasonable and documented out-of-pocket expenses required to be reimbursed by the Borrower to the Administrative Agents and the Joint Lead Arrangers in connection with the Transactions, in the case of such expenses to the extent invoiced at least three Business Days prior to the Closing Date.

5.07. Security Agreements.  On the Closing Date, (a) each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement and (b) each Canadian Credit Party shall have duly authorized, executed and delivered the Canadian Security Agreement, covering all of such Credit Party's present and future Collateral required by the Collateral and Guarantee Requirement, and the applicable Credit Parties shall have delivered:

(i) in respect of each Credit Party, proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC,  PPSA and RDPRM, and executed short-form intellectual property security agreements for filing with the United States Patent and Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office, in each case, as may be reasonably necessary to perfect  or otherwise provide notice of the security interests to the extent required by the Collateral and Guarantee Requirement;

(ii) an executed Perfection Certificate; and

(iii) (a) certificates, if any (which certificates shall be accompanied by irrevocable undated stock powers or stock transfer forms, duly endorsed in blank), representing all Equity Interests (other than Excluded Assets), and (b) any promissory notes or other instruments (duly endorsed, where appropriate) evidencing any Indebtedness for borrowed money (other than intercompany Indebtedness) in a principal amount in excess of $5,000,000 (individually) owing to any Credit Party, in the case of each of clauses (a) and (b), to the extent required to be delivered in accordance with the Collateral and Guarantee Requirement.

5.08. Financial Statements.  On or prior to the Closing Date, the Administrative Agent shall have received (i) the Historical Financial Statements and (ii) the Borrower's and its Restricted Subsidiaries' most recent annual projected statement of operations, balance sheet and statement of cash flows, for the period through December 31, 2027 the information delivered under clause (ii), the "Projections").  The Administrative Agent hereby confirms that it has received all such Historical Financial Statements and Projections.

5.09. KYC / AML.  The Administrative Agent and the Lenders shall have received all documentation and other information about the Borrower and the other Credit Parties that shall have been reasonably requested by the Administrative Agent or the Lenders and that the Administrative Agent reasonably determines is required by United States and Canadian regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the Patriot Act and AML Legislation.  The Administrative Agent and the Lenders hereby confirm that they have received all such information.

5.10. Closing Date Refinancing.  Substantially concurrently with the incurrence of the Initial Term Loans, the Closing Date Refinancing shall be consummated.

5.11. Consolidated Total Net Leverage Ratio.  The Consolidated Total Net Leverage Ratio, tested as of November 4, 2023, shall not exceed 3.25:1.00.

Section 6 Conditions Precedent to All Credit Events.  The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to the satisfaction (or waiver) of each of the conditions precedent set forth below; provided that the following conditions shall not apply to any Borrowings under any Incremental Facility, Extended Facility or Refinancing Facility, the conditions of which are set forth in Section 2.15, Section 2.16 and Section 2.17, as applicable:

6.01. Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested (other than pursuant to Section 2.02(f)) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.13(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.12(b).

6.02. No Default.  No Default or Event of Default shall exist at the time of, or result from, such funding or issuance.

6.03. Representations and Warranties.  Each of the representations and warranties made by any Credit Party set forth in Section 7 hereof or in any other Credit Document shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty).

6.04. Eligible Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency shall currently be an Eligible Currency.

The acceptance of the benefits of each Credit Extension shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in this Section 6 and applicable to such Credit Event are satisfied as of that time (other than such conditions which are subject to the discretion of the Administrative Agent or the Lenders).  All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.

Section 7 Representations and Warranties.  In order to induce the Agents, the Lenders and the Issuing Banks to enter into this Agreement and to make the Credit Extensions hereunder, each Credit Party, as applicable, makes the following representations and warranties.

7.01. Organizational Status.  The Borrower and each of its Restricted Subsidiaries (i) is a duly organized or incorporated and validly existing organization in good standing under the law of the jurisdiction of its organization or incorporation (to the extent such concept exists and is applicable under the Requirements of Law of the relevant jurisdiction), (ii) has the organizational power and authority to own its property and assets and to transact the business in which it is engaged, except to the extent that any failure to have such organizational power and authority would not reasonably be expected to have a Material Adverse Effect and (iii) is, to the extent such concepts exists and is applicable under the Requirements of Law of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.

7.02. Power and Authority.  Each Credit Party has the corporate, partnership, limited liability company, unlimited liability company or similar organizational power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or similar organizational action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be  subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar law generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, other than any Requirement of Law the violation of which could not reasonably be expected to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its respective Restricted Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (any such term, covenant, condition or provision, a "Contractual Requirement"), the violation of which could reasonably be expected to result in a Material Adverse Effect or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

7.04. Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date (or with respect to any Person that becomes a Credit Party after the Closing Date, on or prior to the date such Person becomes a Credit Party) and which remain in full force and effect on the Closing Date (or with respect to any Person that becomes a Credit Party after the Closing Date, on or prior to the date such Person becomes a Credit Party), (y) filings which are necessary to perfect the security interests and Liens created under the Security Documents to the extent required by the Collateral and Guarantee Requirement and (z) periodic reports under the Exchange Act), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

7.05. Financial Statements; Financial Condition.

(a) The Historical Financial Statements have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial positions and results of operations of the Borrower and its consolidated Subsidiaries as of the dates and for the periods indicated.  Since the Closing Date, there has been no Material Adverse Effect.

(b) On and as of the Closing Date, after giving effect to the consummation of the Transactions (including the incurrence of the Loans made on the Closing Date), the Borrower and its consolidated Subsidiaries, taken as a whole, are Solvent.

7.06. Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (i) with respect to any Credit Document or (ii) that either individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect.

7.07. True and Complete Disclosure.  (i) None of the written information or written factual data (taken as a whole) heretofore or contemporaneously furnished by the Borrower or any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent or any Lender on or before the Closing Date (including all such information contained in any confidential information memorandum (and all information incorporated by reference therein), in its Quarterly Reports on Form 10-Q filed with the SEC, in its Annual Reports on Form 10-K filed with the SEC and in the Credit Documents) for purposes of, or in connection with, this Agreement, the other Credit Documents or any transaction contemplated herein or therein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to the date the representation and warranty in this Section 7.07 is being made) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 7.07(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

7.08. Use of Proceeds; Margin Regulations.

(a) All proceeds of the (i) Revolving Loans incurred after the Closing Date will be used for working capital needs and general corporate purposes, including the financing of capital expenditures, Permitted Acquisitions, and other permitted Investments, Restricted Payments, Restricted Junior Debt Prepayments and any other purpose not prohibited hereunder and (ii) Initial Term Loans incurred on the Closing Date will be used to consummate the Closing Date Refinancing, to pay Transaction Expenses and for the financing of capital expenditures.

(b) No Credit Party is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.09. Tax Returns and Payments.  Except where the failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:  (i) the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for Taxes (the "Returns") required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries and (ii) the Borrower and each of its Restricted Subsidiaries have paid all Taxes payable by them (including in its capacity as a withholding agent), other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with GAAP.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing by any authority regarding any Taxes relating to the Borrower or any of its Restricted Subsidiaries.

7.10. ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect.  Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable Requirement of Law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(b) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened, which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

7.11. The Security Documents.

(a) The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors legal, valid and enforceable security interests and Liens (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on all right, title and interest of the Credit Parties in the Collateral specified therein in which a security interest or Lien can be created under applicable Requirements of Law, and (i) in the case of the U.S. Security Agreement and the U.S. Collateral described therein, as a result of the filing of UCC financing statements listing each applicable U.S. Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state's office (or other similar governmental entity) in the Location of such Credit Party, the Collateral Agent, for the benefit of the Secured Creditors, has a fully perfected  security interest in and Lien on all right, title and interest in all of the U.S. Collateral (as described in the U.S. Security Agreement), subject to no other Liens other than Permitted Liens, to the extent perfection can be accomplished by filing of financing statements under applicable Requirements of Law in such Location and (ii) in the case of the Canadian Security Agreement and the Canadian Collateral described therein, proper filings of PPSA financing statements and other required filings and registrations required by the Canadian Security Agreement have been made to create a fully perfected security interest in and Lien on all right, title and interest in all of the Canadian Collateral, subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable Requirements of Law through these actions and (iii) as a result of the execution of each Deposit Account Control Agreement (required hereunder and when executed), the Collateral Agent for the benefit of the Secured Creditors has a first priority perfected security interest and Lien in each Deposit Account subject thereto.

(b) Upon delivery, if any, in accordance with the Collateral and Guarantee Requirement, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local Requirement of Law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

7.12. Title to Real Estate.  (a) Each Canadian Credit Party and each U.S. Credit Party has good and indefeasible title to (or valid leasehold interests in) all of its Mortgaged Property, if any, free of Liens except Permitted Liens or any defects in title which do not constitute Liens or that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b)  Schedule 7.12 correctly sets forth all of the Material Real Property owned by the Credit Parties as of the Closing Date.

7.13. Subsidiaries.  On and as of the Closing Date, the Borrower has  no Subsidiaries other than those Subsidiaries listed on Schedule 7.13.  Schedule 7.13 correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof.

7.14. Compliance with Statutes; Sanctions; Patriot Act; Anti-Corruption Laws.

(a) The Borrower and each of its Subsidiaries, and each of their officers, directors and, to the knowledge of the Borrower and its Subsidiaries, employees and agents (each in their capacity as such), is in compliance in all material respects with Anti-Terrorism Laws, Sanctions, the Patriot Act, Anti-Corruption Laws, and AML Legislation. The Borrower and each of its Subsidiaries is in compliance with all applicable restrictions imposed by all Governmental Authorities, in respect of the conduct of its business and the ownership of its property except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Borrower, nor any of its Subsidiaries, nor any of their officers or directors, nor, to the knowledge of the Borrower and its Subsidiaries, any of their employees or agents, is a Person that is, or is 50% or more owned or controlled by any individual or entity acting for or on behalf of a Person that is, (i) currently the subject or target of any Sanctions, (ii) a Canadian Blocked Person, (iii) included on any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the Government of Canada, the United Kingdom, the United Nations Security Council, the European Union, or any European Union Member State, (iv) the government of a Designated Jurisdiction or the Government of Venezuela, or (iv) located, organized, or resident in a Designated Jurisdiction.  Neither the Borrower nor its Subsidiaries will, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Designated Jurisdiction or (ii) in any other manner that would result in a violation of Sanctions, the Special Economics Measures Act (Canada), Anti-Terrorism Laws, AML Legislation and any similar Requirements of Law of Canada, or Anti-Corruption Laws, by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise).

(c) The Borrower, its Subsidiaries their respective directors and officers, and to the knowledge of the Borrower and its Subsidiaries, their employees and agents (each in their capacity as such), have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 ("FCPA"), the UK Bribery Act 2010, any Canadian counterpart thereto applicable to the Borrower or such Subsidiary, and any other applicable anti-corruption and anti-bribery laws in other applicable jurisdictions (collectively, "Anti-Corruption Laws") and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws.

7.15. Investment Company Act.  None of the Borrower or any Restricted Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, and required to be registered as such.

7.16. Environmental Matters.

The Borrower and each Restricted Subsidiary and their respective operations and facilities are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with the requirements of all applicable permits, licenses and other approvals required to be issued under such Environmental Laws, except where the failure to comply with Environmental Laws or to obtain, maintain or comply with such permits, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of the Borrower, threatened Environmental Claims which would reasonably be expected to result in liability to the Borrower or any Restricted Subsidiaries or with respect to any Real Property currently or to the knowledge of any Credit Party, formerly owned, leased or operated by the Borrower or any Restricted Subsidiaries, which would in each case be reasonably expected to have a Material Adverse Effect.  To the knowledge of any Credit Party, there are no facts, activities, circumstances, conditions or occurrences that would be reasonably expected (i) to form the basis of an Environmental Claim against or result in liability to the Borrower or any Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any Restricted Subsidiaries under any Environmental Law and that in any such case which would reasonably be expected to have a Material Adverse Effect.

7.17. Labor Relations.  Except as would not reasonably be expected to have a Material Adverse Effect, (a) as of the Closing Date, there are no strikes, lockouts, slowdowns or other labor disputes pending against the Borrower or any Restricted Subsidiaries or, to the knowledge of each Credit Party, threatened against the Borrower or any Restricted Subsidiaries, (b) to the knowledge of each Credit Party, there are no questions concerning union representation with respect to the Borrower or any Restricted Subsidiaries, (c) the hours worked by and payments made to employees of the Borrower or any Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, municipal, local, or foreign Requirement of Law dealing with such matters and (d) to the knowledge of each Credit Party, no wage and hour department investigation has been made of the Borrower or any Restricted Subsidiaries.

7.18. Intellectual Property.  Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each other Restricted Subsidiary owns or has the right to use all Intellectual Property used in and otherwise necessary for the present conduct of their respective businesses.  To the knowledge of each Credit Party, the operation of their respective businesses by the Borrower and each other Restricted Subsidiary does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as such would not reasonably be expected to have a Material Adverse Effect.

7.19. [Reserved]

7.20. Canadian Pension Plans.  As of the Closing Date, there are no Canadian Pension Plans maintained, contributed or administered by any Canadian Credit Party or in respect of which any Canadian Credit Party has any liability or obligation.

Section 8 Affirmative Covenants.  The Borrower and each other Restricted Subsidiary hereby covenants and agrees that on and after the Closing Date until the Payment in Full Date:

8.01. Information Covenants.  The Borrower will furnish to the Administrative Agent for further distribution to each Lender:

(a) Quarterly Financial Statements.  Within 45 after the end of each of the first three fiscal quarters of each fiscal year (or such later date as may be permitted by the SEC for the filing of its Quarterly Report on Form 10-Q with the SEC, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year; provided that if the SEC extends such period beyond 60 days from the end of the applicable fiscal quarter, any resulting differences between the Quarterly Report and the deliverables described in clauses (i) and (ii) of this Section 8.01(a) shall not constitute a Default hereunder, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal quarterly accounting period and the related unaudited consolidated statements of operations, comprehensive earnings (loss), shareholders' equity and cash flows for such fiscal quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding fiscal quarterly accounting period in the prior fiscal year, or in the case of the balance sheet, setting forth the comparable figures as of the end of the prior fiscal year, certified by a Responsible Officer of the Borrower (in such capacity as a Responsible Officer and not in an individual capacity) that they fairly present, in all material respects and in accordance with GAAP, the financial condition of the Borrower and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes, and (ii) management's discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements.  Within 90 days after the end of each fiscal year (or such later date as may be permitted by the SEC for the filing of its Annual Report on Form 10-K with the SEC, but in any event not later than 120 days after the end of each fiscal year; provided that if the SEC extends such period beyond 120 days from the end of the applicable fiscal year, (i) such financial statement delivered in accordance with this Section 8.01(b) shall be unaudited and (ii) the Borrower's audited financial statements shall be as filed with the SEC in compliance with the then applicable SEC timeline), (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations, comprehensive earnings (loss), shareholders' equity and cash flows for such fiscal year setting forth comparative figures, or as of the end of, for the preceding fiscal year, together with an opinion from Ernst & Young LLP or other independent certified public accountants of recognized national standing (which opinion (1) may be addressed to the board of directors and the shareholders of the Borrower and (2) shall be without a "going concern" or like qualification nor any qualification as to the scope of such audit) and (ii) management's discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Perfection Certificate Update.  At the time of delivery of the Section 8.01(b) annual financials, a certificate from a Responsible Officer certifying that there have been no changes to Schedules 1(a) and 2(a) of the Perfection Certificate since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(c), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause, only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Collateral and Guarantee Requirement) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the Collateral and Guarantee Requirement in connection with any such changes.

(d) Annual Budget. Concurrently with the delivery of annual financial statements pursuant to Section 8.01(b), a consolidated annual plan, prepared in accordance with the Borrower's normal accounting procedures applied on a consistent basis, for the next fiscal year, containing quarterly detail.

(e) Officer's Certificates.  At the time of the delivery of the Section 8.01 Financials, a Compliance Certificate from a Responsible Officer of the Borrower, certifying on behalf of the Borrower that, to such Responsible Officer's knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall also set forth (i) the reasonably detailed calculations with respect to the Consolidated Fixed Charge Coverage Ratio for such period, (ii) reasonably detailed calculations with respect to the Consolidated Total Net Leverage Ratio for such period and (iii) a list of all Restricted Subsidiaries of the Borrower specifying whether each such Subsidiary is a "Material Subsidiary" or an "Immaterial Subsidiary" for purposes of this Agreement.

(f) Notices.  Promptly after any Responsible Officer of the Borrower or any of its Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or of any other debt instrument in excess of the Threshold Amount, (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings.  (i) Promptly upon filing thereof, (x) copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC, the Ontario Securities Commission or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC, the Ontario Securities Commission or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement).

(h) Financial Statements of Unrestricted Subsidiaries.  If following the Closing Date, any Subsidiary (other than an Immaterial Subsidiary) is designated as an Unrestricted Subsidiary, then simultaneously with the delivery of each set of Section 8.01 Financials, a reconciliation reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated or consolidating financial statements.

(i) Other Information.  (x) Subject to the limitation set forth in Section 12.14, from time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Restricted Subsidiaries  as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that neither the Borrower nor any Restricted Subsidiary will be required to disclose any information or documents (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable Requirements of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(j) To the extent that the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation or otherwise becomes subject to the Beneficial Ownership Regulation, in each case, at any time after the Closing Date, (i) promptly following any reasonable request therefor, provide such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation and (ii) promptly after request therefor, provide a representation and warranty to such requesting Administrative Agent or any Lender that the information included in any Beneficial Ownership Certifications delivered pursuant to clause (i) above is true and correct in all material respects as of the date of its delivery.

(k) Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information (including, in the case of certifications required pursuant to clause (a) and (b) above, the certifications accompanying any such report pursuant to Section 302 of the Sarbanes-Oxley Act of 2002), shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or after written notice from the Borrower or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov within the time periods set forth in this Section 8.01.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications permitted by Section 12.03.

8.02. Books, Records and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its properties (to the extent it is within such Person's control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants' customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.02 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower's expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower's independent public accountants. Notwithstanding anything to the contrary in Section 8.01 or this Section 8.02, none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

8.03. Maintenance of Property; Insurance.

(a) The Borrower and each Restricted Subsidiary will, (i) keep all tangible property necessary to the business of the Borrower and such Restricted Subsidiary in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, except to the extent that the failure to so keep such property in good working order and condition would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies (as determined in good faith by the Borrower) insurance on all such property and the businesses of the Borrower and such Restricted Subsidiary against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts (after giving effect to any self-insurance reasonably and customary for  similarly situated Persons who are engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons (in the good faith determination of the Borrower) and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and such Restricted Subsidiary and (iii) furnish to the Administrative Agent, upon its reasonable request therefor, evidence as to its compliance with the foregoing clause (ii).

(b) If the improvements on a Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws (including as a result of re-zoning), then the Borrower shall, or shall cause the applicable Credit Party to (i) maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable Requirements of Law promulgated pursuant to the Flood Insurance Laws and (ii) subject to the proviso in clause (f) of the definition of "Collateral and Guarantee Requirement", deliver to the Administrative Agent evidence of such insurance in form and substance reasonably acceptable to the Administrative Agent and the Lenders, including, without limitation, evidence of annual renewals of such insurance.

(c) The Borrower and each Restricted Subsidiary will at all times keep its property constituting Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Administrative Agent's reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as additional loss payee or additional insured, as applicable), (ii) shall, in the case of Canadian Collateral, include an Insurance Bureau of Canada, Form 3000, mortgagee endorsement, and (iii) if agreed by the insurer (which agreement the Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days' prior written notice thereof (or, with respect to non-payment of premiums, 10 days' prior written notice) by the respective insurer to the Collateral Agent; provided that the requirements of this Section 8.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers' compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as the Collateral Agent may approve; and (y) self-insurance programs.

(d) If the Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 8.03, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation), after 10 Business Days' notice to the Borrower, to procure such insurance and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

8.04. Existence; Franchises.  The Borrower and any Restricted Subsidiary will (a) do all things necessary to preserve and keep in full force and effect the Borrower's existence and (b) in the case of the Borrower and such Restricted Subsidiaries, use their commercially reasonably efforts to preserve and keep in full force and effect its and their rights, franchises, licenses, permits, and Intellectual Property, in each case under this clause (b), to the extent the failure to do so would reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent (i) sales and licenses of assets and other transactions by the Borrower or such Restricted Subsidiaries in accordance with Section 9.02 or Section 9.11, (ii) the abandonment  or allowing the expiration or lapse by the Borrower or such Restricted Subsidiaries of any rights, franchises, licenses, permits, or Intellectual Property that the Borrower reasonably determines are no longer material to the operations of the Borrower and such Restricted Subsidiaries taken as a whole, or (iii) the withdrawal by the Borrower or such Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc. The Borrower and any Restricted Subsidiary will comply with all applicable Requirements of Law, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including applicable Requirements of Law relating to ERISA, Canadian Employee Benefits Legislation, OFAC, Sanctions, Anti-Corruption Laws, Anti-Terrorism Laws, AML Legislation and Patriot Act), except in each case such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws.  The Borrower and any Restricted Subsidiary will comply with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property by the Borrower or any Restricted Subsidiary, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrower), except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Restricted Subsidiary will generate, use, treat, store, Release or permit the generation, use, treatment, storage, or Release of Hazardous Materials at, on or under any Real Property by the Borrower or any Restricted Subsidiary, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in compliance with all Environmental Laws or where such non-compliance would not reasonably be expected to have a Material Adverse Effect.

8.07. ERISA.  As soon as reasonably practicable and, in any event, within ten (10) Business Days after the Borrower or any Restricted Subsidiary knows of the occurrence of any of the following, the Borrower will deliver to the Administrative Agent a certificate setting forth a reasonable level of detail as to such occurrence and the action, if any, that the Borrower, such Restricted Subsidiary or, to the knowledge of the Borrower, an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Restricted Subsidiary, the Plan administrator or, to the extent available, such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by the Borrower, such Restricted Subsidiary or, to the extent available, such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto:  that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; or (b) the Borrower, any Restricted Subsidiary or, to the knowledge of the Borrower, any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect.

8.08. Payment of Taxes.  Each of the Borrower and any Restricted Subsidiary will pay and discharge all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any Restricted Subsidiary not otherwise permitted under Section 9.01(iv); provided that neither the Borrower nor any Restricted Subsidiary shall be required to pay any such Tax or claim which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP, or where the failure to pay such Tax or claim would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

8.09. Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08. Neither the Borrower nor its Subsidiaries will, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) for the purpose of funding any activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory, that, at the time of such funding, is a Designated Jurisdiction or (ii) in any other manner that would result in a violation of Sanctions, the Special Economics Measures Act (Canada), Anti-Terrorism Laws, AML Legislation and any similar Requirements of Law of Canada or Anti-Corruption Laws, by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Issuing Bank, Lender, underwriter, advisor, investor, or otherwise). Without limiting the foregoing, the provisions of Section 8.09 shall not be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures (United States) Order, 1992, by the Borrower of any Canadian Loan Party.

8.10. Additional Security; Further Assurances; etc.

(a) The Borrower and each Wholly-Owned Restricted Subsidiary which is a Domestic Subsidiary or a Canadian Subsidiary, but excluding any Excluded Subsidiary, will promptly grant to the Collateral Agent for the benefit of the Secured Creditors perfected security interests in such Collateral of the Borrower and such Restricted Subsidiaries as are not covered by Security Documents then in effect, in order to comply with the Collateral and Guarantee Requirement.

(b) Subject to the provisions of the Collateral and Guarantee Requirement and the other limitations set forth in this Agreement or the applicable Security Documents, with respect to any Person that is or becomes after the Closing Date a Wholly-Owned Restricted Subsidiary  that is either a Domestic Subsidiary or a Canadian Subsidiary, or any such Wholly-Owned Restricted Subsidiary that ceases to constitute an Excluded Subsidiary, but excluding any Excluded Subsidiary, the applicable Credit Party that is the parent of such Wholly-Owned Restricted Subsidiary or such Wholly-Owned Restricted Subsidiary, as applicable, shall within 30 days (other than with respect to Real Property, which actions shall be required only to the extent, and pursuant to the timing, required by clause (f) of this Section 8.10) (or such longer period as the Administrative Agent may reasonably agree) of such event, (i) cause such new Subsidiary (A) to execute a joinder agreement to this Agreement, in the form attached as Exhibit C hereto, to join as a Guarantor hereto and a joinder agreement to each applicable Security Agreement, substantially in the form annexed thereto, or, if applicable, each additional Security Document  in lieu of such joinder, provided that such additional Security Document shall be substantially similar in form and substance to such applicable Security Agreement and (B) to take all actions, if any, reasonably necessary or advisable in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by the Collateral and Guarantee Requirement in accordance with all applicable law, including the filing of financing statements as required by the Collateral and Guarantee Requirement; and (ii) at the reasonable request of the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, the Collateral Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.10(b) (provided that the Administrative Agent agrees that any such opinion that is similar in scope and substance to the opinion of the applicable counsel to the Credit Parties delivered on the Closing Date with respect to the Security Documents delivered on the Closing Date shall be reasonably acceptable to the Administrative Agent).

(c) Subject to the limitations set forth in the Collateral and Guarantee Requirement and the other limitations set forth in this Agreement or the applicable Security Documents, each of the Credit Parties will, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent, promptly, upon the reasonable request of the Administrative Agent, at the Borrower's expense, any document or instrument supplemental to or confirmatory of the Security Documents required by the Collateral and Guarantee Requirement that are deemed by the Administrative Agent reasonably necessary for the continued validity, perfection (or the equivalent with respect to the Canadian Credit Parties under applicable law in Canada) and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d) Each of the Credit Parties agrees that each action required by clauses (a) through (c) of this Section 8.10 shall be completed as soon as reasonably practicable, after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise reasonably agree), as the case may be.

(e) If any Credit Party shall open or acquire new Deposit Accounts in the United States, such Credit Party use of commercially reasonable efforts to execute and deliver to the Administrative Agent appropriate Deposit Account Control Agreements (except with respect to Excluded Accounts), within ninety (90) days of the opening or acquisition thereof (as may be extended by the Administrative Agent acting reasonably).

(f) Subject to the limitation set forth in the Collateral and Guarantee Requirement and the other limitations set forth in this Agreement or the applicable Security Documents, with respect to any Material Real Property acquired by any U.S. Credit Party or any Canadian Credit Party after the Closing Date (or, in each such case, with respect to any Person that is or becomes after the Closing Date a U.S. Credit Party or a Canadian Credit Party, any Material Real Property owned by such Credit Party as to the date such Person became a Credit Party), within 90 days after such acquisition (or designation or formation as a Credit Party) (or with respect to any Material Real Property under construction or improvement, within 90 days after substantial completion thereof) (or such later date as the Administrative Agent may agree in its reasonable discretion) such Credit Party shall (i) grant to the Collateral Agent for the benefit of the Secured Creditors security interests in and Mortgages on such Material Real Property pursuant to documentation substantially in the form of the Mortgages, if any, delivered to the Collateral Agent with respect to the Material Real Property set forth on Schedule 7.12 as of the Closing Date or in such other form as is reasonably satisfactory to the Administrative Agent (each, an "Additional Mortgage"), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of recordation thereof, and (ii) record or file, and cause each such Credit Party to record or file, the Additional Mortgage and any instruments related thereto in such manner and in such places as is required by law to establish, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Creditors) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Credit Party to pay, in full, all mortgage recording taxes, intangibles and stamp taxes, fees, charges, costs and expenses required for the recording of the Additional Mortgages, fixture filings and other instruments related thereto required to be paid in connection with such recording or filing, and deliver to the Collateral Agent all Related Real Estate Documents in connection with such additional Mortgaged Properties.

8.11. Designation of Unrestricted Subsidiaries.  The Borrower may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Subsidiary), and such Investment shall be permitted under Section 9.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a "Restricted Subsidiary" for the purpose of any Contractual Requirement governing any Indebtedness with a principal amount in excess of the Threshold Amount, (iv) immediately after giving effect to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall comply with the provisions of Section 8.10 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary, (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, no recourse whatsoever (whether by contract or by operation of law or otherwise) may be had to the Borrower or any Restricted Subsidiary or any of their respective properties or assets for any obligations of such Unrestricted Subsidiary except as permitted by Section 9.05 and (vii) the Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by Responsible Officer, certifying to the best of such officer's knowledge, compliance with the requirements of the preceding clauses (i) through (vi); provided, further, that, to the extent that any Restricted Subsidiary owns, or holds exclusive licenses or exclusive sublicenses to, any Material Intellectual Property, no such Restricted Subsidiary may be designated as an Unrestricted Subsidiary.  Notwithstanding anything to the contrary in this Agreement, neither the Borrower nor any of its Restricted Subsidiaries shall (whether by Investment, Restricted Payment, Asset Sale or otherwise) transfer any ownership right, or exclusive license or exclusive sublicenses to, any Material Intellectual Property to any Unrestricted Subsidiary (including by transferring any Capital Stock of the Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary).  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (A) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (B) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower's Investment in such Subsidiary.

8.12. Post-Closing Obligations. To the extent not executed and delivered on the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion, execute and deliver the documents and complete the tasks set forth on Schedule 8.12, in each case within the time limits specified on such schedule (or such later time as the Administrative Agent shall agree in its sole discretion).

Section 9 Negative Covenants.  The Borrower and any Restricted Subsidiary hereby covenant and agree that on and after the Closing Date and until the Payment in Full Date:

9.01. Liens.  Each of the Borrower and any Restricted Subsidiary shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as "Permitted Liens"):

(i) Liens created pursuant to the Credit Documents (including Liens on Secured Bank Product Obligations);

(ii) pledges, deposits or security by such Person under workmen's compensation laws, unemployment insurance, employers' health tax, and other social security Requirements of Law or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory or similar obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(iii) Liens imposed by Requirement of Law, such as landlords', carriers', warehousemen's, materialmen's, repairmen's, mechanics' and similar Liens, in each case for sums not yet overdue for a period of more than 90 days or remain payable without penalty or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the book of such person in accordance with GAAP or other Liens arising out of judgments or awards not constituting an Event of Default under Section 10;

(iv) Liens for Taxes, assessments or other governmental charges not yet overdue or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(v) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Closing Date;

(vi) Liens created pursuant to the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 9.04(ii) (provided that such Liens do not extend to any assets that are not Collateral); provided that, the applicable Permitted Additional Debt Secured Parties (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations, as applicable, shall rank junior in priority to the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Creditors any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 9.01(vi);

(vii) Liens securing obligations relating to any Indebtedness permitted to be Incurred pursuant to clause (v) of Section 9.04 hereof; provided that such Liens extend only to the assets so purchased, leased or improved and any accessions or extensions thereof;

(viii) Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and set forth in Schedule 9.01(viii) (which may include Liens on (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), including Liens securing any Permitted Refinancing Indebtedness secured by such Liens;

(ix) (a) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Borrower or any of the Restricted Subsidiaries (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof); and (b) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of the Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation;

(x) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (vii), (viii), (ix) and this clause (x); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount, of the Indebtedness described under clauses (vii), (viii), (ix) and this clause (x) at the time the original Lien became a Permitted Lien under this Agreement and (ii) an amount necessary to pay any fees and expenses, including original issue discount, upfront fees or similar fees and premiums (including tender premiums, and accrued and unpaid interest related to such modification, refinancing, refunding, extension, renewal or replacement);

(xi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.05; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xii) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xiv) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(xv) [reserved];

(xvi) easements, rights-of-way, encroachments, covenants, conditions, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Borrower, taken as a whole;

(xvii) any interest or title of a lessee and sublessee under any lease permitted by this Agreement and the Security Documents;

(xviii) Liens arising from UCC, PPSA or other similar  financing statement filings regarding operating leases or consignments entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary UCC, PPSA or other similar financing statements or similar public filings made in respect of Non-Financing Lease Obligations, consignment arrangements, bailee arrangements or other similar obligations;

(xix) licenses and sublicenses granted by the Borrower or a Restricted Subsidiary, in each case, in the ordinary course of business or consistent with past practice, and leases and subleases (by the Borrower or any Restricted Subsidiary as lessor or sublessor) to third parties in the ordinary course of business not materially interfering with the business of the Borrower, taken as a whole;

(xx) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC (or equivalent statute) or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC (or equivalent statute);

(xxi) Liens that are contractual rights of set-off or rights of pledge (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxii) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii) Liens securing financings of insurance premiums, which such Liens attach solely to the insurance policies financed and the proceeds thereof;

(xxiv) Liens on brokerage accounts incurred in the ordinary course of business securing obligations to settle trades made by the Borrower or any Restricted Subsidiary;

(xxv) the rights reserved to or vested in municipalities or governmental or other public authorities or agencies by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land to terminate any such leases, licenses, franchises, grants or permits or to require annual or other payments as a condition to the continuance thereof;

(xxvi) deposits with public utilities or to any municipalities or governmental or other public authorities when required by the utility, municipality, governmental or other public authority in connection with the supply of services or utilities to the Borrower or any Restricted Subsidiary;

(xxvii) Liens on assets of non-Credit Parties to solely secure Indebtedness of non-Credit Parties permitted pursuant to Section 9.04;

(xxviii) Liens in favor of the Borrower or any Restricted Subsidiary subject to the requirement to deliver a Subordinated Intercompany Note to the extent required by clauses (vii) or (viii) of Section 9.04;

(xxix) Liens on Investment Cash Equivalents or other property (other than Investment Cash Equivalents or property constituting Collateral) arising in connection with the defeasance or discharge of Indebtedness; provided that such defeasance or discharge is not prohibited by this Agreement;

(xxx) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Agreement is issued;

(xxxi) other Liens securing obligations in an aggregate amount not to exceed, as of the date incurred (and taking into account any other Liens incurred under this clause (xxxi) and outstanding on such date), the greater of (A) $19,500,000 and (B) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date such Lien is Incurred based upon the Section 8.01 Financials most recently delivered on or prior to the date such Lien is Incurred; provided that, to the extent such Liens are intended to be secured by the Collateral (other than Investment Cash Equivalents), then such Liens on the Collateral securing such obligations shall (x) rank junior in priority to the Liens on the Collateral securing the Obligations and (y) be subject to the Junior Lien Intercreditor Agreement;

(xxxii) Liens solely on specific items of inventory or other goods and proceeds of any Person securing such Person's accounts payable or similar trade obligations in respect of bankers' acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xxxiii) Liens on Equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business to the Borrower's clients;

(xxxiv) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(xxxvi) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; and

(xxxvii) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment.

For purposes of this Section 9.01, "Indebtedness" shall be deemed to include interest on such Indebtedness.  For purposes of determining compliance with this Section 9.01, Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof.

In connection with the granting of Liens of the type described in this Section 9.01 by the Borrower and any Restricted Subsidiary, the Administrative Agent shall, and shall be authorized to, take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Asset Sales.  Each of the Borrower and any Restricted Subsidiary shall not consummate an Asset Sale, except that this Section 9.02 shall not prohibit:

(a) dispositions set forth on Schedule 9.02; and

(b) dispositions any of its assets or property, so long as (x) no Event of Default has occurred and is continuing, or would result therefrom, on the date that the definitive documentation with respect to such Asset Sale is executed, (y)  each such sale the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined by the Borrower at the time the Borrower or such Restricted Subsidiary contractually agrees to such Asset Sale) of the assets sold or otherwise disposed of and (z) except in the case of a Permitted Asset Swap, at least 75% of the consideration received by the Borrower or such Restricted Subsidiary, on a per transaction basis, shall be in the form of Investment Cash Equivalents (taking into account the amount of Investment Cash Equivalents, the principal amount of any promissory notes and the Fair Market Value, as determined by the Borrower, in good faith, of any other consideration) and is paid at the time of the closing of such disposition; provided, however, that for purposes of this clause (z), the following shall be deemed to be Investment Cash Equivalents:  (A) any liabilities (as shown on the Borrower's or such Restricted Subsidiary's most recent balance sheet provided hereunder or in the footnotes thereto, or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower's or such Restricted Subsidiary's balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Borrower) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors or indemnified in writing, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into Investment Cash Equivalents (to the extent of the Investment Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Asset Sale, and (C) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (y), not to exceed, as of the date of receipt (and taking into account all other Designated Non-Cash Consideration received under this clause (y) and then outstanding on such date), the greater of (A) $25,000,000 and (B) 35.0% of Consolidated EBITDA, measured on the date of receipt of such Designated Non-Cash Consideration based upon the Section 8.01 Financials most recently delivered on or prior to the date of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Permitted Asset Swaps referenced in clause (z) of the preceding paragraph shall be permitted under this Agreement, and be exempted from the 75% Investment Cash Equivalents consideration requirement in such clause (z).

9.03. Restricted Payments and Restricted Junior Debt Prepayments.

(a) Each of the Borrower and any Restricted Subsidiary shall not:

(i) declare or pay any dividend or make any payment or distribution on account of the Borrower's or any of the Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A) dividends or distributions by the Borrower or any Restricted Subsidiary payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or any Restricted Subsidiary;

(B) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger, amalgamation or consolidation;

(as such payments and other actions set forth in clauses (i) and (ii) above (other than any exceptions thereto) being collectively referred to as "Restricted Payments");

(iii) make any Restricted Junior Debt Prepayment; or

(iv) make any Restricted Investment, with the only exception under this covenant being clause (xi) of Section 9.03(b).

(b) Section 9.03(a) shall not prohibit:

(i) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests ("Treasury Capital Stock") or Junior Debt of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any Restricted Subsidiary to the extent contributed to the Borrower or such Restricted Subsidiary (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(ii) the prepayment, redemption, defeasance, repurchase, exchange or other acquisition or retirement of (1) Junior Debt of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness of the Borrower or any Subsidiary Guarantor or (2) Disqualified Stock of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of a substantially concurrent sale of, new Indebtedness of the Borrower or any Subsidiary Guarantor that, in each case, is Incurred in compliance with Section 9.04, so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Junior Debt or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable premium to be paid (including reasonable tender premiums), defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock, plus additional amounts permitted to be Incurred under Section 9.04;

(B) (x) such new Indebtedness shall be subordinated to the Obligations at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired, (y) if the Junior Debt was secured by a Lien, then such new Indebtedness shall not be secured by a Lien on assets senior in priority to the Liens securing such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, exchanged, acquired or retired, unless otherwise permitted to be secured under a different prong or pursuant to a separate exception under Section 9.01 and (z) if the Junior Debt was unsecured, then such new Indebtedness shall be unsecured, unless otherwise permitted to be secured under a different prong or pursuant to a separate exception under Section 9.01;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date or final mandatory redemption date equal to or later than the final scheduled maturity date of the Junior Debt or Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Obligations); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Junior Debt or Disqualified Stock being so redeemed, defeased, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Obligations).

(iii) any Restricted Payment to pay for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower held by any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of the Borrower or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower in connection with such repurchase, retirement or other acquisition) including any Equity Interest rolled over or purchased by management, directors or employees of the Borrower in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed the greater of (x) $5,000,000 and (y) 6.50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date of such Restricted Payment based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Restricted Payment, in any fiscal year following the Closing Date (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year); provided further that such amount in any fiscal year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower to any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of the Borrower or any of its Subsidiaries that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of this Section 9.03; plus (B) the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Closing Date; less (C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iii); and provided further that (x) cancellation of Indebtedness owing to the Borrower or any of the Restricted Subsidiaries from any future, present or former employee, director, officer, manager or consultant (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries of any of the foregoing) of the Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of the Borrower and (y) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (x) and (y), shall not be deemed to constitute a Restricted Payment for purposes of this Section 9.03 or any other provision of this Agreement;

(iv) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares;

(v) reasonable and customary indemnities to directors, officers and employees in the ordinary course of business;

(vi) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon the exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or other convertible, exchangeable or exercisable instruments if such Equity Interests represent a portion of the exercise price of such instruments or required withholding or similar taxes;

(vii) the Borrower or any Subsidiary may make payments of dividends or distributions on Disqualified Stock or Preferred Stock (other than the PIPE Securities) issued in accordance with Section 9.04;

(viii) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption or prepayment notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment or prepayment would have complied with the provisions of Section 9.03;

(ix) any Restricted Payment (including dividends and other payments in respect of Capital Stock) or Restricted Junior Debt Prepayment so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom, (y) after giving pro forma effect to such Restricted Payment or Restricted Junior Debt Payment, the Borrower would be in compliance, on a pro forma basis, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment or Restricted Debt Payment for which Section 8.01 Financials have been delivered, as if such Restricted Payment or Restricted Debt Payment, and any other transactions being consummated in connection therewith, occurred on the first day of such Test Period, with Section 9.12(a) and (z) after giving pro forma effect to such Restricted Payment or Restricted Junior Debt Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Net Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment or Restricted Debt Payment for which Section 8.01 Financials have been delivered, as if such Restricted Payment or Restricted Debt Payment, and any other transactions being consummated in connection therewith, occurred on the first day of such Test Period, of no greater than 2.50:1.00;

(x) any Restricted Payment or Restricted Junior Debt Prepayments with the Available Amount Basket; and other Restricted Payments, Restricted Junior Debt Prepayments and Restricted Investments in an aggregate amount, as of the date made, taken together with any other Restricted Payments made pursuant to this clause (xi) (in the case of Restricted Investments incurred under this clause (xi) and outstanding on such date (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or Investment Cash Equivalents)) and Restricted Junior Debt Prepayments made pursuant to under this clause (xi), following the Closing Date, not to exceed the greater of (x) $20,000,000 and (y) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date of such Restricted Payment, Restricted Junior Debt Prepayment or Restricted Investment, as applicable, based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Restricted Payment, Restricted Junior Debt Prepayment or Restricted Investment, as applicable; provided that each of the Borrower and any Restricted Subsidiary shall not make Restricted Payments, Restricted Junior Debt Prepayments and Restricted Investments pursuant to this clause (xi) until the delivery of the annual financial statements required to be delivered pursuant to Section 8.01(b) for the fiscal year ending December 31, 2024 (or such earlier date as otherwise agreed by the Required Lenders).

For purposes of determining compliance with this Section 9.03, Restricted Payments or Restricted Debt Payments need not be incurred solely by reference to one clause or "basket" described above but are permitted to be incurred in part under any combination thereof.

9.04. Indebtedness.  Each of the Borrower and any Restricted Subsidiary shall not, directly or indirectly, Incur any Indebtedness or issue any Disqualified Stock and each Restricted Subsidiary that is not a Credit Party shall not issue Preferred Stock, except:

(i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents including pursuant to Sections 2.15, 2.16 and 2.17;

(ii) Indebtedness of the Borrower or any Restricted Subsidiary in respect of Permitted Additional Debt; provided that, at the time of Incurrence or provision thereof and after giving pro forma effect thereto and such other transactions being consummated in connection therewith and the use of the proceeds thereof, assuming that all commitments, if any, thereunder were fully drawn, the aggregate principal amount of all such Indebtedness Incurred or provided under this Section 9.04(ii) shall not exceed the Permitted Additional Debt Ratio Amount; provided, further, that, in each case of this clause (ii), subject to Section 1.14, no Event of Default shall have occurred and be continuing at the time of the Incurrence or provision of any such Indebtedness or after giving pro forma effect thereto and (iii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that, without limitation of the requirements set forth in the definition of "Permitted Refinancing Indebtedness", such Permitted Refinancing Indebtedness shall be of the type described in the definition of "Permitted Additional Debt";

(iii) [reserved];

(iv) Indebtedness of the Borrower and the Restricted Subsidiaries in existence on the Closing Date and listed on Schedule 9.04(iv) ("Existing Indebtedness");

(v) Indebtedness (including Financing Lease Obligations and Purchase Money Obligations) and Disqualified Stock Incurred or issued by the Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, restoration, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, within 270 days of such purchase, restoration, lease or improvement, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets,  in an aggregate principal amount, together with any Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred under this clause (v), not to exceed, as of the date of such Incurrence (and taking into account any other Indebtedness Incurred under this clause (v) and then outstanding), the sum of (x) the greater of (A) $77,500,000 and (B) 100.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date of such Incurrence or issuance based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Incurrence or issuance plus (y) $26,000,000, provided that, Indebtedness Incurred under this clause (y) shall be limited to Financing Lease Obligations Incurred in connection with Project Runestone;

(vi) Indebtedness Incurred by the Borrower or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, bank guarantees, workers' compensation claims, self-insurance obligations, bankers' acceptances, warehouse receipts, guarantees, statutory, export or import indemnities, customs, revenue bonds or similar instruments issued or created, including letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(vii) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party is subordinated in right of payment to the Guarantee by the Borrower (including pursuant to the Subordinated Intercompany Note) (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party shall be deemed to be expressly subordinated in right of payment to the Guarantee by the Borrower unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Credit Party incurs such Indebtedness to a Restricted Subsidiary that is not a Credit Party, such Indebtedness is subordinated in right of payment to the Obligations (including pursuant to the Subordinated Intercompany Note) (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party shall not be deemed to be expressly subordinated in right of payment to the Obligations, unless the terms of such Indebtedness expressly provide otherwise); provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of the Restricted Subsidiaries) or any pledge of such Capital Stock constituting a Permitted Lien (but not foreclosure thereon) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause (ix);

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) and other Bank Product Debt;

(xi) the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness, the issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under clauses (ii), (iv), (v), this clause (xi), (xiv) and clause (xxiv) of this Section 9.04, or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness Incurred to pay premiums (including reasonable tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith (the "Permitted Refinancing Indebtedness") prior to its respective maturity; provided that such Refinancing Indebtedness (A) other than with respect to any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under clause (v) of this Section 9.04, shall have a maturity equal to or later than the earlier of the maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased and the Latest Maturity Date and a Weighted Average Life to Maturity equal to or greater than the then-remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the Latest Maturity Date), (B) to the extent such Permitted Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and (C) shall not include (i) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Credit Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Credit Party; or (ii) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, in either case, that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(xii)  (A) any guarantee by a Credit Party of Indebtedness or other obligations of any other Credit Party so long as the incurrence of such Indebtedness incurred by such other Credit Party is permitted under the terms of this Agreement, or (B) any guarantee by a Restricted Subsidiary that is not a Credit Party of Indebtedness of a Credit Party;

(xiii) (A) Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof (including trustees, administrators, executors, powers of attorney, heirs, assignees, estates and beneficiaries), in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent described in clause (iii) of Section 9.03 or (B) Indebtedness representing deferred compensation to employees of the Borrower or any of the Restricted Subsidiaries incurred in the ordinary course of business;

(xiv) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of any other Credit Party not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness then outstanding and Incurred pursuant to this clause (xiv), does not at any one time outstanding exceed, as of the date of such Incurrence, the greater of (A) $19,500,000 and (B) 25.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date of such Incurrence or issuance based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Incurrence or issuance;

(xv) Indebtedness arising from agreements of the Borrower or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(xvi) obligations in respect of self-insurance and performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(xvii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within ten Business Days of its incurrence;

(xviii) Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xix) Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Borrower or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of $7,750,000 and (B) 10.0% of Consolidated EBITDA, measured as of the date of such Incurrence or issuance based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Incurrence or issuance;

(xx) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to the Borrower or any Restricted Subsidiary;

(xxi) endorsement of instruments or other payment items by the Borrower or any Restricted Subsidiary for deposit;

(xxii) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxiii) Indebtedness incurred by a Restricted Subsidiary in connection with bankers' acceptances or discounted bills of exchange for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm's length commercial terms; and

(xxiv) the Incurrence of Indebtedness of Restricted Subsidiaries of the Borrower that are not Credit Parties in an amount outstanding under this clause (xxiv) not to exceed, determined as of the date of such Incurrence and taking into account any other Indebtedness Incurred under this clause (xxv) and then outstanding, the greater of (A) $19,500,000 and (B) 25.0% of Consolidated EBITDA, measured as of the date of such Incurrence or issuance based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Incurrence or issuance.

For purposes of determining compliance with this Section 9.04, the Incurrence of any item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) need not be incurred solely by reference to one clause or "basket" described above but are permitted to be incurred in part under any combination thereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, shall not be deemed to be an Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.04 or Section 9.01 hereof.  Any Refinancing Indebtedness and any Indebtedness permitted to be incurred under this Agreement to refinance Indebtedness Incurred pursuant to clauses (ii), (iii), (iv), (v), (xiv) and (xxv) of this Section 9.04 shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

Notwithstanding anything to the contrary, no Credit Party shall, directly or indirectly, Incur any Indebtedness that is contractually subordinated or junior in right of payment to any Indebtedness of the such Credit Party unless such Indebtedness is expressly subordinated in right of payment to the Obligations to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of such Credit Party.

9.05. Investments. Each of the Borrower and any Restricted Subsidiary shall not, directly or indirectly, make any Investment (other than any Restricted Investment permitted to be made pursuant to Section 9.03), except that the following Investments shall be permitted (each, a "Permitted Investment"):

(i) any Investment in the Borrower or any other Credit Party;

(ii) any Investment by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party;

(iii) any Investment in Investment Cash Equivalents or Investment Grade Securities;

(iv) any Investment so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Investment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Net Leverage Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of such Investment for which Section 8.01 Financials have been delivered, as if such Investment, and any other transactions being consummated in connection therewith, occurred on the first day of such Test Period, of no greater than 2.75:1.00;

(v) any Investments in Restricted Subsidiaries that are not Credit Parties in an aggregate amount, measured at the time such Investment is made (and valued at the Fair Market Value thereof at the time made), that would not exceed the greater of (x) $10,000,000 and (y) 13.0% of Consolidated EBITDA, measured as of the date of such Incurrence based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Investment; provided, however, that if any Investment pursuant to this clause (v) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (v)); provided, further, that, notwithstanding the foregoing, any Investment in Subsidiaries that are not Credit Parties shall be permitted without restriction so long as (x) such Investments are part of a series of transactions that results in all proceeds of the intercompany Investments being invested substantially contemporaneously in (or distributed to) the Borrower or any Guarantor or (y) such Investments constitute intercompany Investments, reorganizations and related activities related to tax planning and reorganization so long as after giving effect thereto, the Lien of the Secured Creditors on the Collateral, taken as a whole, is not impaired in any material respect (it being understood that the contribution of the Equity Interests of one or more "first-tier" Foreign Subsidiaries to a newly created "first-tier" Foreign Subsidiary shall be permitted);

(vi) Permitted Acquisitions;

(vii) any Investment in securities or other assets, including earnouts not constituting Investment Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 9.02 or any other disposition of assets not constituting an Asset Sale;

(viii) any Investment existing on the Closing Date and listed on Schedule 9.05(viii) or made pursuant to binding commitments in effect on the Closing Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Agreement;

(ix) Hedging Obligations and Secured Bank Product Obligations permitted under Section 9.04(x);

(x) any Investment in a Similar Business, an Unrestricted Subsidiary or a joint venture having an aggregate Fair Market Value taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding, not to exceed, as of the date such Investment is made, the greater of (A) $10,000,000 and (B) 13.0% of Consolidated EBITDA, measured as of the date of such Investment based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Investment (in each case, determined on the date such Investment is made, with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (x) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (x);

(xi) guarantees of Indebtedness permitted under Section 9.04, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with past practice and the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 9.01;

(xii) (i) advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (A) $2,000,000 and (B) 2.5% of Consolidated EBITDA, measured as of the date of such Investment based upon the Section 8.01 Financials most recently delivered on or prior to the date of such Investment outstanding at any one time, in the aggregate; and (ii) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person's purchase of Equity Interests of the Borrower;

(xiii) [reserved];

(xiv) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Borrower or any of the Restricted Subsidiaries;

(xv) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(xvi) Investments made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business;

(xvii) Investments in the ordinary course of business or consistent with past practice consisting of UCC Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(xviii) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xviii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed, as of the date such Investment is made, the greater of (A) $10,000,000 and (B) 13.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended, measured as of the date of such Investment based upon the Section 8.01 Financials most recently delivered on or prior to the date such Investment is made, calculated as of the date such Investment is made (in each case determined as of the date such Investment is made, with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xix) Investments received in compromise or resolution of litigation, arbitration or other disputes;

(xx) Investments by the Borrower and the Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(xxi) any Investment acquired by the Borrower or any of the Restricted Subsidiaries (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, (ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer) or (iii) as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xxii) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower;

(xxiii) Investments consisting of purchases or acquisitions of inventory, supplies, material, services, equipment or other assets, purchases of contract rights, licenses, sublicenses or contributions of Intellectual Property, in each case, in the ordinary course of business or consistent with past practice;

(xxiv) obligations or commitments to public utilities or to any municipalities or governmental or other public authorities in connection with the maintenance of or supply of services or utilities to the Borrower or any Restricted Subsidiary;

(xxv)  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(xxvi) Investments consisting of promissory notes issued by the Borrower or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower, to the extent the applicable Restricted Payment is a permitted by Section 9.03;

(xxvii) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; and

(xxviii) any Investment using the Available Amount Basket.

For purposes of determining compliance with this Section 9.05, any Investment need not be made solely by reference to one clause or "basket" described above but are permitted to be made in part under any combination thereof.

9.06. Transactions with Affiliates.  Each of the Borrower and any Restricted Subsidiary shall not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration, at the time the relevant Affiliate Transaction is made, in excess of the greater of (x) $5,000,000 and (y) 6.50% of Consolidated EBITDA, measured as of the date of such payment based upon the Section 8.01 Financials most recently delivered on or prior to the date of such payment, other than any such Affiliate Transaction on terms that are not materially less favorable to the Borrower or any such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower such Restricted Subsidiary with an unrelated Person on an arm's-length basis, except:

(i) transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction to the extent not prohibited by this Agreement;

(ii) Restricted Payments permitted by Section 9.03 and Investments permitted by Section 9.05;

(iii) (A) employment agreements, employee benefit and incentive compensation plans and arrangements and (B) the payment of reasonable fees, expenses and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current, former or future employees, directors, officers, managers, distributors or consultants of the Borrower or any of the Restricted Subsidiaries;

(iv) transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm's-length basis;

(v) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(vi) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower to any director, officer, employee or consultant;

(vii) payments on Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Borrower and the Restricted Subsidiaries and Preferred Stock (cancellation thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant of the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Borrower in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with such employees, directors, officers, managers or consultants which, in each case, are approved by the Borrower in good faith;

(viii) the pledge of Equity Interests of any Unrestricted Subsidiary;

(ix) payments to or from and transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(x) transactions permitted by, and complying with, the provisions of Section 9.11;

(xi) transactions between the Borrower or any of the Restricted Subsidiaries and any Person, the sole affiliation to the Borrower or any of the Restricted Subsidiaries of which is that a director of such Person is also a director of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower on any matter involving such other Person

(xii) Intellectual Property licenses or sublicenses in the ordinary course of business;

(xiii) any contributions to the common equity capital of the Borrower;

(xiv)  any agreement or arrangement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date); and

(xv) any issuance of Capital Stock, any redemption or other payment in respect of the PIPE Securities or such Capital Stock, or any payment of registration or other expenses to or on behalf of any investor in the PIPE Securities or such Capital Stock, in each case pursuant to the terms of the PIPE Securities or such other agreements and documents entered into in connection therewith.

9.07. Modifications of Debt Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.  Each of the Borrower and any Restricted Subsidiary shall not:

(a) amend or modify any documentation governing any Junior Debt that has an outstanding principal amount at the time of such amendment or modification in excess of the Threshold Amount, to the extent that any such amendment or modification, taken as a whole, would be materially adverse to the interests of the Lenders; or

(b) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents in the relevant jurisdiction), as applicable, to the extent that any such amendment, modification or change, taken as a whole, would be materially adverse to the interests of the Lenders.

9.08. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary that is not a Credit Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary that is not a Credit Party to:

(i) (A) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or owned by the Borrower or any Restricted Subsidiary or (B) pay any Indebtedness owed to any Credit Party;

(ii) make loans or advances to any Credit Party; or

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary.

(b) The restrictions in Section 9.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) applicable Requirements of Law;

(ii) this Agreement and the other Credit Documents;

(iii) contractual encumbrances existing on the Closing Date;

(iv) purchase money obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 9.08(a) hereof on the property so acquired;

(v) any agreement or other instrument of a Person acquired by or merged or amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges or amalgamates with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Indebtedness and Liens otherwise permitted to be incurred pursuant to Section 9.01 and Section 9.04.

(viii) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(ix) customary provisions contained in contracts, leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case, entered into in the ordinary course of business;

(x) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xi) any encumbrance or restriction with respect to a Restricted Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xii) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Closing Date pursuant to Section 9.04 hereof; provided that, in the judgment of the Borrower, such incurrence will not materially impair any Credit Party's ability to make payments under the Obligations when due;

(xiii) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(xiv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any Restricted Subsidiary;

(xv) customary provisions restricting assignment of any agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvi)  restrictions arising in connection with cash or other deposits permitted pursuant to Section 9.01; and

(xvii) restrictions on cash or other deposits or net worth imposed by (i) customers, lenders or suppliers or (ii) other third parties under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens; or

(xviii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 9.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 9.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

9.09. Business; Fiscal Year.

(a) The Borrower and the Restricted Subsidiaries, taken as a whole, shall not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, such business.

(b) The Borrower shall not change its fiscal year; provided that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10. Negative Pledges.

(a) Each of the Borrower and any Restricted Subsidiary shall not enter into or permit to exist any Contractual Obligation that restricts in any way the ability of any Credit Party to grant any Lien on its assets in favor of the Secured Creditors with respect to the Obligations or under the Security Documents, other than pursuant to any intercreditor agreement contemplated by this Agreement.

(b) The restrictions in Section 9.10(a) shall not apply to Contractual Obligations restricting the ability of any Credit Party to grant any Lien on its assets in favor of the Secured Creditors with respect to the Obligations or under the Security Documents that exists under or by reason of:

(i) applicable Requirements of Law;

(ii) this Agreement and the other Credit Documents;

(iii) other contractual encumbrances existing on the Closing Date;

(iv) purchase money obligations for property acquired in the ordinary course of business and Financing Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 9.08(a) hereof on the property so acquired;

(v) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges or amalgamates with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Indebtedness and Liens otherwise permitted to be incurred pursuant to Section 9.01 and Section 9.04.

(viii) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;

(ix) customary provisions contained in contracts, leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to Intellectual Property and other agreements, in each case, entered into in the ordinary course of business or consistent with past practice;

(x) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xi) any encumbrance or restriction with respect to a Restricted Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xii) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Closing Date pursuant to Section 9.04 hereof; provided that, in the judgment of the Borrower, such incurrence will not materially impair any Credit Party's ability to make payments under the Obligations when due;

(xiii) provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements;

(xiv)  customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any Restricted Subsidiary;

(xv) customary provisions restricting assignment of any agreement entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvi) restrictions arising in connection with cash or other deposits permitted pursuant to Section 9.01; and

(xvii) restrictions on cash or other deposits or net worth imposed by (i) customers, lenders or suppliers or (ii) other third parties under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(xviii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 9.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 9.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

9.11. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) The Borrower may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person, unless:

(i) in the case of any such consolidation, amalgamation, merger, winding up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or properties of the Borrower, the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a Person organized or existing under the Requirements of Law of Canada or any province thereof (such surviving Person being herein called the "Successor Borrower").

(ii) the Successor Borrower expressly assumes all the obligations of the Borrower under this Agreement and the other applicable Credit Documents pursuant to an assumption agreement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) any Guarantee provided by the Borrower shall remain in full force and effect; and

(v) any security interests and Liens granted to the Collateral Agent for the benefit of the Secured Creditors in and on the assets of the Borrower shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, winding up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or properties);

(b) Except as permitted by Section 9.04 or otherwise not constituting an Asset Sale, no Credit Party (other than the Borrower) may consolidate, amalgamate or merge with or into or wind up into (whether or not such Credit Party, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person, unless:

(i) such Credit Party is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Credit Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, is a Person organized or existing under the law of the jurisdiction of organization of such Credit Party, or, in the case of any such Credit Party that is a Domestic Subsidiary, the laws of the United States, any state thereof, or the District of Columbia or, in the case of any such Credit Party that is a Canadian Subsidiary, the law of Canada or any province thereof (such surviving Person, as the case may be, being herein called a "Successor Person");

(ii) the Successor Person (if other than such Credit Party) expressly assumes all the obligations of such Credit Party under this Agreement and the other applicable Credit Documents pursuant to an assumption agreement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) any Guarantee provided by such Credit Party shall remain in full force and effect; and

(v) any security interests and Liens granted to the Collateral Agent for the benefit of the Secured Creditors in and on the assets of such Credit Party shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, winding up or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or properties);

(c) Notwithstanding clause (iii) of Section 9.11(a) or clause (iii) of Section 9.11(b):

(i) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Borrower or any Restricted Subsidiary; and

(ii) any Subsidiary Guarantor may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Borrower or any Subsidiary Guarantor (or to a Restricted Subsidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor).

(d) Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of any Credit Party in accordance with Section 9.11(a) or (b), the Successor Borrower or Successor Person, as applicable, formed by such consolidation or amalgamation or into or with which such Credit Party is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the Borrower or such other Credit Party, as applicable, shall refer instead to the Successor Borrower or Successor Person, as applicable, and not to the Borrower or such other Credit Party, as applicable), and may exercise every right and power of the Borrower or such other Credit Party, as applicable, as applicable, under this Agreement with the same effect as if such successor Person had been named as the Borrower or such other Credit Party, as applicable, herein; provided that a predecessor Credit Party shall not be relieved from the obligation to pay the Obligations except in the case of a sale, assignment, transfer, conveyance or other disposition of all of such predecessor Credit Party's assets that meets the requirements of Section 9.11(a) or (b), as applicable.

9.12. Financial Covenants.

(a) Beginning with the Test Period ending December 31, 2023, the Borrower will not permit its Consolidated Fixed Charge Coverage Ratio for any Test Period to be less than 1.20 to 1.00.

(b) Beginning with the Test Period ending December 31, 2023, the Borrower will not permit the Consolidated Total Net Leverage Ratio as of the last day of any Test Period to be greater than (i) with respect to each Test Period prior to December 31, 2024, 4.00:1.00, (ii) with respect to the Test Periods ending December 31, 2024 through the Test Period ending September 30, 2025, 3.75:1.00 and (iii) with respect to the Test Period ending December 31, 2025 and each Test Period thereafter, 3.50:1.00; provided that if the Borrower or any Restricted Subsidiary consummates a Material Acquisition, then, upon the election by the Borrower to the Administrative Agent, the maximum Consolidated Total Net Leverage Ratio permitted by this Section 9.12(b) as of the end of the first four Test Periods ending after the date of consummation of such Material Acquisition (including the Test Period ending as of the end of the fiscal quarter in which such Material Acquisition is consummated) shall be increased to the lesser of (x) 4.25:1.00 and (y) the applicable level required by clauses (i), (ii) or (iii) of this Section 9.12(b) for the applicable Test Period, plus 0.50:1.00  (any such period, a "Leverage Increase Period"); provided, further, that (i) the Borrower may elect no more than two Leverage Increase Periods during the life of this Agreement and (ii) at the end of a Leverage Increase Period, the maximum Consolidated Total Net Leverage Ratio permitted by this Section 9.12(b) shall revert to the level otherwise permitted by this Section 9.12(b) as of the end of such Leverage Increase Period and thereafter until another Leverage Increase Period (if any) is elected.

9.13. Canadian Pension Plans.  No Credit Party shall:

(a) establish, sponsor, maintain, contribute or have any liability or obligation under any Canadian Pension Plan; or

(b) consummate any transaction that would result in any Person not already a Subsidiary becoming a Subsidiary if such Person sponsors, maintains or contributes or has any liability or obligation under one or more Canadian Pension Plans, without the prior consent of the Administrative Agent.

Section 10 Events of Default.  Upon the occurrence of any of the following specified events (each, an "Event of Default"):

10.01. Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02. Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (without duplication of any materiality standard set forth in any such representation or warranty) on the date as of which made or deemed made; or

10.03. Covenants.  The Borrower or any Restricted Subsidiary shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.04(a) (as to the existence of the Borrower), 8.09 or Section 9, or

(b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 10.01 and 10.02), and such default shall continue unremedied for a period of 30 days after the earlier of (x) written notice thereof is received by the Borrower from the Administrative Agent or the Required Lenders or (y) a Responsible Officer of such defaulting party gains knowledge of such default; or

10.04. Default Under Other Agreements.  (i) The Borrower or any Restricted Subsidiary shall (x) fail to make any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) fail to observe or perform any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which failure or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any Restricted Subsidiary shall be declared to be (or shall become) due and payable prior to the stated maturity thereof; provided that, (A) it shall not be a Default or an Event of Default under this Section 10.04 unless the principal amount of  any Indebtedness as described in the preceding clauses (i) and (ii) is at least equal to the Threshold Amount and (B) the preceding clauses (i) and (ii) of this Section 10.04 shall not apply to (x) Indebtedness that becomes due as a result of a sale, transfer or other disposition (including as a result of a Casualty Prepayment Event) of the property or assets securing such Indebtedness, if such sale, transfer or other disposition is otherwise permitted hereunder, (y) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased or redeemed in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Administrative Agent and the Lenders under Section 10.10), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to prepay, defease, repurchase or redeem in the absence of any default thereunder or (z) Indebtedness in respect of any Hedging Agreement that becomes due pursuant to a termination event or equivalent event (other than an event that, pursuant to the terms of such Hedging Agreement, constitutes a default or event of default in accordance with the terms thereof ) under the terms of such Hedging Agreement; or

10.05. Bankruptcy, etc.  The Borrower or any Material Subsidiaries  shall, to the extent applicable, commence a voluntary case or proceeding concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code") or commence any analogous case, proceeding, step or procedure under any other Debtor Relief Law of any jurisdiction (including pursuant to the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or the Insolvency Act of 1986); or an involuntary case or proceeding under the Bankruptcy Code or under any other Debtor Relief Law is commenced against the Borrower or any Material Subsidiary in any jurisdiction, and the petition or proceeding is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case or proceeding; or a custodian (as defined in the Bankruptcy Code), receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or similar officer is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary, or there is commenced against the Borrower or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days, or the Borrower or any Material Subsidiary is adjudicated, or is deemed for purposes of any applicable Debtor Relief Law to be, insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian, receiver, interim receiver, receiver-manager, trustee, liquidator, administrator, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or

10.06. ERISA.  (a) An ERISA Event has occurred which has resulted or could reasonably be expected to result in a Material Adverse Effect or (b) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable Requirement of Law which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

10.07. Credit Documents.  (i) Any Credit Document shall cease to be, or shall be asserted in writing by the Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, other than as a result of acts or omissions by any Administrative Agent, the Collateral Agent or any Lender or upon the occurrence of the Payment in Full Date or (ii) any of the Security Documents shall for any reason cease to be in full force and effect (other than as a result of acts or omissions by any Administrative Agent or the Collateral Agent or the satisfaction in full of the Obligations), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected (or the equivalent with respect to the Canadian Credit Parties under applicable Requirements of Law) security interest in, and Lien on, all of the Collateral (other than immaterial Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (subject to (x) the Collateral and Guarantee Requirement and (y) any Lien permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01) other than (x) as a result of a release of Collateral permitted under Section 12.12, (y) as a result of the failure of any Administrative Agent or the Collateral Agent to (1) maintain possession of any stock certificates, promissory notes or other instruments actually delivered to it under the Credit Documents or (2) file initial UCC or PPSA financing statements; provided that it shall not be a Default or Event of Default under this Section 10.07 if the Credit Document or Security Document at issue was not required by virtue of the requirements of the Collateral and Guarantee Requirement to have been executed and delivered by any Credit Party; or

10.08. Guarantees.  Any Credit Party Guarantee or any provision thereof shall cease to be in full force or effect as to any Credit Party, or any Guarantor shall deny or disaffirm such Credit Party's obligations under the Credit Party Guarantee to which it is a party; or

10.09. Judgments.  One or more judgments or decrees for the payment of money shall be entered against the Borrower or any Restricted Subsidiary involving in the aggregate for the Borrower and any Restricted Subsidiary a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company (as determined in good faith by the Borrower) and such judgments and decrees either shall be final and non-appealable and not satisfied or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees for the payment of money (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount; or

10.10. Change of Control.  A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Revolving Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iv) enforce each Credit Party Guarantee, (v) terminate, reduce or condition any Revolving Commitment and (vi) require the Credit Parties to Cash Collateralize LC Obligations, and, if the Credit Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolving Loans under the Revolving Facility (whether or not the conditions in Section 6.01 are satisfied).

10.11. Application of Funds.  After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.11 and 2.13(j), be applied in the following order:

First, to the payment of all reasonable costs and out-of-pocket expenses, fees, commissions and taxes of such sale, collection or other realization including, without limitation, compensation to the Administrative Agent, the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith;

Second, to the payment of all other reasonable costs and out-of-pocket expenses of such sale, collection or other realization including, without limitation, costs and expenses and all costs, liabilities and advances made or incurred by the other Secured Creditors in connection therewith;

Third, to interest then due and payable on the Swingline Loans;

Fourth, to the principal balance of the Swingline Loans outstanding until the same has been prepaid in full;

Fifth, to interest then due and payable on Revolving Loans, Term Loans, Secured Hedges, other Secured Bank Product Obligations and other amounts due pursuant to Sections 3.01, 3.02 and 4.01 pro rata;

Sixth, to Cash Collateralize all LC Exposures (to the extent not otherwise Cash Collateralized pursuant to the terms hereof) plus any accrued and unpaid interest thereon;

Seventh, to the principal balance of Revolving Borrowings then outstanding, to the principal amount of Term Loans then outstanding and to all Secured Hedges, other Secured Bank Product Obligations and other Obligations pro rata; and

Eighth, the balance, if any, as required by any intercreditor agreement or, in the absence of any such requirement, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns).

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due.  The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Creditor.  If a Secured Creditor fails to deliver such calculation within five (5) Business Days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero.

In the event that any such proceeds are insufficient to pay in full the items described in clauses First through Seventh of this Section 10.11, the Credit Parties shall remain liable for any deficiency.  Notwithstanding the foregoing provisions, this Section 10.11 is subject to the provisions of any intercreditor agreement.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 10.11.

Section 11 The Administrative Agent.

11.01. Appointment and Authorization.

(a) Appointment. Each of the Lenders and the Issuing Banks hereby irrevocably appoints, designates and authorizes BANA to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI (other than Sections 11.10 and 11.12) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and Secured Parties hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document or other Credit Document governed by the laws of such jurisdiction on such Lender's or Secured Party's behalf.

(b) Collateral Agent. The Administrative Agent shall also act as the "collateral agent" under the Credit Documents, and each of the Lenders (including in its capacities as a potential Secured Hedge Bank, and a potential Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.03 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII, as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Credit Documents) as if set forth in full herein with respect thereto.

11.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

11.03. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.04. Liability of Agents.

(a) The Administrative Agent or the Lead Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable, and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)  shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.10 and 10.11) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

(c) Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.05. Reliance by the Agents.

(a) The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 5, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.

11.06. Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and Fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default."  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent and Collateral Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 10; provided, however, that unless and until the Administrative Agent or Collateral Agent has received any such direction, the Administrative Agent and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

11.07. Credit Decision; Disclosure of Information by the Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Requirements of Law relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

11.08. Indemnification of the Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of the such Agent) (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf of such Agent) of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent's (and its officers, directors, employees, agents and attorneys in fact which are acting on behalf such Agent) own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the such Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Revolving Commitments, the payment of all other Obligations and the resignation of the Agents.

11.09. Administrative Agent and Collateral Agent in Its Individual Capacity.  BANA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though BANA was not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, BANA or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent and Collateral Agent shall be under no obligation to provide such information to them.  With respect to its Loans, BANA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms "Lender" and "Lenders" include BANA in its individual capacity.

11.10. Successor Administrative Agent.

(a) Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) (other than during the continuance of an Event of Default pursuant to Section 10.05 hereof), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Borrower); provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Effect of Resignation or Removal. With effect from the Resignation Effective Date  (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 11.10). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Article XI and Section 12.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including, without limitation, (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(c) Issuing Banks and Swingline Lenders. Any resignation or removal by BANA as Administrative Agent pursuant to this Section 11.10 shall also constitute its resignation as an Issuing Bank and a Swingline Lender. If BANA resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.13(d). If BANA resigns as a Swingline Lender, it shall retain all the rights of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.12. Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to BANA to effectively assume the obligations of BANA with respect to such Letters of Credit.

11.11. Administrative Agent May File Proofs of Claim(a).  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.13, 5.06, and 12.01) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.06 and 12.01.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.10 of this Agreement), and (C) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Secured Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

11.12. Collateral and Guarantee Matters(a).  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Secured Hedge Bank) and the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the Latest Maturity Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Credit Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 12.10;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 9.01(i);

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents; and

(iv) take any other action permitted by Section 12.13.

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.12; provided that, such authorization shall not in any event be or become a condition to the effectiveness of any such release or subordination if the provisions of Section 12.13 are otherwise satisfied. In each case as specified in this Section 11.12, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 11.12.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.13. Bank Product Providers.  Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of such agreement, agrees to be bound by this Section 11.  Each such Secured Bank Product Provider shall indemnify and hold harmless Agent-Related Persons, to the extent not reimbursed by the Credit Parties, against all claims that may be incurred by or asserted against any Agent-Related Person in connection with such provider's Secured Bank Product Obligations.

11.14. Withholding Taxes.  To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 4.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 11.14.  The agreements in this Section 11.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, for purposes of this Section 11.14, the term "Lender" shall include any Issuing Bank and any Swingline Lender.

11.15. Quebec Representative. Without limiting the powers of the Collateral Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the Requirements of Law of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Creditors hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the "Attorney"), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec.  The Attorney shall:  (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Creditors and Credit Parties.  Any person who becomes a Secured Creditor shall, by its execution of an Assignment and Assumption Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Creditor, all actions taken by the Attorney in such capacity.  The substitution of the Collateral Agent pursuant to the provisions of this Section 11.15 also constitutes the substitution of the Attorney.

11.16. Recovery of Erroneous Payments.  Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Bank (the "Creditor Party"), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Creditor Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Creditor Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Creditor Party irrevocably  waives any and all defenses, including any "discharge for value" (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Creditor Party promptly upon determining that any payment made to such Creditor Party comprised, in whole or in part, a Rescindable Amount.

Section 12 Miscellaneous.

12.01. Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree to:  (i) pay all reasonable and documented out-of-pocket costs and expenses (A) of the Agents and the Joint Lead Arrangers and Issuing Banks (without duplication)  limited, in the case of legal fees, to the reasonable fees and disbursements of one primary counsel in each of the U.S. and Canada and, if reasonably necessary, one local counsel in any relevant jurisdiction and an additional counsel in the case of conflicts) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective), (B) of the Agents and the Joint Lead Arrangers (without duplication) in connection with their syndication efforts with respect to this Agreement, (C) of the Agents in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings (including the reasonable fees, charges and disbursements of one firm or counsel to the Agents, and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (D) of the Agents in connection with Collateral monitoring and Collateral reviews; and (ii) indemnify each Agent, each Joint Lead Arranger, each Lender, each Issuing Bank and their respective Affiliates and branches, and the officers, directors, employees, controlling persons, agents, advisors and other representatives of each of the foregoing (each, an "Indemnified Person") from and hold each of them harmless against any and all liabilities (including Environmental Liabilities), losses, damages, claims and expenses to which any such Indemnified Person may become subject, in each case arising out of or in connection with (w) any claim, litigation, investigation or proceeding relating to the Credit Documents, (x) any use or proposed use of proceeds hereunder and any of the other transactions contemplated hereby and (y) to reimburse each such Indemnified Person upon demand for any reasonable and documented fees, disbursements and other charges of counsel (limited to one firm of counsel for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict has retained its own counsel, another firm of counsel for such affected Indemnified Person) and, to the extent required, one firm of local counsel in each relevant jurisdiction for all Indemnified Persons) incurred in connection with investigating or defending any of the foregoing (collectively, the "Indemnified Liabilities"); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to liabilities, losses, damages, claims and expense to the extent that (x) such liability, loss, damage, claim or expense resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person, any Affiliate or branch of such Indemnified Person or any of their respective officers, directors, employees, controlling persons, agents, advisors and other representatives, as determined by a court of competent jurisdiction in a final and non-appealable decision, (y) in the case of any claim, litigation, investigation or proceeding initiated by the Borrower or one of its Subsidiaries against any Agent, any Joint Lead Arranger, any Lender or any Issuing Bank, such liability, loss, damage, claim or expense resulted from a breach by such Agent, such Joint Lead Arranger, such Lender or Issuing Bank, as applicable, or its Affiliates or any of its or their respective officers, directors, employees, controlling persons, agents, advisors and other representatives of the obligations of such Agent, such Joint Lead Arranger, such Lender or such Issuing Bank, as applicable, hereunder as determined by a court of competent jurisdiction in a final and non-appealable decision or (z) such liability, loss, damage, claim or expense resulted from any claim, investigation, litigation or proceeding solely between and among Indemnified Persons and not arising from any act or omission by the Borrower or any of its Affiliates; provided that the Agents, the Joint Lead Arrangers and the Issuing Banks to the extent fulfilling their respective roles as an Agent, Joint Lead Arranger or Issuing Bank hereunder and in their capacities as such, shall remain indemnified in such claim, investigation, litigation or proceeding to the extent the exception set forth in clause (x) of the immediately preceding proviso does not apply to such Person at such time.  For the avoidance of doubt, this Section 12.01(a)(ii) shall not apply to any Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim.

(b) (i) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case, in the absence of gross negligence, willful misconduct or bad faith on the part of such Agent or Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) and (ii) no Agent, Indemnified Person or Credit Party or any Subsidiary or Affiliate thereof shall be liable for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this clause (b)(ii) shall limit the Credit Parties' indemnification obligations pursuant to clause (a) above to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification under clause (a) above.

(c) All amounts due under this Section 12.01 shall be payable not later than thirty (30) days after demand therefor.

12.02. Right of Setoff.  In addition to any rights now or hereafter granted under applicable Requirements of Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, in whatever currency) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness (in whatever currency) at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any Restricted Subsidiaries against and on account of the Obligations of the Credit Parties that are at such time due and owing to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents.

12.03. Notices.

(a) Except as otherwise expressly provided herein or in any other Credit Document, all notices and other communications provided for hereunder shall be in writing (including electronic communication) and mailed, or delivered:  (x) if to any Credit Party, c/o SunOpta Inc., 7078 Shady Oak Road, Eden Prairie, MN 55344, Attention: Greg Gaba, Chief Financial Officer, (email: Greg.Gaba@sunopta.com) with a copy to Jill Barnett, Chief Administrative Officer (email: Jill.Barnett@sunopta.com); and (y) if to any Lender, at its address specified in writing to the Administrative Agent, at the Notice Office; or, (z) if to any Administrative Agent or the Collateral Agent, at the addresses set forth in Schedule 12.03 and at such other address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall, when mailed, sent by electronic transmission or sent by overnight courier, be effective five (5) Business Days after deposit in the mails, one (1) Business Day after delivery to the overnight courier, or when received in the case of electronic transmission, except that notices and communications to the Administrative Agent and the Credit Parties shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender, any Swingline Lender or any Issuing Bank pursuant to Article II if such Lender, such Swingline Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, any Swingline Lender, any Issuing Bank or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

12.04. Benefit of Agreement; Assignments; Participations, etc.

(a) This Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Agents, the Lenders, the Issuing Banks and their respective successors and permitted assigns, (a) except as otherwise set forth herein or in any other Credit Document, no Borrower shall have the right to assign its rights or delegate its obligations under any Credit Documents; and (b) except that any assignment, transfer, participation or other disposition by a Lender of its rights and obligations under this Agreement or the other Credit Documents must be made in compliance with this Section 12.04.  The Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with this Section 12.04.  Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee, participant or assignee of such Lender.

(b) A Lender may assign to an Eligible Assignee any of its rights and obligations under the Credit Documents, as long as (a) in the case of a partial assignment, is in a minimum principal amount of (x) in the case of Revolving Loans and Revolving Commitments, $5,000,000 and (y) in the case of Term Loan Commitments and Term Loans of any Class, $1,000,000 (in each case, unless otherwise agreed by Administrative Agent and the Borrower in their reasonable discretion) and integral multiples of $100,000 in excess of each such amount; (b) except in the case of an assignment in whole of a Lender's rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least (x) in the case of Revolving Commitments, $5,000,000 and (y) in the case of Term Loan Commitments, $1,000,000 (in each case, unless otherwise agreed by the Administrative Agent and the Borrower in their reasonable discretion); and (c) except as otherwise provided in Section 3.04, the parties to each such assignment shall execute and deliver an Assignment and Assumption Agreement to the Administrative Agent for acceptance and recording.  Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Credit Documents to secure obligations of such Lender to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

(c) Upon delivery to the Administrative Agent of an assignment notice in the form of Exhibit G and a processing fee of $3,500 (unless otherwise agreed by the Administrative Agent in its discretion or otherwise not payable due to the operation of Section 3.04), the assignment shall become effective as specified in the notice, if it complies with this Section 12.04.  From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Credit Documents, and shall have all rights and obligations of a Lender thereunder.  Upon consummation of an assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, if applicable, but the Borrower shall have no obligation to issue any new Notes unless and until the Note of the transferor Lender shall have been returned to, and cancelled by, the Borrower or a lost note affidavit reasonably satisfactory to the Borrower has been obtained.  The transferee Lender shall comply with Section 4 and deliver, upon request, an administrative questionnaire satisfactory to the Administrative Agent.

(d) No assignment or participation may be made to the Borrower, Affiliate of the Borrower, Defaulting Lender or natural person.  The Administrative Agent has no obligation to determine whether any assignee is permitted under the Credit Documents.  Except as otherwise set forth in Section 3.04, any assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Credit Documents in a manner reasonably satisfactory to the Administrative Agent and the Borrower, including payment by the Eligible Assignee or Defaulting Lender to the Administrative Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to the Administrative Agent) to satisfy all funding and payment liabilities of the Defaulting Lender.  Except as otherwise set forth in Section 3.04, if assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

(e) The Administrative Agent, acting as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Assumption Agreement delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender.    Entries in the register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Credit Documents, notwithstanding any notice to the contrary.  The Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Credit Party with respect to the Obligations.  The register shall be available for inspection by the Borrower and, solely with respect to its own Loans and Commitments, any Lender, from time to time upon reasonable notice.

(f) Subject to this Section 12.04, any Lender may sell to a financial institution (but in any event, not to any Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to such Lender)) (a "Participant") a participating interest in the rights and obligations of such Lender under any Credit Documents.  Despite any sale by a Lender of participating interests to a Participant, such Lender's obligations under the Credit Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by the Borrower shall be determined as if it had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Credit Documents.  Each Lender shall be solely responsible for notifying its Participants of any matters under the Credit Documents, and the Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant.

(g) The Credit Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 4.01 (subject to the requirements and limitations of such Sections and Section 3.04) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that a Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.02 or 4.01 hereof than the applicable Lender would have been entitled to receive with respect to the participating interest sold to such Participant, unless (x) the sale of the participating interest to such Participant is made with the Borrower's prior written consent (which consent shall not be unreasonably withheld) or (y) such entitlement to receive a greater payment results from a Change in Law occurring after the sale of the participation takes place.

(h) Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Credit Document other than that which requires the consent of all Lenders or each affected Lender.

(i) Each Lender that sells a participation shall, acting as a non-fiduciary agent of the Borrower (solely for Tax purposes), maintain a register in which it enters the Participant's name, address and interest in Commitments, Loans (and stated interest) and LC Obligations.  Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary.  No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant's interest is in registered form under the Code and Treasury Regulations.

12.05. No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06. [Reserved].

12.07. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT (EXCEPT FOR SECTION 11.15, WHICH SHALL BE GOVERNED BY THE LAWS OF QUEBEC) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH PARTY TO THIS AGREEMENT CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTRY OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY CREDIT DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT'S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM.  EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.03.  A FINAL JUDGMENT IN ANY PROCEEDING OF ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR ANY OTHER MANNER PROVIDED BY APPLICABLE REQUIREMENT OF LAW.  NOTWITHSTANDING THE FOREGOING AND FOR FURTHER CERTAINTY, NOTHING IN THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING SOLELY TO THE CREDIT PARTY GUARANTEE AGAINST ANY CANADIAN CREDIT PARTY IN A CANADIAN COURT.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.08. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other electronic transmission (i.e., a "pdf" or "tif"), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.09. Headings Descriptive.  The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.10. Amendment or Waiver; etc.

(a) Except as otherwise set forth in this Agreement or any other Credit Document and subject to Section 3.05(b), neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), the Credit Party Guarantee, any Customary Intercreditor Agreement, or the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the prior written consent of (except as otherwise noted below) each Lender (and Issuing Bank, if applicable) directly affected thereby (and not, for the avoidance of doubt, the Required Lenders):

(i) extend the applicable Maturity Date of any Loans or Commitments or increase the Commitments of any Lender over the amount thereof then in effect, or reduce the rate or extend the time of payment of interest or Fees thereon or reduce or forgive the principal amount thereof or forgive the payment of such interest or Fees (it being understood that waivers or modifications of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute a reduction or extension of the time of payment of interest or Fees thereon of any Lender),

(ii) release the Lien in favor of the Collateral Agent on all or substantially all of the Collateral under all the Security Documents,

(iii) release all or substantially all of the value of the Credit Party Guarantee without the prior written consent of each Lender or, except as otherwise expressly provided herein or in the Credit Documents ,

(iv) reduce the amount of, or extend the payment for, any payments of principal hereunder (including any Repayment Amount) (it being understood that waivers or modifications of conditions precedent, Defaults or Events of Default or mandatory prepayments shall not constitute reduction or extension of the time of payment of such principal),

(v) amend, modify or waive any pro rata sharing provision of Section 2.10, the payment waterfall provision of Section 10.11, or any provision of this Section 12.10(a) (except for amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Commitments and the Initial Term Loans on the Closing Date and amendments to effect the provisions of Section 2.16), in each case, without the prior written consent of each Lender,

(vi) reduce the percentage specified in the definitions of "Required Class Lenders" or "Required Lenders" without the prior written consent of each Lender (it being understood that, with the prior written consent of the Required Class Lenders of a given Class or Required Lenders, as applicable, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Class Lenders of such Class or Required Lenders, as applicable, on substantially the same basis as the extensions of Revolving Commitments and Initial Term Loans are included on the Closing Date),

(vii) other than pursuant to Section 9.11(a), consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender,

(viii) affect any waiver, amendment or modification of this Agreement that by its terms affects the rights and duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) without an agreement or agreements in writing entered into by the Borrower and the Required Class Lenders with respect to the Lenders holding Loans or Commitments of such affected Class or

(ix) subordinate the Lien in favor of the Collateral Agent on all or substantially all of the Collateral under all the Security Documents or contractually subordinate the Obligations in right of payment to Indebtedness for borrowed money, in each case, without the consent of each Lender (other than (x) as expressly permitted under this Agreement as in effect on the Closing Date, (y) to the extent such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any such Indebtedness on the same terms as offered to all other providers of such Indebtedness (with commercially reasonable time to determine whether to so participate) and (z) in connection with any debtor-in-possession financing or equivalent financing under any Debtor Relief Laws or any other use of Collateral in any proceeding under Debtor Relief Laws); provided, further, that no such change, waiver, discharge or termination shall (1) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of such Agent, (2) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent and (3) without the consent of an Issuing Bank or a Swingline Lender, amend, modify or waive any provision relating to the rights or obligations of the such Issuing Bank or such Swingline Lender .

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (viii), inclusive, of the first proviso to Section 12.10(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 3.04 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's Commitments and/or repay the outstanding Loans of such Lender in accordance with Section 3.04; provided that, unless the Commitments that are terminated, and Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.10(a).

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 12.10, the Borrower, the Administrative Agent, the Collateral Agent and each Lender providing (i) the relevant Incremental Revolving Commitment Increase or Incremental Term Loans may in accordance with the provisions of Section 2.15, enter into an Incremental Agreement, (ii) Extended Revolving Commitments in accordance with the provisions of Section 2.16, enter into an Extension Amendment and (iii) Refinancing Facility in accordance with the provisions of Section 2.17, enter into a Refinancing Amendment, and, in each case, make any changes to this Agreement in order to effect the provisions of such Sections as permitted by such Sections; provided that after the execution and delivery by the Borrower, the Administrative Agent, the Collateral Agent and each such Lender may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 12.10.

(d) Without the consent of any other Person, the applicable Credit Party or Credit Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Creditors, or as required by local Requirements of Law to give effect to, or protect any security interest for the benefit of the Secured Creditors, in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable Requirements of Law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definition of "Required Lenders" will automatically be deemed modified accordingly for the duration of such period); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Commitments and Loans of any Defaulting Lender may not be increased or extended without the consent of such Lender.

(f) Further, notwithstanding anything to the contrary contained in this Section 12.10, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an any mistake, error, ambiguity, omission, defect or inconsistency, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision by an agreement in writing (including, without limitation any amendment, supplement or waiver to this Agreement, any Security Document, any guarantee, any intercreditor agreement or any related document executed by any Credit Party or any other Subsidiary of the Borrower in connection with this Agreement or any other Credit Document if such amendment, supplement or waiver is delivered in order to cause this Agreement or such Security Agreement, guarantee, intercreditor agreement or related document, as applicable, to be consistent with this Agreement and the other Credit Documents) and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g) Notwithstanding the foregoing, (A) the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with the provision of any Incremental Revolving Commitment Increase or otherwise to effect the provisions of Section 2.15, 2.16 or 2.17 and (B) the Borrower, the Administrative Agent, the Collateral Agent and the other Credit Parties may, without the input or consent of the other Lenders, (i) negotiate the form of any Mortgage or other Security Document as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower (x) to comply with the Collateral and Guarantee Requirement or (y) to otherwise comply with this Agreement, (ii) execute, deliver and perform any new Security Document or intercreditor agreement or amendment to any Security Document or intercreditor agreement or enter into any amendment to the Security Documents or any Intercreditor Agreement as may be necessary or appropriate in the opinion of the Administrative Agent and the Borrower (x) to comply with the Collateral and Guarantee Requirement or (y) otherwise comply with this Agreement and (iii) terminate any Security Document not required by the Collateral and Guarantee Requirement.

(h) To the extent notice has been provided to the Administrative Agent pursuant to Section 2.15 with respect to any new financial maintenance covenant or any more restrictive financial maintenance covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 12.10  deemed modified to include such financial maintenance covenant or such more restrictive financial maintenance covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such section.

Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may, without the consent of any Lender, enter into any amendment, modification, supplement or other change to the Security Documents or enter into, or amend, modify, supplement or change, any Customary Intercreditor Agreement, in each case as contemplated by Sections 9.01(vi), (xv) and (xxxi).

12.11. Survival.  All indemnities set forth herein including, without limitation, in Sections 3.01, 3.02, 4.01, 11.07 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.12. Domicile of Loans.  Each Lender may transfer and carry its Revolving Loans at, to or for the account of any office, branch, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.12 would, at the time of such transfer, result in increased costs under Section 3.01 or 4.01 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.13. Release of Collateral or Guarantors; Subordination of Liens.

(a) The Agents, the Lenders and the Issuing Banks hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other disposition of such Collateral (including as part of or in connection with any other sale, transfer or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent and Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party by a Person that is not a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.10), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under its Guarantee in a transaction permitted hereunder, (vi) as required by Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) upon the request of the Borrower, any asset or property of any Credit Party included in the Collateral to the extent such asset or property is not required by the Collateral and Guarantee Requirement to be included in the Collateral, so long as, upon the release of the Collateral Agent's Lien on such asset or property, the Borrower shall continue to be in compliance with the Collateral and Guarantee Requirement.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon all interests retained by the Credit Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Agents, the Lenders and the Issuing Banks hereby irrevocably agree that each Guarantor shall be released from its Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary, provided that no Guarantor shall be released from its Guarantee if (i) any transfer of Capital Stock in such Guarantor is to an Affiliate of the Borrower or any Restricted Subsidiary, (ii) there is no bona fide business purpose for such transfer of Capital Stock, (iii) such transfer of Capital Stock is intended primarily to obtain a release of the Guarantee, in each case as determined in good faith by the Borrower) and (iv) such Guarantor continues to be a Restricted Subsidiary.  The Lenders and the Issuing Banks hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral, in each case, pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or any Issuing Bank.  Any representation, warranty or covenant contained in any Credit Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Upon the occurrence of the Payment in Full Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Creditor) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under, and terminate, any Credit Document, whether or not on the date of such release and termination there may be any (i) Secured Bank Product Obligations or (ii) any contingent indemnification obligations or other contingent obligations not then due and payable.  Any such release and termination of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

12.14. Confidentiality.

(a) Each Agent, Joint Lead Arranger, Syndication Agent Lender and Issuing Bank agrees to maintain the confidentiality of the Information and not to use or disclose such Information, except that each Agent, Joint Lead Arranger, Syndication Agent, Lender and Issuing Bank may disclose the Information (i) to its Affiliates and its and its Affiliates' respective officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents who need to know such information in connection with this Agreement and are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 12.14 (or language substantially similar to this Section 12.14) (with each such Agent, Joint Lead Arranger, Syndication Agent, Lender and Issuing Bank, to the extent such Person is within its control, responsible for such Person's compliance with this Section 12.14), (ii) to the extent such Information becomes publicly available other than by reason of disclosure by any Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank or, in each case, its Affiliates or any of its or their respective officers, directors, employees, legal counsel, independent auditors or other experts, advisors or agents in violation of this Section 12.14 or any similar confidentiality agreement binding on such Person, (iii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process (in which case such Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform the Borrower promptly thereof prior to disclosure thereof to the extent practicable and not prohibited by applicable law), (iv) upon the request or demand of any regulatory authority having jurisdiction over such Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank, as applicable, or its Affiliates (in which case, such Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform the Borrower promptly thereof prior to disclosure thereof to the extent practicable and not prohibited by applicable law), (v) to the extent such Information is received by the such Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank from a third party that is not, to the knowledge of such Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank (as applicable), subject to contractual or fiduciary confidentiality obligations owing to the Borrower, its Subsidiaries or their respective Affiliates or its or their respective officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents or to the extent such Information is developed independently by such Agent, Joint Lead Arranger, Syndication Agent, Lender or Issuing Bank without the use of confidential information in violation of this Section 12.14, (vi) to (A) any assignee or Participant in, or prospective assignee or Participant, any of its rights and obligations under this Agreement or (B) any prospective or actual counterparty (or such counterparty's affiliates and its and their respective officers, directors, employees, legal counsel, independent auditors or other experts, advisors or agents) in any swap, derivative or other transaction under which the payments are to be made by reference to the Borrower and their obligations, the Agreement or payments hereunder; provided that in each case of the foregoing clauses (A) and (B), the relevant Person is advised of and agrees to be bound by the provisions of this Section 12.14 or other provisions at least as restrictive as this Section 12.14, (vii) for purposes of establishing a "due diligence" defense under applicable federal securities law or (viii) with the prior written consent of the Borrower.  For purposes of this Section 12.14, "Information" shall mean all information furnished by or on behalf of the Borrower and its Subsidiaries relating to the Borrower or its Subsidiaries or any of their businesses, other than any such information that is publicly available to any Agent, any Joint Lead Arranger, any Syndication Agent, any Lender or any Issuing Bank prior to disclosure by or on behalf of the Borrower and its Subsidiaries other than as a result of a breach of this Section 12.14 or similar obligation of confidentiality, including, without limitation, information delivered pursuant to Section 8.01. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers, including league table providers, to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents and the Commitments.

(b) Customary Advertising Material. The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties.

12.15. USA PATRIOT ACT Notice and Beneficial Ownership Regulation.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT ACT Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the "Patriot Act"), the Beneficial Ownership Regulation (if applicable) and other applicable anti-money laundering, anti-terrorist financing, government sanction and "know your client" policies, regulations, laws or rules and Anti-Terrorism Laws, it is required to obtain, verify, and record information that identifies the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance therewith, and each Credit Party agrees to provide such information from time to time to any Lender.

12.16. Waiver of Sovereign Immunity.  Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents and its properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, or any of their respective Subsidiaries or any of their properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of the Borrower, or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere.  Without limiting the generality of the foregoing, the Borrower further agrees that the waivers set forth in this Section 12.16 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and other applicable Requirements of Law and are intended to be irrevocable for purposes of such Act and such other applicable Requirements of Law.

12.17. Canadian Anti-Money Laundering Legislation.  If the Administrative Agent has ascertained the identity of any Canadian Credit Party or any authorized signatories of any Canadian Credit Party for the purposes of the PCMLTFA and other applicable Anti-Terrorism Laws and "know your client" policies or Requirements of Law and such other Anti-Terrorism Laws applicable in Canada, as well as all applicable "know your client" policies or Requirements of Law, collectively, including any guidelines or orders thereunder, "AML Legislation"), then the Administrative Agent:

(a) shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b) shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Credit Parties or any authorized signatories of the Canadian Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Credit Party or any such authorized signatory in doing so.

12.18. Absence of Fiduciary Relationship.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Joint Lead Arrangers, the Syndication Agent or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) the Borrower hereby agrees not to assert any claims they may have against any Joint Lead Arranger, the Syndication Agent or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty in connection with such Persons serving in such capacities under this Agreement and the other Credit Documents.  Each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates.

12.19. Electronic Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each, a "Communication"), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  The parties hereto agree that any Electronic Signature on or associated with any Communication shall be valid and binding on the parties hereto to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the parties hereto enforceable against such party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Borrower, the other Credit Parties, the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each party hereto, at its option, may create one or more copies of any Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of such Person's business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) the Borrower, the other Credit Parties, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any other party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  "For purposes hereof, "Electronic Record" and "Electronic Signature" shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

12.20. Judgment Currency.  If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Credit Document ("Agreement Currency") into another currency, the rate of exchange used shall be the Spot Rate for conversion into Dollars or, for conversion into another currency, the Spot Rate for the purchase of the Agreement Currency with such other currency through the Administrative Agent's principal foreign exchange trading office for the other currency during such office's preceding Business Day.  Notwithstanding any judgment in a currency ("Judgment Currency") other than the Agreement Currency, a Credit Party shall discharge its obligation in respect of any sum due under a Credit Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Agreement Currency.  If the purchased amount is less than the sum originally due, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and Lenders against such loss.  If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Credit Party (or to the Person legally entitled thereto).

12.21. [Reserved].

12.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

12.23. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

12.24. Acknowledgement Regarding Any Supported QFCs.  To the extent that the Credit Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.24, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" shall mean any of the following:  (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 13 Credit Party Guarantee.

13.01. The Guarantee.  In order to induce the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Secured Bank Product Obligations in recognition of the direct benefits to be received by each Credit Party from the proceeds of the Revolving Loans and the entering into of such Secured Bank Product Obligations, each Credit Party hereby agrees with the Guaranteed Creditors as follows: until the Payment in Full Date, each Credit Party hereby unconditionally and irrevocably guarantees (other than its own Obligations) as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations to the Guaranteed Creditors.  If any or all of the Obligations of any Credit Party to the Guaranteed Creditors becomes due and payable hereunder, such Credit Party, unconditionally and irrevocably, promises to pay such Obligations to the Administrative Agent and/or the other Guaranteed Creditors or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Obligations.  This Credit Party Guarantee is a guarantee of payment and not of collection.  Until the Payment in Full Date, this Credit Party Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event the respective Credit Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Party, notwithstanding any revocation of this Credit Party Guarantee or any other instrument evidencing any liability of any Guaranteed Party, and each Credit Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee until the Payment in Full Date.

13.02. Bankruptcy.  Additionally, each Credit Party unconditionally and irrevocably guarantees the payment of any and all of its Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 10.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in the currency in which the obligation was originally denominated.

13.03. Nature of Liability.  The liability of each Credit Party hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guarantee of the Obligations, whether executed by any other guarantor or by any other party, and each Credit Party understands and agrees, to the fullest extent permitted under law, that the liability of such Credit Party hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guarantee, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guarantee or undertaking (other than in connection with the Payment in Full Date), or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding, and each Credit Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 13.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Obligations or of any security therefor, or (h) any change in the corporate existence, structure or ownership of any Credit Party or any other Person liable for any of the Obligations, or (i) any bankruptcy, insolvency, receivership, reorganization, arrangement, moratorium, winding up or other debtor relief proceeding affecting any Credit Party, or their assets or any resulting release or discharge of any obligation of any Credit Party, or (j) the existence of any claim, setoff or other rights which any Credit Party may have at any time against any other Credit Party, a Guaranteed Creditor, or any other Person, whether in connection herewith or in any unrelated transactions, or (k) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Credit Party in respect of the Obligations or a Credit Party in respect of this Credit Party Guarantee or the Obligations other than the occurrence of the Payment in Full Date.

13.04. Independent Obligation.  The obligations of each Credit Party hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against any Credit Party (and solely with respect to a Canadian Credit Party relating to the Credit Party Guarantee, may be brought and prosecuted in a Canadian court) whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions.  Each Credit Party waives, in its capacity as a Guarantor, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Party.

13.05. Authorization.  To the fullest extent permitted under all law, each Credit Party authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Party Guarantee shall apply to the Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Guaranteed Party, any other Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Guaranteed Party, other Credit Parties or other obligors;

(e) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Secured Bank Product Obligation or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Secured Bank Product Obligation or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Party from its liabilities under this Credit Party Guarantee.

13.06. Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.07. Subordination.  Any indebtedness of any Guaranteed Party now or hereafter owing to any Credit Party is hereby subordinated to the Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default is then continuing, all such indebtedness of such Guaranteed Party to such Credit Party shall be collected, enforced and received by such Credit Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of any Credit Party under the other provisions of this Credit Party Guarantee.  Without limiting the generality of the foregoing, each Credit Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Party Guarantee (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.

13.08. Waiver.

(a) Each Credit Party waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, or against a Canadian Credit Party relating solely to the Credit Party Guarantee in a Canadian court, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever.  For purposes of the law of the Province of Quebec, if applicable, each Credit Party waives, in its capacity as a Guarantor, the benefits of division and discussion.  Each Credit Party waives any defense (except as shall be required by applicable law and cannot be waived) based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Obligations to the extent of such payment.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Credit Party hereunder except to the extent the Obligations have been paid.  Each Credit Party waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Party against any Guaranteed Party or any other party or any security.

(b) Each Credit Party waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Party Guarantee, and notices of the existence, creation or incurring of new or additional Obligations.  Each Credit Party assumes all responsibility for being and keeping itself informed of each Guaranteed Party's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Credit Party assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise any Credit Party of information known to them regarding such circumstances or risks.

13.09. Maximum Liability.  It is the desire and intent of each Credit Party and the Guaranteed Creditors that this Credit Party Guarantee shall be enforced against such Credit Party to the fullest extent permissible under all law and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of any Credit Party under this Credit Party Guarantee shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable federal, state, provincial or foreign law relating to fraudulent conveyances or transfers), then the amount of such Credit Party's obligations under this Credit Party Guarantee shall be deemed to be reduced and such Credit Party shall pay the maximum amount of the Obligations which would be permissible under applicable law.

13.10. Payments.  All payments made by a Credit Party pursuant to this Section 13 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Section 2.06.

13.11. [Reserved].

13.12. Information.  Each Credit Party assumes all responsibility for being and keeping itself informed of each applicable Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Obligations and the nature, scope and extent of the risks that each Credit Party assumes and incurs under this guarantee, and agrees that no Guaranteed Creditor shall have any duty to advise any Credit Party of information known to it regarding those circumstances or risks.

13.13. Severability.  If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 13.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Banks or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

13.14. Canadian Severability.  Notwithstanding any other provision contained herein or in any other Credit Document, if a "secured creditor" (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint and several basis, then such Person's Obligations (and the Obligations of each other Canadian Credit Party), to the extent such Obligations are secured, shall be several obligations and not joint and several obligations.

[Remained of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUNOPTA INC.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNOPTA FOODS INC.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNOPTA GRAINS AND FOODS INC.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNOPTA COMPANIES INC.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNOPTA INVESTMENTS LTD.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNRISE HOLDINGS (DELAWARE), INC.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

[Signature Page to Credit Agreement]

SUNRISE GROWERS, INC.

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNOPTA FINANCING 2017 LLC

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

SUNOPTA HOLDINGS LLC

By: /s/ Greg Gaba
 Name: Greg Gaba
 Title: Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA N.A., as Administrative Agent and Collateral Agent

By: /s/ Kyle D. Harding
 Name: Kyle D. Harding
 Title: Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA N.A., as an Issuing Bank, Swingline Lender and a Lender

By: /s/ Daniel K. Phelan
 Name: Daniel K. Phelan
 Title: Senior Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as an Issuing Bank and a Lender

By: /s/ Bassam Hammoud
 Name: Bassam Hammoud
 Title: Authorized Officer

[Signature Page to Credit Agreement]

BANK OF MONTREAL, as a Lender

By: /s/ Anthony Lam
 Name: Anthony Lam
 Title: Director

BANK OF MONTREAL, CHICAGO BRANCH

By: /s/ Charles Reggie Rice
 Name: Charles Reggie Rice
 Title: Vice President

[Signature Page to Credit Agreement]

RABOBANK CANADA, as a Lender

By: /s/ Kimberly Fobert
 Name: Kimberly Fobert
 Title: Managing Director

For Lenders that require an additional signature:

By: /s/ Sandra Seaton Barnes
 Name: Sandra Seaton Barnes
 Title: Executive Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

By: /s/ Christine Gardiner
 Name: Christine Gardiner
 Title: Senior Vice President

[Signature Page to Credit Agreement]

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Administrative Agent
for the Lenders party to the Credit Agreement referred to below

Bank of America, N.A.

Dallas Infomart

1950 N Stemmons Fwy, Ste 6053

Dallas, TX 75207

Email: joanna.tarango@bofa.com

Copy to: kyle.d.harding@bofa.com

Primary work phone: +1.469.201.8731

Work fax number: +1.214.290.9440

Attention:  Joanna Tarango

Ladies and Gentlemen:

The undersigned Borrower refers to that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto. The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement and sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.03 of the Credit Agreement:

 (i) The Business Day of the Proposed Borrowing is ________, ________.1

 (ii) The aggregate principal amount of the Proposed Borrowing is [C$] [$]__________.

 (iii) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Term SOFR Loans] [Base Rate Loans] [Term CORRA Loans] [Alternative Currency Loans].

 (iv) [The initial Interest Period for the Proposed Borrowing is [one month] [three months] [six months].2

________________________________

1 Shall be a Business Day and shall comply with the applicable advance notice requirement specified in Section 2.03 of the Credit Agreement.

2 To be included for a Proposed Borrowing of Term SOFR Loans or Alternative Currency Loans.

 (v) The location and number of the account to which funds shall be disbursed is as follows:  [________________].

 (vi) The Loans are to be borrowed under the [Revolving Facility] [Initial Term Loan Facility].

 (vii) The Loans are to be borrowed in [Dollars] [Canadian Dollars].3

 [The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)  each of the representations and warranties made by any Credit Party contained in Section 7 of the Credit Agreement and the other Credit Documents will be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty), on and as of the date of the Proposed Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty); and

(B)  no Default or Event of Default will exist at the time of, or result from, such Proposed Borrowing;]4

Very truly yours,

SUNOPTA INC.

By:
Name:
Title:

________________________________

3 Borrowings under any Facility may be made in Dollars and any Alternative Currency.

4 To be included with respect to borrowings after the Closing Date.

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Administrative Agent
for the Lenders party to the Credit Agreement referred to below
Bank of America, N.A.

Dallas Infomart

1950 N Stemmons Fwy, Ste 6053

Dallas, TX 75207

Email: joanna.tarango@bofa.com

Copy to: kyle.d.harding@bofa.com

Primary work phone: +1.469.201.8731

Work fax number: +1.214.290.9440

Attention:  Joanna Tarango

Ladies and Gentlemen:

The undersigned Borrower refers to that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto. The undersigned hereby gives you notice pursuant to Section 2.08 of the Credit Agreement that the undersigned hereby requests to [convert][continue] the Borrowing of Loans referred to below and sets forth below the information relating to such [conversion][continuation] (the "Proposed [Conversion][Continuation]") as required by Section 2.08 of the Credit Agreement:

 (i) The Proposed [Conversion][Continuation] relates to the Borrowing of Loans under the [Revolving Facility][Initial Term Loan Facility] originally made on _____ __, 20__ (the "Outstanding Borrowing") in the principal amount of [C$] [$]________ and currently maintained as a Borrowing of [Alternative Currency Term Rate] [Base Rate][Term SOFR][Term CORRA] Loans with an Interest Period ending on___________ ___, 20_].

 (ii) The effective date of the Proposed [Conversion][Continuation] is ____________.1

 (iii) The currency of the resulting Borrowing will be [Dollars][Canadian Dollars].2

________________________________

1 Shall be a Business Day and shall comply with the applicable advance notice requirement specified in Section 2.08(b) of the Credit Agreement.

2 Borrowings under any Facility may be made in Dollars and any Alternative Currency.  No Borrowing may be converted into or continued as a Borrowing denominated in a different currency, but instead must be prepaid in the original currency of such Borrowing and reborrowed in the other currency.

 (iv) The Outstanding Borrowing shall be [continued/converted] into a Borrowing of [Alternative Currency Term Rate Loans] [Base Rate Loans] [Term SOFR Loans][Term CORRA Loans] with an Interest Period ending on___________ ___, ______].3

________________________________

3 In the event that either (x) only a portion of the Outstanding Amount is to be so converted or continued or (y) the Outstanding Amount is to be divided into separate Borrowings with different Interest Periods, the applicable Borrower should make appropriate modifications to this clause to reflect same.

Very truly yours,

SUNOPTA INC.

By:
Name:
Title:

EXHIBIT B-1

FORM OF REVOLVING NOTE

New York, New York
_________ __, ____

FOR VALUE RECEIVED, SUNOPTA INC., a Canadian corporation (the "Borrower") hereby promises to pay to [_____________________] or its registered assigns (the "Lender"), in immediately available funds, at the Payment Office on or before the Maturity Date for Revolving Loans the principal amount of each Revolving Loan from time to time made by the Lender to such Borrower under that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement"), by and among the Borrower each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto, payable at such times and in such amounts as are specified in the Credit Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in the currency set forth in the Credit Agreement at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Credit Documents.  This Revolving Note is secured by the Collateral and is entitled to the applicable benefits of the Credit Party Guarantee with respect to the Obligations upon the terms and subject to the limitations set forth in the Credit Party Guarantee.  As provided in the Credit Agreement, this Revolving Note is subject to optional prepayment and mandatory repayment prior to the Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.  This Revolving Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date and amount of its Revolving Loans and payments with respect thereto.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower, for itself and its successors and assigns, hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUNOPTA INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount and Currency of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B-2

FORM OF SWINGLINE NOTE

New York, New York
_________ __, ____

FOR VALUE RECEIVED, SUNOPTA INC., a Canadian corporation (the "Borrower"), hereby promises to pay to [_____________________] or its registered assigns (the "Lender"), in immediately available funds, at the Payment Office on or before the Maturity Date for Swingline Loans the principal amount of each Swingline Loan from time to time made by the Lender to such Borrower under that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement"), by and among the Borrower, each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto, payable at such times and in such amounts as are specified in the Credit Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in the currency set forth in the Credit Agreement at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Credit Documents.  This Swingline Note is secured by the Collateral and is entitled to the applicable benefits of the Credit Party Guarantee with respect to the Obligations upon the terms and subject to the limitations set forth in the Credit Party Guarantee.  As provided in the Credit Agreement, this Swingline Note is subject to optional prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.  This Swingline Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.  The Lender may also attach schedules to this Swingline Note and endorse thereon the date and amount of its Swingline Loans and payments with respect thereto.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Swingline Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower, for itself and its successors and assigns, hereby waives presentment, demand, protest or notice of any kind in connection with this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUNOPTA INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount and Currency of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-3

FORM OF [INITIAL] TERM LOAN NOTE

New York, New York
_________ __, ____

FOR VALUE RECEIVED, SUNOPTA INC., a Canadian corporation (the "Borrower"), hereby promises to pay to [_____________________] or its registered assigns (the "Lender"), in immediately available funds, at the Payment Office on or before the Maturity Date for Initial Term Loans the principal amount of each Initial Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement"), by and among the Borrower, each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto, payable at such times and in such amounts as are specified in the Credit Agreement.  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Initial Term Loan made by the Lender in the currency set forth in the Credit Agreement at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.06 of the Credit Agreement.

This [Initial] Term Loan Note is one of the [Initial] Term Loan Notes referred to in the Credit Agreement and is entitled to the benefits thereof and of the other Credit Documents.  This [Initial] Term Loan Note is secured by the Collateral and is entitled to the applicable benefits of the Credit Party Guarantee with respect to the Obligations upon the terms and subject to the limitations set forth in the Credit Party Guarantee.  As provided in the Credit Agreement, this [Initial] Term Loan Note is subject to optional prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.  This [Initial] Term Loan Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.  The Lender may also attach schedules to this [Initial] Term Loan Note and endorse thereon the date and amount of its Initial Term Loans and payments with respect thereto.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this [Initial] Term Loan Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower, for itself and its successors and assigns,  hereby waives presentment, demand, protest or notice of any kind in connection with this [Initial] Term Loan Note.

THIS [INITIAL] TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUNOPTA INC.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount and Currency of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF JOINDER AGREEMENT

[ ], 20[  ]

Reference is hereby made to that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement"), by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 8.10(b) of the Credit Agreement, any Person that is or becomes after the Closing Date a Wholly-Owned Restricted Subsidiary that is either a Domestic Subsidiary or a Canadian Subsidiary, or any such Wholly-Owned Restricted Subsidiary that ceases to constitute an Excluded Subsidiary, but excluding any Excluded Subsidiary, is required to join as a Guarantor under the Credit Agreement by executing a joinder agreement; and

WHEREAS, pursuant to such requirement, each of the undersigned Subsidiaries (each, a "New Guarantor"), is executing this joinder agreement (this "Joinder Agreement") to the Credit Agreement and the Credit Party Guarantee set forth therein.

NOW, THEREFORE, the Administrative Agent and the New Guarantors hereby agree as follows:

1. Guarantor.  In accordance with Section 8.10(b)(i) of the Credit Agreement, each New Guarantor, by its signature below, becomes a Guarantor under the Credit Agreement and the Credit Party Guarantee with the same force and effect as if originally named therein as a Guarantor.  Without limiting the foregoing, in order to induce the Administrative Agent, the Collateral Agent and the Lenders to extend credit under the Credit Agreement, and to induce the other Guaranteed Creditors to enter into Secured Bank Product Obligations in recognition of the direct benefits to be received by each Credit Party from the proceeds of the Loans and the entering into of such Secured Bank Product Obligations, each New Guarantor hereby agrees with the Guaranteed Creditors as follows: until the Payment in Full Date, each New Guarantor hereby unconditionally and irrevocably guarantees (other than its own Obligations) as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of its Obligations to the Guaranteed Creditors.

2. Representations and Warranties.  Each New Guarantor hereby agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder.  Each reference to a Guarantor in the Credit Agreement shall be deemed to include each New Guarantor.  The New Guarantors hereby attach supplements to the schedules to the Credit Agreement applicable to the New Guarantors.

3. Severability.  If any provision of this Joinder Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Joinder Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts.  This Joinder Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts (including by facsimile or other electronic transmission (i.e., a "pdf" or "tif"), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

5. No Waiver.  Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices.  All notices, requests and demands to or upon any New Guarantor, any Agent or any Lender shall be governed by the terms of Section 12.03 of the Credit Agreement.

7. Governing Law.  THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[ ],
as a New Guarantor

By:
Name:
Title:

Address for Notices:
[ ]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

[ATTACH APPLICABLE SCHEDULES TO CREDIT AGREEMENT]

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

[●] [●], 20[●]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of SunOpta Inc., a Canadian corporation (the "Borrower"), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This Solvency Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 5.05 of that certain Credit Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time and Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent.  Unless otherwise defined herein, capitalized terms used in this Solvency Certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this Solvency Certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements referred to in Section 7.05 of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

3. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that, after giving effect to the consummation of the Transaction (including, if applicable, the incurrence of all Loans on the Closing Date), it is my opinion that (i) each of the Fair Value and the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.  As used in this Section 3, the following terms shall have the meanings set forth below:

"Fair Value" means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

"Present Fair Saleable Value" means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm's-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

"Identified Contingent Liabilities" means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transaction (including the execution and delivery of the Credit Agreement and, if applicable, the making of the Loans and the use of proceeds of such Loans on the Closing Date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

"Stated Liabilities" means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the Transaction (including the execution and delivery of the Credit Agreement and, if applicable, the making of the Loans on the Closing Date and the use of proceeds of such Loans), determined in accordance with GAAP consistently applied.

"Unreasonably Small Capital" the Borrower and its Subsidiaries taken as a whole after giving effect to the Transaction (including the execution and delivery of the Credit Agreement and, if applicable, the making of the Loans on the Closing Date and the use of proceeds of such Loans) do not have sufficient capital to ensure that it can continue to operate as a going concern in the business it currently operates or anticipates operating as of the date hereof.

* * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the day and year first above written.

SUNOPTA INC.

By:
Name:
Title: Chief Financial Officer

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 8.01(e) of that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement") by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.  I am the duly elected, qualified and acting [Chief Financial Officer]1  of the Borrower.

2.  I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as the [Chief Financial Officer] of the Borrower and not in my individual capacity (and without personal liability).  The matters set forth herein are true to the best of my knowledge after due inquiry.

3.  I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the "Financial Statements").  Based on such review, no Default or Event of Default has occurred and is continuing[, except as set forth below specifying the nature and extent thereof].

4.  Attached hereto as ANNEX 2 is the reasonably detailed calculation with respect to the Consolidated Fixed Charge Coverage Ratio.

5. Attached hereto as ANNEX 3 is the reasonably detailed calculation with respect to the Consolidated Total Leverage Ratio.

6. [Attached hereto as ANNEX [4] is a list of all Restricted Subsidiaries of the Borrower specifying whether each such Subsidiary is a "Material Subsidiary" or an "Immaterial Subsidiary" for purposes of the Credit Agreement.]

[7. Attached hereto as ANNEX [4][5] is the information required by Section 8.01(c) of the Credit Agreement as of the date of this Compliance Certificate.]2

* * *

________________________________

1 May be any Responsible Officer.

2 Per Section 8.01(c), to be included at the time of delivery of the annual financials.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this [  ]th day of [            ], 20[  ].

SUNOPTA INC.

By:
Name:
Title: [Chief Financial Officer]

Exhibit E
ANNEX 1

Financial Statements to be Attached

Exhibit E
ANNEX 2

Consolidated Fixed Charge Coverage Ratio

Exhibit E
ANNEX 3

Consolidated Total Leverage Ratio

[Exhibit E
ANNEX [4]]

List of all Restricted Subsidiaries of the Borrower

[Exhibit E
ANNEX [4][5]]1

[It is hereby certified that there have been no changes to Schedules 1(a) and 2(a) of the Perfection Certificate since [the Closing Date] [the date of the Compliance Certificate dated [__]]2 that are required to be reported to the Collateral Agent pursuant to the Collateral and Guarantee Requirement[,except as specifically set forth below]:

[______________
_______________
_______________]

[All actions required to be taken by the Borrower and the other Credit Parties pursuant to the Collateral and Guarantee Requirement in connection with the changes described above [have] [have not] been taken].3]

________________________________

1 Per section 8.01(c), to be included at the time of delivery of the annual financials.

2 Select if changes to the Perfection Certificate were reported in a previous Compliance Certificate and reference the most recent Compliance Certificate in which such changes were reported.

3 The bracketed language must be inserted if there have been any changes to the information, as contemplated by Section 8.01(c) of the Credit Agreement.

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto.  Terms are used herein as defined in the Credit Agreement.

__________________________________ ("Assignor") and ____________________ _____________ ("Assignee") agree as follows:

1. Assignor hereby irrevocably sells and assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) the amount of $__________ of Assignor's Revolving Commitment (which represents ____% of the total Revolving Commitments), including a like percentage of such Assignor's Revolving Loans and participations in LC Obligations and Swingline Loans and (b) the amount of $__________ of Assignor's [Initial] Term Loan Commitment (which represents ____%1 of the total [Initial] Term Loan Commitments), including a like percentage of such Assignor's [Initial] Term Loans (the foregoing items being, collectively, "Assigned Interest"), together with an interest in the Credit Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date ("Effective Date") indicated in the corresponding Assignment Notice delivered to the Administrative Agent, provided such Assignment Notice is executed by Assignor, Assignee, the Administrative Agent, the Swingline Lender, the Issuing Bank and the Borrower, if applicable.  From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor's obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor's account in respect of the Assigned Interest shall be payable to or for Assignee's account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolving Commitment is $__________, and the sum of its outstanding [Initial] Term Loans and its [Initial] Term Loan Commitment is $__________; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance by the Borrower of its obligations under the Credit Documents.  [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Credit Agreement and such other Credit Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a "Lender" under the Credit Documents and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt "prohibited transaction" under Section 406 of ERISA.

________________________________

1 Assignments of Loans or Commitments under one Facility without a pro rata assignment of Loans or Commitments under the other Facility shall be prohibited.

4. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. If any provision is found to be invalid under applicable law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a) If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

__________________________

__________________________

__________________________

(b) If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

__________________________

__________________________

__________________________

__________________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference:  _____________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

______________________________

______________________________

ABA No._______________________

______________________________

Account No.____________________

Reference:  _____________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

("Assignee")

By:
Title:

("Assignor")

By:
Title:

EXHIBIT G

FORM OF

ASSIGNMENT NOTICE

Reference is hereby made to (i) that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement") by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto; and (ii) the Assignment and Assumption dated as of ____________, 20__ ("Assignment"), between __________________ ("Assignor") and ____________________ ("Assignee").  Terms are used herein as defined in the Credit Agreement.

Assignor hereby notifies the Borrower and the Administrative Agent of Assignor's intent to assign to Assignee pursuant to the Assignment (a) the amount of $__________ of Assignor's Revolving Commitment (which represents ____% of the total Revolving Commitments), including a like percentage of such Assignor's Revolving Loans and participations in LC Obligations and Swingline Loans and (b) the amount of $__________ of Assignor's [Initial] Term Loans (which represents ____% of the total [Initial] Term Loans) (the foregoing items being, collectively, "Assigned Interest"), together with an interest in the Credit Documents corresponding to the Assigned Interest.  This Agreement shall be effective as of the date ("Effective Date") indicated below, provided this Assignment Notice is executed by Assignor, Assignee, the Administrative Agent, the Swingline Lenders, the Issuing Banks and the Borrower, if applicable.  Pursuant to the Assignment, Assignee has expressly assumed all of Assignor's obligations under the Credit Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Credit Agreement, the Administrative Agent shall deem Assignor's Revolving Commitment to be reduced by $_________, Assignor's [Initial] Term Loan to be reduced by $_________, Assignee's Revolving Commitment to be increased by $_________, and Assignee's [Initial] Term Loan to be increased by $_________].

The address of Assignee to which notices and information are to be sent under the terms of the Credit Agreement is:

________________________

________________________

________________________

________________________

The address of Assignee to which payments are to be sent under the terms of the Credit Agreement is shown in the Assignment.

This Notice is being delivered to the Administrative Agent pursuant to 12.04(c) of the Credit Agreement.  Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

("Assignee")

By:
Title:

("Assignor")

By:
Title:

ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:

SUNOPTA INC.:*

By:
Title:

* No signature required if Assignee is a Lender, Affiliate of a Lender or Approved Fund, or if an Event of Default under Section 10.01 or Section 10.05 of the Credit Agreement exists.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:]

[[_____________], as Issuing Bank

By:
Title:]

EXHIBIT H

FORM OF SUBORDINATED INTERCOMPANY NOTE

December [ ], 2023

FOR VALUE RECEIVED, each of the undersigned, to the extent a guarantor from time to time from any other entity listed on the signature page hereto (each, in such capacity, an "Issuer"), hereby promises to pay on demand to the order of such other entity listed below (as hereinafter defined) (each, in such capacity, a "Holder" and, together with each Issuer, a "Note Party"), in immediately available funds, at such location as the applicable Holder shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Holder to such Issuer. Each Issuer promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Issuer and such Holder.

Capitalized terms used in this Subordinated Intercompany Note (this "Note") but not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, modified and/or supplemented from time to time, the "Credit Agreement," the terms defined therein being used herein as therein defined), by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto.

This Note shall be pledged by each Holder that is a Credit Party to the Collateral Agent, for the benefit of the Secured Creditors, pursuant to the Security Agreements as collateral security for such Holder's Obligations.  Each Holder hereby acknowledges and agrees that the Collateral Agent may exercise all rights of a Holder with respect to this Note after the occurrence and during the continuance of an Event of Default under and as defined in the Credit Agreement.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Issuer that is not a Credit Party owing any amounts evidenced by this Note to any Credit Party, or to any property of any such Issuer, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Issuer, all amounts evidenced by this Note owing by such Issuer to any and all Credit Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Issuer that is a Credit Party to any Holder shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Issuer until the Payment in Full Date; provided that each Issuer may make payments to the applicable Holder so long as no Event of Default shall have occurred and be continuing (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as "Senior Indebtedness"):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default  has occurred and is continuing after prior written notice from the Collateral Agent to the Borrower, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) any Secured Bank Product Obligations  and (ii) any contingent indemnification obligations or other contingent obligations not then due and payable), all Commitments have terminated or expired and no Letter of Credit  is outstanding (other than any Letter of Credit that is (x) Cash Collateralized by Cash Collateral held in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank, in an amount equal to 103.0% of the LC Exposure with respect to such Letter of Credit or (y) backstopped on terms reasonably satisfactory to the applicable Issuing Bank before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (i) any Secured Bank Product Obligations and (ii) any contingent indemnification obligations or other contingent obligations not then due and payable), all Commitments have terminated or expired and no Letter of Credit is outstanding (other than any Letter of Credit that is (x) Cash Collateralized by Cash Collateral held in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank, in an amount equal to 103.0% of the LC Exposure with respect to such Letter of Credit or (y) backstopped on terms reasonably satisfactory to the applicable Issuing Bank, any payment or distribution to which such Holder would otherwise be entitled (other than debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as "Restructured Debt Securities")) shall be made to the holders of Senior Indebtedness;

(ii) If any Event of Default occurs and is continuing after prior written notice from the Collateral Agent to the Borrower, then (x) no payment or distribution of any kind or character shall be made by or on behalf of the Issuer that is a Credit Party or any other Person on its behalf with respect to this Note and (y) upon the request of the Collateral Agent, no amounts evidenced by this Note owing by any Issuer to any Holder that is a Credit Party shall be forgiven or otherwise reduced in any way, other than as a result of payment in full thereof made in cash;

(iii) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness (other than (i) any Secured Bank Product Obligations and (ii) any contingent indemnification obligations or other contingent obligations not then due and payable) shall have been paid in full, all Commitments have terminated or expired and no Letter of Credit is outstanding (other than any Letter of Credit that is (x) Cash Collateralized by Cash Collateral held in the LC Collateral Account, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank, in an amount equal to 103.0% of the LC Exposure with respect to such Letter of Credit or (y) backstopped on terms reasonably satisfactory to the applicable Issuing Bank), such payment or distribution shall be held in trust for the benefit of the Collateral Agent; and

(iv) Each Holder that is not a Credit Party agrees to file all claims against each relevant Issuer in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Collateral Agent shall be entitled to all of such Holder's rights thereunder.  If for any reason any such Holder fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Holder hereby irrevocably appoints the Collateral Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Holder's name to file such claim or, in the Collateral Agent's discretion, to assign such claim to and cause proof of claim to be filed in the name of the Collateral Agent or its nominee.  In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Collateral Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each such Holder hereby assigns to the Collateral Agent all of such Holder's rights to any payments or distributions to which such Holder otherwise would be entitled.  If the amount so paid is greater than such Holder's liability hereunder, the Collateral Agent shall pay the excess amount to the party entitled thereto.  In addition, each such Holder hereby irrevocably appoints the Collateral Agent as its attorney in fact to exercise all of such Holder's voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Issuer.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Issuer and each Holder hereby agree that the subordination of this Note is for the benefit of the Collateral Agent and the other Secured Creditors.  The Collateral Agent and the other Secured Creditors are obligees under this Note to the same extent as if their names were written herein as such and the Collateral Agent may, on behalf of itself, and the other Secured Creditors, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Issuer that is not a Credit Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Issuer.

Notwithstanding the foregoing, (i) nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness and (ii) with respect to any indebtedness owing from any Issuer to any Holder with a "works council" or other employee representative body, such Indebtedness shall, unless such body has been consulted with respect to such subordination, and, if and to the extent required, unconditionally approved such subordination (by means of a prior positive advice or otherwise), not be subordinated to the Senior Indebtedness to the extent, and only to the extent, that the terms of such subordination would require the approval of or consultation with such entity before such subordination could be effective.

Each Holder is hereby authorized to record all loans and advances made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided that the failure of any Holder to record such information shall not affect any Issuer's obligations in respect of intercompany indebtedness extended by such Holder to such Issuer.

This Note shall be binding upon each Issuer and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Holder and their respective successors and assigns, including subsequent holders hereof.  Notwithstanding anything to the contrary contained herein, in any other Credit Documents or in any other promissory note or other instrument, this Note replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Issuer to any Holder.

Upon execution and delivery after the date hereof by the Borrower or any subsidiary of the Borrower of a counterpart signature page hereto, the Borrower or such subsidiary shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

It is understood that this Note shall only evidence Indebtedness.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

[ ] as Borrower

By:
Name:
Title:]

[ ] as both Issuer and Holder

By:
Name:
Title:]

Note Power

FOR VALUE RECEIVED, the undersigned companies (the "Companies") do hereby sell, assign and transfer to _____________________ , the Intercompany Note (the "Note"), dated December [ ], 2023, a copy of which is attached hereto, standing in the name of the undersigned on the books of the Companies, and do hereby irrevocably constitute and appoint ______________ attorney to transfer the Note on the books of the Companies with full power of substitution in the premises.

Dated:_____________________________________

[Signature pages to follow]

[[_____________],
  as Borrower

By:________________________________________
          Name:

          Title:]

[[_____________],
  as both Issuer and Holder

By:________________________________________
          Name:

          Title:]

EXHIBIT I

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

among

SUNOPTA INC.,
as the Borrower,

and the other Grantors party hereto,

BANK OF AMERICA, N.A.,
as Credit Agreement Collateral Agent and

as Senior Priority Representative for the Senior Credit Agreement Secured Parties

[            ],

as Junior Priority Representative for the Junior Priority [Agreement] Secured Parties,

and

each additional Representative from time to time party hereto dated as of [ ]

JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [●], (this "Agreement"), by and among SUNOPTA INC., a Canadian corporation (the "Borrower"), the other Grantors (as defined below) party hereto, BANK OF AMERICA, N.A., in its capacity as Collateral Agent under and as defined in the Senior Credit Agreement, as Representative for the Senior Credit Agreement Secured Parties (in such capacity and together with its successors, assigns, designees and sub-agents in such capacity, the "Senior Credit Facilities Collateral Agent"), [●], as Representative for the Junior Priority [Agreement] Secured Parties (in such capacity and together with its successors, assigns, designees and sub-agents in such capacity, the "Junior Priority Collateral Agent"), and each Junior Priority Representative that from time to time becomes a party hereto pursuant to Section 8.09 of this Agreement.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Senior Credit Facilities Collateral Agent (for itself and on behalf of the other Senior Credit Agreement Secured Parties), the Junior Priority Collateral Agent (for itself and on behalf of the other Junior Priority [Agreement] Secured Parties) and each additional Junior Priority Representative (for itself and on behalf of the other Additional Junior Priority Secured Parties under the applicable Additional Junior Priority Debt Facility) agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01 Certain Defined Terms.  Capitalized terms used but not otherwise defined herein have the meanings set forth in the Senior Credit Agreement or if defined in the New York UCC, the meanings specified therein.  As used in this Agreement, the following terms have the meanings specified below:

"Additional Junior Priority Debt" means any Indebtedness that is Incurred or guaranteed by any Guarantor (other than Indebtedness constituting Junior Priority [Agreement] Obligations), which Indebtedness and Guarantees are secured by Liens on the Junior Priority Collateral (or a portion thereof) having, or intended to have, a priority ranking (but without regard to control of remedies, other than as provided by the terms of the applicable Junior Priority Debt Documents) that is junior to the Liens on the Junior Priority Collateral securing the Senior Priority Obligations; provided, however, that (a) such Indebtedness is permitted to be Incurred, secured and guaranteed on such basis by each Senior Priority Debt Document and Junior Priority Debt Document then in effect and (b) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof.

"Additional Junior Priority Debt Documents" means, with respect to any series, issue or class of Additional Junior Priority Debt, the promissory notes, credit agreements, loan agreements, note purchase agreements, indentures or other operative agreements evidencing or governing such Indebtedness or the Liens securing such Indebtedness, including the Junior Priority Collateral Documents.

"Additional Junior Priority Debt Facility" means each credit agreement, loan agreement, note purchase agreement, indenture or other governing agreement with respect to any Additional Junior Priority Debt.

"Additional Junior Priority Debt Obligations" means, with respect to any series, issue or class of Additional Junior Priority Debt, (a) all principal of, and premium and interest, fees and expenses (including, without limitation, any interest, fees and expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding or which would accrue but for the operation of Debtor Relief Laws, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Junior Priority Debt, (b) all other amounts payable to the related Additional Junior Priority Secured Parties under the related Additional Junior Priority Debt Documents, including, if applicable, any Hedging Obligations and/or Banking Services Obligations, and (c) any Refinancings of the foregoing.

"Additional Junior Priority Secured Parties" means, with respect to any series, issue or class of Additional Junior Priority Debt, the holders of such Indebtedness or any other Additional Junior Priority Debt Obligation, including, if applicable, any counterparty to any Hedging Agreements and/or in regard of any Banking Services Obligations, the Representative with respect thereto, any trustee or agent therefor under any related Additional Junior Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Junior Priority Debt Documents.

"Agreement" has the meaning assigned to such term in the introductory paragraph of this Agreement.

"Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended, modified or supplemented from time to time.

"Borrower" means the "Borrower" as defined in the Senior Credit Agreement.

"Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Collateral" means the Senior Priority Collateral and the Junior Priority Collateral.

"Collateral Documents" means the Senior Priority Collateral Documents and the Junior Priority Collateral Documents.

"Debt Facility" means any Senior Priority Debt Facility and any Junior Priority Debt Facility.

"Debtor Relief Laws" means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Designated Junior Priority Representative" means (a) the Junior Priority Collateral Agent, so long as the Junior Priority [Agreement] is the only Junior Priority Debt Facility under this Agreement and (b) at any time when clause (a) does not apply, the "[Controlling Collateral Agent]" (or any comparable term as defined in any Junior Equal Priority Intercreditor Agreement that may be in effect at such time).

"DIP Financing" has the meaning assigned to such term in Section 6.01.

"Discharge" means, subject to Section 5.06 and Section 6.04, with respect to any Debt Facility, the date on which such Debt Facility or the Senior Priority Obligations or Junior Priority Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, Shared Collateral pursuant to the terms of the documentation governing such Debt Facility.  The term "Discharged" shall have a corresponding meaning.

"Discharge of Senior Priority Obligations" means the date on which the Discharge of the Senior Priority Debt Facilities has occurred.

"Disposition" means the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of any Person.

"Grantors" means the Borrower and each Subsidiary that has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

"Guarantors" means the "Guarantors" as defined in the Senior Credit Agreement.

"Insolvency or Liquidation Proceeding" means:

(a) any case or proceeding commenced by or against the Borrower or any other Grantor under the Bankruptcy Code or any other Debtor Relief Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency;

(c) any case or proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to the Borrower or any other Grantor; or

(d) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

"Joinder Agreement" means a supplement to this Agreement in the form of Annex II hereof required to be delivered by a Representative to the Senior Priority Representative and the Designated Junior Priority Representative pursuant to Section 8.09 hereof in order to include an Additional Junior Priority Debt Facility hereunder and to become the Representative hereunder for the Junior Priority Secured Parties under such Debt Facility.

"Junior Priority [Agreement]" means that certain [Agreement], dated as of [●], 20[●], by and among [parties], as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Junior Priority [Agreement] Secured Parties" means the "[Secured Parties]" as defined in the Junior Priority [Agreement].

"Junior Priority [Agreement] Obligations" means the "[Obligations]" as defined in the Junior Priority [Agreement].

"Junior Priority Class Debt" has the meaning assigned to such term in Section 8.09.

"Junior Priority Class Debt Parties" has the meaning assigned to such term in Section 8.09.

"Junior Priority Class Debt Representative" has the meaning assigned to such term in Section 8.09.

"Junior Priority Collateral" means any "[Collateral]" as defined in any Junior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Junior Priority Collateral Document as security for any Junior Priority Obligation.

"Junior Priority Collateral Agent" has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor [administrative agent] and collateral agent as provided in the Junior Priority [Agreement].

"Junior Priority Collateral Documents" means the "[Security Documents]" as defined in the Junior Priority [Agreement] and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Junior Priority Obligations.

"Junior Priority Debt Documents" means (a) the Junior Priority [Agreement] and (b) any Additional Junior Priority Debt Documents.

"Junior Priority Debt Facilities" means the Junior Priority [Agreement] and any Additional Second Priority Debt Facilities.

"Junior Priority Enforcement Date" means, with respect to any Junior Priority Representative, the date that is 180 days (through which 180-day period such Junior Priority Representative was the Designated Junior Priority Representative) after the occurrence of both (a) an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative is the Representative) and (b) the Senior Priority Representative's and each other Representative's receipt of written notice from such Junior Priority Representative that (i) such Junior Priority Representative is the Designated Junior Priority Representative and that an Event of Default (under and as defined in the Junior Priority Debt Document for which such Junior Priority Representative is the Representative) has occurred and is continuing and (ii) the Junior Priority Obligations of the series with respect to which such Junior Priority Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Junior Priority Debt Document of which it is the Representative; provided that the Junior Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Senior Priority Representative or any person authorized by it has commenced and is diligently pursuing any enforcement action with respect to any Shared Collateral or (2) at any time any Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

"Junior Priority Lien" means the Liens on the Junior Priority Collateral in favor of Junior Priority Secured Parties under the Junior Priority Collateral Documents.

"Junior Priority Obligations" means the "Obligations" as defined in the Junior Priority [Agreement] and any Additional Junior Priority Debt Obligations, in each case including without limitation interest, fees, expenses and other charges that accrue after the commencement by or against any Grantor in any Insolvency or Liquidation Proceeding under any Debtor Relief Law naming such Person as the debtor of such proceeding (or that would accrue but for the operation of applicable Debtor Relief Law), regardless of whether such interest, fees, expenses and other charges are allowed claims in such proceeding.

"Junior Priority Representative" means (a) in the case of any Junior Priority [Agreement] Obligations or the Junior Priority [Agreement] Secured Parties, the Junior Priority Collateral Agent and (b) in the case of any Additional Junior Priority Debt Facility and the Additional Junior Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Junior Priority Debt Facility that is named as the Representative in respect of such Additional Junior Priority Debt Facility in the applicable Joinder Agreement.

"Junior Priority Secured Parties" means the Junior Priority [Agreement] Secured Parties and any Additional Junior Priority Secured Parties.

"Lien" means any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

"New York UCC" means the Uniform Commercial Code as from time to time in effect in the State of New York.

"Officer's Certificate" has the meaning assigned to such term in Section 8.08.

"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority (as defined in the Senior Credit Agreement as in effect on the date hereof).

"Pledged or Controlled Collateral" has the meaning assigned to such term in Section 5.05(a).

"Proceeds" has the meaning assigned to such term in the New York UCC and includes the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Priority Representative or any other Senior Priority Secured Party from a Junior Priority Secured Party in respect of Shared Collateral pursuant to this Agreement.

"Purchase" has the meaning assigned to such term in Section 3.04.

"Purchase Notice" shall mean an irrevocable notice delivered by the Designated Junior Priority Representative indicating the intention of the Junior Priority Secured Parties to exercise the purchase option under Section 3.04 and setting forth the date of the intended purchase, which shall be (i) not less than five days, nor more than ten days after the delivery of such notice to the Senior Priority Representative and (ii) not more than 30 days after the acceleration of the Indebtedness then outstanding under any Senior Priority Debt Facility.

"Recovery" has the meaning assigned to such term in Section 6.04.

"Refinance" means, with respect to any Indebtedness, to refinance, extend, renew, defease, amend, increase, restate, modify, supplement, restructure, refund, replace, repay, redeem, repurchase, acquire, prepay, retire or extinguish such Indebtedness or to enter into alternative financing arrangements to exchange or replace (in whole or in part) such Indebtedness, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement. "Refinanced" and "Refinancing" have correlative meanings.

"Representatives" means the Senior Priority Representative and the Junior Priority Representatives.

"Secured Obligations" means the Senior Priority Obligations and the Junior Priority Obligations.

"Secured Parties" means the Senior Priority Secured Parties and the Junior Priority Secured Parties.

"Senior Credit Agreement" means that certain Credit Agreement, dated as of [●], 2023, as amended, increased, extended, restated, Refinanced, supplemented, or otherwise modified from time to time, among the Borrower, the Guarantors party thereto, the lenders and Issuing Bank from time to time party thereto, Bank of America, N.A., as administrative agent, collateral agent, an Issuing Bank and swingline lender, and the other parties party thereto.

"Senior Credit Agreement Obligations" means the "Obligations" as defined in the Senior Credit Agreement, as amended, increased, extended, restated, Refinanced, supplemented, or otherwise modified from time to time, among the Borrower, the lenders and Issuing Bank from time to time party thereto, Bank of America, N.A., as administrative agent, collateral agent and swingline lender, and the other parties party thereto.

"Senior Credit Agreement Secured Parties" means the "Secured Parties" as defined in the Senior Credit Agreement.

"Senior Credit Facilities Collateral Agent" has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor collateral agent as provided in Section 12.11 of the Senior Credit Agreement.

"Senior Priority Collateral" means any "Collateral" as defined in the Senior Credit Agreement or any other Senior Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Priority Collateral Document as security for any Senior Priority Obligations.

"Senior Priority Collateral Documents" means the "Security Documents" as defined in the Senior Credit Agreement and each of the security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Priority Obligation.

"Senior Priority Debt Documents" means the "Credit Documents" (as defined in the Senior Credit Agreement).

"Senior Priority Debt Facilities" means the Senior Credit Agreement.

"Senior Priority Representative" means the Senior Priority Representative in respect of such Senior Priority Debt Facility.

"Senior Priority Liens" means the Liens on the Senior Priority Collateral in favor of Senior Priority Secured Parties under the Senior Priority Collateral Documents.

"Senior Priority Obligations" means the Senior Credit Agreement Obligations.

"Senior Priority Representative" means the Senior Credit Facilities Collateral Agent.

"Senior Priority Secured Parties" means the Senior Credit Agreement Secured Parties.

"Shared Collateral" means, at any time, Collateral in which the holders of Senior Priority Obligations under at least one Senior Priority Debt Facility (or their Representatives) and the holders of Junior Priority Obligations under at least one Junior Priority Debt Facility (or their Representatives) hold or purport to hold a security interest at such time (or, in the case of the Senior Priority Obligations, are deemed pursuant to Article 2 to hold a security interest).  If, at any time, any portion of the Senior Priority Collateral under one or more Senior Priority Debt Facilities does not constitute Junior Priority Collateral under one or more Junior Priority Debt Facilities, then such portion of such Senior Priority Collateral shall constitute Shared Collateral only with respect to the Junior Priority Debt Facilities for which it constitutes Junior Priority Collateral and shall not constitute Shared Collateral for any Junior Priority Debt Facility that does not have a security interest in such Collateral at such time.

"Subsidiary" means and includes (a) any corporation more than 50.0% of whose equity of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time equity of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50.0% equity interest at the time. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

"Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

SECTION 1.02 Terms Generally.  The rules of construction and other interpretive terms set forth in Section 1 of the Senior Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals to this Agreement.

ARTICLE 2
PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Subordination.  Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Junior Priority Representative or any other Junior Priority Secured Parties on the Shared Collateral or of any Liens granted to any Senior Priority Representative or any other Senior Priority Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any other applicable law, any Junior Priority Debt Document or any Senior Priority Debt Document or any other circumstance whatsoever, each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Priority Obligations now or hereafter held by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party or any agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Junior Priority Obligations now or hereafter held by or on behalf of any Junior Priority Representative, any other Junior Priority Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Priority Obligations.  All Liens on the Shared Collateral securing or purporting to secure any Senior Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Junior Priority Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Priority Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02 Nature of Senior Lender Claims.  Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, acknowledges that (a) a portion of the Senior Priority Obligations may be revolving in nature and that, in any such case, the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Priority Debt Documents and the Senior Priority Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Priority Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Priority Obligations may be increased, in each case, without notice to or consent by the Junior Priority Representatives or the other Junior Priority Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein.  The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Priority Obligations or the Junior Priority Obligations, or any portion thereof.  As between the Borrower and the other Grantors and the Junior Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Junior Priority Debt Document with respect to the Incurrence of additional Senior Priority Obligations.

SECTION 2.03 Prohibition on Contesting Liens.  Each of the Junior Priority Representatives, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Senior Priority Obligations held (or purported to be held) by or on behalf of any Senior Priority Representative or any of the other Senior Priority Secured Parties or any agent or trustee therefor in any Senior Priority Collateral, and each Senior Priority Representative, for itself and on behalf of each other Senior Priority Secured Party under the applicable Senior Priority Debt Facility of which it is the Representative, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien, or the allowability of any claims asserted with respect to, securing any Junior Priority Obligations held (or purported to be held) by or on behalf of any Junior Priority Representative or any of the other Junior Priority Secured Parties in the Junior Priority Collateral.  Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Priority Representative to enforce this Agreement (including the priority of the Liens securing the Senior Priority Obligations as provided in Section 2.01) or any of the Senior Priority Debt Documents.

SECTION 2.04 No New Liens.  The parties hereto agree that, so long as the Discharge of Senior Priority Obligations has not occurred, (a) none of the Grantors shall grant any additional Liens on any asset or property of any Grantor to secure any Junior Priority Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Priority Obligations; and (b) if any Junior Priority Representative or any Junior Priority Secured Party shall hold or acquire any Lien on any assets or property of any Grantor securing any Junior Priority Obligations that are not also subject to the Liens securing all Senior Priority Obligations under the Senior Priority Collateral Documents, such Junior Priority Representative or Junior Priority Secured Party (i) shall notify the Senior Priority Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Priority Representative as security for the Senior Priority Obligations, shall assign such Lien to the Senior Priority Representative as security for all Senior Priority Obligations for the benefit of the Senior Priority Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Priority Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Priority Representative and the other Senior Priority Secured Parties as security for the Senior Priority Obligations (subject to the priorities set forth herein). If any Junior Priority Representative or any Junior Priority Secured Party shall, at any time, receive any Proceeds of any Lien granted thereto in contravention of this Section 2.04, it shall pay such Proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.02.

SECTION 2.05 Perfection of Liens.  Except for the limited agreements of the Senior Priority Representatives pursuant to Section 5.05 hereof, none of the Senior Priority Representatives or the other Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Junior Priority Representatives or the other Junior Priority Secured Parties.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Priority Secured Parties and the Junior Priority Secured Parties and shall not impose on the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives, the other Junior Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE 3
ENFORCEMENT

SECTION 3.01 Exercise of Remedies.

(a) So long as the Discharge of Senior Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Junior Priority Representative nor any other Junior Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Junior Priority Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to (or support any other Person in contesting, protecting or objecting to) (A) any foreclosure proceeding or other action brought with respect to the Shared Collateral or any other Senior Priority Collateral by any Senior Priority Representative or any other Senior Priority Secured Party in respect of the Senior Priority Obligations, (B) the exercise of any right by any Senior Priority Representative or any other Senior Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee's letter or similar agreement or arrangement to which any Senior Priority Representative or any other Senior Priority Secured Party either is a party or may have rights as a third-party beneficiary, or (C) any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Priority Debt Documents or otherwise in respect of the Senior Priority Collateral or the Senior Priority Obligations, or (z) object to the forbearance by the Senior Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Priority Obligations and (ii) except as otherwise provided herein, the Senior Priority Representatives and the other Senior Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff, recoupment, and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral or any other Senior Priority Collateral without any consultation with or the consent of any Junior Priority Representative or any Junior Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Junior Priority Representative may file a claim or statement of interest with respect to its Junior Priority Obligations under the applicable Junior Priority Debt Facility of which it is the Representative, (B) any Junior Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Priority Obligations or the rights of the Senior Priority Representatives or the other Senior Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Junior Priority Representative and the other Junior Priority Secured Parties may exercise their rights and remedies as unsecured creditors, to the extent provided for in Section 5.04, (D) any Junior Priority Representative may exercise the rights and remedies provided for in Section 6.03, (E) any Junior Priority Representative and the other Junior Priority Secured Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Priority Secured Parties, including any claims secured by the Junior Priority Collateral, in each case in accordance with the terms of this Agreement and (F) from and after the Junior Priority Enforcement Date, the Designated Junior Priority Representative (or such other Person, if any, as is so authorized under any Junior Equal Priority Intercreditor Agreement) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Junior Priority Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Senior Priority Representative (or any person authorized by it) has not commenced and is not diligently pursuing any enforcement action with respect to any Shared Collateral or (2) any Grantor which has granted a security interest in any Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding; provided, that any Shared Collateral or proceeds of Shared Collateral received by any Junior Priority Secured Party in connection with the enforcement of any such Lien shall be applied in accordance with Section 4 hereof.  In exercising rights and remedies with respect to the Senior Priority Collateral, the Senior Priority Representatives and the other Senior Priority Secured Parties may enforce the provisions of the Senior Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under the Debtor Relief Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Priority Obligations has not occurred, each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Junior Priority Obligations.  Without limiting the generality of the foregoing, unless and until the Discharge of Senior Priority Obligations has occurred, except as expressly provided in the proviso in Section 3.01(a), the sole rights of the Junior Priority Representatives and the other Junior Priority Secured Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Junior Priority Obligations pursuant to the Junior Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Priority Obligations has occurred.

(c) Subject to the proviso in Section 3.01(a), (i) each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that neither such Junior Priority Representative nor any such Junior Priority Secured Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Priority Representative or any other Senior Priority Secured Party with respect to the Shared Collateral under the Senior Priority Debt Documents, including any disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby waives any and all rights it or any such Junior Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Priority Representatives or the other Senior Priority Secured Parties seek to enforce or collect the Senior Priority Obligations or the Liens granted on any of the Senior Priority Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Priority Representative or any other Senior Priority Secured Party is adverse to the interests of the Junior Priority Secured Parties.

(d) Each Junior Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Junior Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Priority Representatives or the other Senior Priority Secured Parties with respect to the Senior Priority Collateral as set forth in this Agreement and the Senior Priority Debt Documents.

(e) Subject to the proviso in Section 3.01(a), until the Discharge of Senior Priority Obligations, the Senior Priority Representative or any Person authorized by it shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding for the exercise of any right or remedy available to the Senior Priority Secured Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Senior Priority Representatives, or for the taking of any other action authorized by the Senior Priority Collateral Documents.

SECTION 3.02 Cooperation.  Subject to the first proviso in Section 3.01(a), each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that, unless and until the Discharge of Senior Priority Obligations has occurred, it will not commence, or join with any Person (other than the Senior Priority Secured Parties and the Senior Priority Representatives upon the request of the Senior Priority Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Junior Priority Debt Documents or otherwise in respect of the Junior Priority Obligations.

SECTION 3.03 Actions upon Breach.  Should any Junior Priority Representative or any Junior Priority Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Priority Representative or other Senior Priority Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Junior Priority Representative or such Junior Priority Secured Party by injunction, specific performance or other appropriate equitable relief.  Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby (a) agrees that the Senior Priority Secured Parties' damages from the actions of the Junior Priority Representatives or any Junior Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Priority Representative or any other Senior Priority Secured Party.

SECTION 3.04 Purchase Option. Without prejudice to the enforcement of the Senior Priority Secured Parties' rights and remedies under the Senior Priority Debt Documents, and notwithstanding anything in this Agreement to the contrary, within 30 days following the acceleration of any Senior Priority Obligations, the Junior Priority Representatives, acting on behalf of themselves and the other Junior Priority Secured Parties under the applicable Junior Priority Debt Facility of which it is the Representative, may at the sole expense and effort of the Junior Priority Secured Parties, upon delivery of a Purchase Notice to the Borrower and the Senior Priority Representative, require the applicable Senior Priority Secured Parties to transfer and assign to the Junior Priority Secured Parties on the date specified in such Purchase Notice in accordance with the definition thereof, without warranty or representation or recourse, all (but not less than all) of such Senior Priority Obligations (such transfer and assignment, the "Purchase"); provided that (v) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction and shall be effected pursuant to an assignment agreement in form reasonably satisfactory to the Senior Priority Representative, (w) the Junior Priority Secured Parties shall have paid to the Senior Priority Representative, for the account of the applicable Senior Priority Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus all accrued and unpaid interest thereon plus all accrued and unpaid fees plus all the other Senior Priority Obligations then outstanding (which shall include (i) any acceleration prepayment penalties or premiums, (ii) [reserved], (iii) with respect to Hedging Agreements that constitute Senior Priority Obligations, [●]% of the aggregate amount of such Senior Priority Obligations (giving effect to any netting arrangements) that the applicable Grantor would be required to pay if such Hedging Agreements were terminated at such time, (iv) with respect to Secured Cash Management Agreements, the net aggregate amount then owing to creditors thereunder to the extent constituting Senior Priority Obligations, including all amounts owing to such creditors as a result of the termination (or early termination) thereof, (v) an amount reasonably calculated by the Collateral Agent under the Senior Credit Agreement to Cash Collateralize the Letter of Credit Obligations, and (vi) with respect to any contingent or unliquidated Senior Priority Obligations related to claims, causes of action or liabilities that have been threatened or asserted against any Senior Priority Secured Party for which indemnification or reimbursement is required under the Senior Priority Debt Documents, an amount reasonably calculated by such Senior Priority Secured Party to cash collateralize such Senior Priority Obligations), (x) the Junior Priority Secured Parties shall have agreed to indemnify and hold the Senior Priority Representative and the other Senior Priority Secured Parties harmless from and against all loss, cost, damage or expense (including reasonable attorneys' fees and expenses) suffered or incurred by such Persons arising from or in any way relating to the Purchase or, to the extent relating to the Senior Priority Debt Documents, acts or omissions of the Junior Priority Secured Parties after the Purchase, (y) the Designated Junior Priority Representative shall have executed and delivered to the Senior Priority Representative a waiver of all claims arising out of this Agreement and the transactions contemplated hereby as a result of exercising the option to effect the Purchase and (z) each Senior Priority Secured Party is permitted to retain all rights to indemnification provided in the relevant Senior Priority Debt Documents for all claims and other amounts relating to periods prior to such transfer of the Senior Priority Obligations.  In order to effectuate the Purchase, the Senior Priority Representative shall calculate, upon the written request of the Designated Junior Priority Representative from time to time, the amount in cash that would be necessary so to purchase the Senior Priority Obligations (based on information available to it, and shall use commercially reasonable efforts to obtain information not available to it necessary to perform such calculation).  Each Grantor agrees hereby to consent to the transfer and assignment effectuated by the Purchase and agrees to promptly provide the Senior Priority Representative with all information in its possession or reasonably available to it as reasonably requested by the Senior Priority Representative in connection with any such calculation.

ARTICLE 4
PAYMENTS

SECTION 4.01 Application of Proceeds.  So long as the Discharge of Senior Priority Obligations has not occurred and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of Shared Collateral during the existence of a default or event of default under the Senior Priority Debt Documents, or collection on such Shared Collateral upon the exercise of remedies, shall be applied by the Senior Priority Representative to the Senior Priority Obligations in such order as specified in the relevant Senior Priority Debt Documents until the Discharge of Senior Priority Obligations has occurred.  Upon the Discharge of Senior Priority Obligations, each applicable Senior Priority Representative shall deliver promptly to the Designated Junior Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Junior Priority Representative to the Junior Priority Obligations in such order as specified in the relevant Junior Priority Debt Documents and, if applicable, the Junior Equal Priority Intercreditor Agreement.

SECTION 4.02 Payments Over.  So long as the Discharge of Senior Priority Obligations has not occurred, any Shared Collateral or Proceeds thereof received by any Junior Priority Representative or any Junior Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) or, except as otherwise expressly provided in Article 6, in any Insolvency or Liquidation Proceeding relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Senior Priority Representative for the benefit of the Senior Priority Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of Senior Priority Obligations occurs, the Junior Priority Collateral Agent, for itself and on behalf of each other Junior Priority Secured Party, hereby appoints the Senior Priority Representative, and any officer or agent of such Senior Priority Representative, with full power of substitution, the attorney-in-fact of each Junior Priority Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the Senior Priority Representative may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is coupled with an interest and is irrevocable.  This authorization is coupled with an interest and is irrevocable.

ARTICLE 5
OTHER AGREEMENTS

SECTION 5.01 Releases.

(a) Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that, if in connection with (i) a Disposition of any specified item of Shared Collateral (including all or substantially all of the Capital Stock of any Subsidiary of the Borrower) (other than in connection with the exercise of remedies with respect to the Shared Collateral which shall be governed by clause (ii) below) permitted under the terms of the Junior Priority Debt Documents or (ii) the exercise of any remedies with respect to the Shared Collateral by any Senior Priority Secured Parties, the Liens granted to the Junior Priority Representatives and the other Junior Priority Secured Parties upon such Shared Collateral (but not on the Proceeds thereof) to secure Junior Priority Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Priority Obligations.  Each Junior Priority Representative will promptly execute, deliver or acknowledge, at the applicable Grantor's sole cost and expense and without any representation or warranty, such instruments to evidence such termination and release of the Liens.  Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Junior Priority Representative, for itself and on behalf of the other Junior Priority Secured Parties under the applicable Junior Priority Debt Facility of which it is the Representative, to release the Liens on the Junior Priority Collateral as set forth in the relevant Junior Priority Debt Documents.

(b) Unless and until the Discharge of Senior Priority Obligations, each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby irrevocably constitutes and appoints the Senior Priority Representative and any officer or agent of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Priority Representative or such Junior Priority Secured Party or in the Senior Priority Representative's own name, from time to time in the Senior Priority Representative's discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby consents to the application, whether prior to or after an event of default under any Senior Priority Debt Document of Proceeds of Shared Collateral to the repayment of Senior Priority Obligations pursuant to the Senior Priority Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Junior Priority Representatives or the other Junior Priority Secured Parties to receive Proceeds in connection with the Junior Priority Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Junior Priority Collateral Document, in the event the terms of a Senior Priority Collateral Document and a Junior Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) to cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) to hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) to obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) to obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Senior Priority Representative and any Junior Priority Representative or Junior Priority Secured Party, such Grantor may, until the applicable Discharge of Senior Priority Obligations has occurred, comply with such requirement under the Junior Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Senior Priority Representative.

SECTION 5.02 Insurance and Condemnation Awards.  Unless and until the Discharge of Senior Priority Obligations has occurred, the Senior Priority Representative and the other Senior Priority Secured Parties shall have the sole and exclusive right, subject in each case to the rights of the Grantors under the Senior Priority Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.  Unless and until the Discharge of Senior Priority Obligations has occurred, and subject to the rights of the Grantors under the Senior Priority Debt Documents, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Priority Obligations, to the Senior Priority Representative for the benefit of Senior Priority Secured Parties pursuant to the terms of the Senior Priority Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Priority Obligations, to the Designated Junior Priority Representative for the benefit of the Junior Priority Secured Parties pursuant to the terms of the applicable Junior Priority Debt Documents and (iii) third, if no Senior Priority Obligations and no Junior Priority Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  If any Junior Priority Representative or any Junior Priority Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.02.

SECTION 5.03 Certain Amendments.

(a) No Junior Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Junior Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.  The Borrower agrees to deliver to the Senior Priority Representative copies of (i) any amendments, supplements or other modifications to the Junior Priority Collateral Documents and (ii) any new Junior Priority Collateral Documents promptly after effectiveness thereof.  Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that each Junior Priority Collateral Document under the applicable Junior Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Senior Priority Representative):

"Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Junior Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Priority Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to BANK OF AMERICA, N.A., as collateral agent, under the Credit Agreement dated as of [●], 2023 (as amended, increased, extended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Borrower, the Guarantors party thereto, the lenders and letter of credit issuers from time to time party thereto and BANK OF AMERICA, N.A., as administrative agent and collateral agent, and the other Credit Documents (as defined therein), and (ii) the exercise of any right or remedy by the Junior Priority Representative or any other secured party hereunder is subject to the limitations and provisions of the Junior Priority Intercreditor Agreement, dated as of [●], 20[●] (as amended, restated, supplemented or otherwise modified from time to time, the "Junior Priority Intercreditor Agreement"), among BANK OF AMERICA, N.A., as Senior Credit Facilities Collateral Agent, [●] as Junior Priority Collateral Agent, the Borrower, the other grantors from time to time party thereto and each additional representative from time to time party thereto.  In the event of any conflict between the terms of the Junior Priority Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Priority Intercreditor Agreement shall govern."

(b) In the event that each applicable Senior Priority Representative and/or the Senior Priority Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Priority Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document or changing in any manner the rights of the Senior Priority Representatives, the other Senior Priority Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Priority Collateral) in a manner that is applicable to all Senior Priority Debt Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Junior Priority Collateral Document without the consent of any Junior Priority Representative or any Junior Priority Secured Party and without any action by any Junior Priority Representative, the Borrower or any other Grantor; provided, however, that (x) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of any Junior Priority Collateral Document, except to the extent that a release of such Lien is provided for in Section 5.01(a), (ii) imposing additional duties that are materially adverse on any Junior Priority Representative without its consent or (iii) altering the terms of the Junior Priority Collateral Documents to permit other Liens on the Collateral not permitted under the terms of the Junior Priority Debt Documents as in effect on the date hereof or Article 6 hereof and (y) written notice of such amendment, waiver or consent shall have been given to each Junior Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent (although the failure to give any such notice shall in no way affect the effectiveness of any such amendment, waiver or consent).

(c) The Senior Priority Debt Documents may be amended, restated, amended and restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Senior Priority Debt Documents may be Refinanced, in each case, without the consent of any Junior Priority Representative or Junior Priority Secured Party; provided, however, that, without the consent of the Junior Priority Collateral Agent, acting with the consent of the requisite holders under the applicable Junior Priority Debt Facilities and each other Junior Priority Representative (acting with the consent of the requisite holders of each series of Additional Junior Priority Debt), no such amendment, restatement, amendment and restatement, waiver, supplement or modification shall contravene any of the express provisions of this Agreement.

(d) The Junior Priority Debt Documents may be amended, restated, waived, supplemented or otherwise modified in accordance with their terms, and the indebtedness under the Junior Priority Debt Documents may be Refinanced, in each case, without the consent of any Senior Priority Representative or other Senior Priority Secured Party; provided, however, that, without the consent of the Senior Priority Representative, no such amendment, restatement, supplement or modification shall contravene any provision of this Agreement.

SECTION 5.04 Rights as Unsecured Creditors.  The Junior Priority Representatives and the other Junior Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Junior Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with any other provision of this Agreement.  Nothing in this Agreement shall prohibit the receipt by any Junior Priority Representative or any Junior Priority Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Junior Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Priority Representative or any Junior Priority Secured Party of rights or remedies as a secured creditor in respect of Shared Collateral.  In the event any Junior Priority Representative or any Junior Priority Secured Party becomes a judgment Lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Junior Priority Obligations, such judgment Lien shall be subordinated to the Liens securing Senior Priority Obligations on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to such Liens securing Senior Priority Obligations under this Agreement.  Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Priority Representatives or the other Senior Priority Secured Parties may have with respect to the Senior Priority Collateral.

SECTION 5.05 Gratuitous Bailee for Perfection.

(a) Each Senior Priority Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Priority Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Priority Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the "Pledged or Controlled Collateral"), or if it shall at any time obtain any landlord waiver or bailee's letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Priority Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee's letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Junior Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Junior Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) [Reserved].

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Priority Obligations has occurred, the Senior Priority Representatives and the other Senior Priority Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Priority Debt Documents as if the Liens under the Junior Priority Collateral Documents did not exist.  The rights of the Junior Priority Representatives and the other Junior Priority Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Priority Representatives and the other Senior Priority Secured Parties shall have no obligation whatsoever to the Junior Priority Representatives or any Junior Priority Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05.  The duties or responsibilities of the Senior Priority Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Junior Priority Representative for purposes of perfecting the Lien held by such Junior Priority Representative.

(e) The Senior Priority Representatives shall not have by reason of the Junior Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Junior Priority Representative or any Junior Priority Secured Party, and each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby waives and releases the Senior Priority Representatives from all claims and liabilities arising pursuant to the Senior Priority Representatives' roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of the Senior Priority Obligations, each applicable Senior Priority Representative shall, at the Grantors' sole cost and expense, (i) (A) deliver to the Designated Junior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee's letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be an additional loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any Governmental Authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Junior Priority Representative is entitled to approve any awards granted in such proceeding, in each case, without recourse, representation or warranty.  The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Priority Representative for loss or damage suffered by such Senior Priority Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith.  The Senior Priority Representatives have no obligations to follow instructions from any Junior Priority Representative or any other Junior Priority Secured Party in contravention of this Agreement.

(g) None of the Senior Priority Representatives nor any of the other Senior Priority Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Priority Representative or any other Senior Priority Secured Party under the Senior Priority Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(h) The Junior Priority Collateral Agent agrees that if it shall at any time prior to the Discharge of Senior Priority Obligations hold a Junior Priority Lien on any Pledged or Controlled Collateral and if, notwithstanding the provisions of this Agreement (and disregarding any control the Junior Priority Collateral Agent might have solely as a result of the foregoing provisions of this Article 5), such Pledged or Controlled Collateral is in fact in the possession or under the control of the Junior Priority Collateral Agent, or of agents or bailees of the Junior Priority Collateral Agent, the Junior Priority Collateral Agent shall (i) solely for the purpose of perfecting the Senior Priority Liens granted under the Senior Priority Collateral Documents, also hold or control such Pledged or Controlled Collateral as gratuitous bailee or gratuitous agent, as applicable, for the Senior Priority Representatives and the other Senior Priority Secured Parties (and hereby acknowledges that it has control of any Pledged or Controlled Collateral in its control for the benefit of the Senior Priority Representatives and the other Senior Priority Secured Parties), (ii) promptly inform the Senior Priority Representatives thereof and (iii) transfer the possession and control of such Pledged or Controlled Collateral, together with any necessary endorsements but without recourse, representation or warranty, to the Senior Priority Representatives and, in connection therewith, take all commercially reasonable actions as shall be reasonably requested by the Senior Priority Representatives to permit the Senior Priority Representatives to obtain, for the benefit of the Senior Priority Secured Parties, a first priority security interest in such Pledged or Controlled Collateral.

SECTION 5.06 When Discharge of Senior Priority Obligations Deemed To Not Have Occurred.  If, at any time substantially concurrently with or after the Discharge of Senior Priority Obligations has occurred, the Borrower or any Subsidiary Incurs any Senior Priority Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Priority Obligations), then such Discharge of Senior Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Priority Obligations) and the applicable agreement governing such Senior Priority Obligations shall automatically be treated as a Senior Priority Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Priority Obligations shall be the Senior Priority Representative for all purposes of this Agreement.  Upon receipt of notice of such incurrence (including the identity of any new Senior Priority Representative), each Junior Priority Representative (including the Designated Junior Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments, supplements or modifications to this Agreement, as the Borrower or such new Senior Priority Representative shall reasonably request in writing in order to provide the new Senior Priority Representative the rights of a Senior Priority Representative contemplated hereby, (b) deliver to such Senior Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Junior Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee's letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a first loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any Governmental Authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Priority Representative is entitled to approve any awards granted in such proceeding.

ARTICLE 6
INSOLVENCY OR LIQUIDATION PROCEEDINGS

SECTION 6.01 Financing Issues.  Until the Discharge of Senior Priority Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding, then each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that if any Senior Priority Representative or any other Senior Priority Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral under Section 363 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law or to consent (or not object) to any Grantor's obtaining of financing under Section 364 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law ("DIP Financing"), it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Priority Obligations are subordinated to or have the same priority as the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Junior Priority Obligations are so subordinated to Liens securing Senior Priority Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Priority Secured Parties and (z) any "carve-out" specified in the financing order relating to the DIP Financing. Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, further agrees that (A) it will raise no objection to (and will not otherwise contest or oppose, and will not support any other Person in objecting to, contesting or opposing) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Priority Obligations made by any Senior Priority Representative or any other Senior Priority Secured Party, (B) it will raise no objection to (and will not otherwise contest or oppose, and will not support any other Person in objecting to, contesting or opposing) any lawful exercise by any Senior Priority Secured Party of the right to credit bid Senior Priority Obligations at any sale in foreclosure of Senior Priority Collateral (including pursuant to Section 363(k) of the Bankruptcy Code or any similar provision under any other applicable Debtor Relief Law) or to exercise any rights under Section 1111(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) with respect to the Senior Priority Collateral, (C) it will raise no objection to (and will not otherwise contest or oppose, and will not support any other Person in objecting to, contesting or opposing) any other request for judicial relief made in any court by any Senior Priority Secured Party relating to the lawful enforcement of any Lien on Senior Priority Collateral and (D) it will raise no objection to (and will not otherwise contest or oppose, and will not support any other Person in objecting to, contesting or opposing) any Disposition (including pursuant to Section 363 of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law)) of assets of any Grantor for which any Senior Priority Representative has consented that provides, to the extent such Disposition is to be free and clear of Liens, that the Liens securing the Senior Priority Obligations and the Junior Priority Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Priority Obligations rank to the Liens on the Shared Collateral securing the Junior Priority Obligations pursuant to this Agreement; provided that the Junior Priority Secured Parties may assert any objection to the proposed bidding or related procedures to be utilized in connection with any such Disposition that could be asserted by an unsecured creditor in any Insolvency or Liquidation Proceeding.  The Junior Priority Secured Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such Disposition in accordance with Section 363(k) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law), so long as any such credit bid provides for the payment in full in cash of the Senior Priority Obligations.  Each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that notice received three Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such DIP Financing shall be adequate notice.

SECTION 6.02 Relief from the Automatic Stay.  Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, or support or join any party in doing or performing the same, in each case in respect of any Shared Collateral, without the prior written consent of the Senior Priority Representative.

SECTION 6.03 Adequate Protection.  Each Junior Priority Representative, for itself and on behalf of each Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that none of them shall object to, contest or support any other Person objecting to or contesting (a) any request by any Senior Priority Representative or any other Senior Priority Secured Parties for adequate protection, (b) any objection by any Senior Priority Representative or any other Senior Priority Secured Party to any motion, relief, action or proceeding based on any Senior Priority Representative's or other Senior Priority Secured Party's claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Priority Representative or any other Senior Priority Secured Party under Section 506(b) or Section 506(c) of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law.  Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law, then each other Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, may seek or request adequate protection in the form of (as applicable) a replacement Lien on such additional collateral or a superpriority claim, which Lien is subordinated to the Liens securing or providing adequate protection for all Senior Priority Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to the Liens securing Senior Priority Obligations under this Agreement and/or which superpriority claim is subordinated to all superpriority claims granted to any Senior Priority Secured Party and (ii) (1) in the event any Junior Priority Representatives, for themselves and on behalf of the Junior Priority Secured Parties under the applicable Junior Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then such Junior Priority Representatives, for themselves and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a Senior Priority Lien on such additional or replacement collateral as security or adequate protection for the Senior Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing or providing adequate protection for the Junior Priority Obligations shall be subordinated to the Liens on such collateral securing the Senior Priority Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Junior Priority Obligations are so subordinated to such Liens securing Senior Priority Obligations under this Agreement, and (2) in the event any Junior Priority Representatives, for themselves and on behalf of the other Junior Priority Secured Parties under their Junior Priority Debt Documents, seek or request adequate protection and such adequate protection is granted in the form of a superpriority claim, then such Junior Priority Representatives, for themselves and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facilities, agree that each Senior Priority Representative shall also be granted a senior superpriority claim as adequate protection for the Senior Priority Obligations and any such DIP Financing and that any such superpriority claim providing adequate protection for the Junior Priority Obligations shall be subordinated to all superpriority claims granted to the Senior Priority Secured Parties.  Without limiting the generality of the foregoing, subject to Section 6.11, to the extent that the Senior Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Junior Priority Representatives, for themselves and on behalf of the other Junior Priority Secured Parties under the applicable Junior Priority Debt Facilities, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Priority Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Junior Priority Secured Parties.

SECTION 6.04 Preference Issues.  If any Senior Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential, or otherwise disallowed under Chapter 5 of the Bankruptcy Code or any similar provision of any other Debtor Relief Law, in any respect or for any other reason (any such amount, a "Recovery"), whether received as Proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Priority Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Priority Obligations has occurred with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.  Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference, fraudulent transfer, or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.  This Section 6.04 shall survive termination of this Agreement.

SECTION 6.05 Separate Grants of Security and Separate Classifications.  Each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Junior Priority Obligations are fundamentally different from the Senior Priority Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding.  To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Priority Secured Parties and the Junior Priority Secured Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Junior Priority Obligations, with each Junior Priority Representative, for itself and on behalf of each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Senior Priority Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Priority Secured Parties.

SECTION 6.06 No Waivers of Rights of Senior Priority Secured Parties.  Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Priority Representative or any other Senior Priority Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Priority Secured Party, including the seeking by any Junior Priority Secured Party of adequate protection or the asserting by any Junior Priority Secured Party of any of its rights and remedies under the Junior Priority Debt Documents or otherwise.

SECTION 6.07 Application.  This Agreement, which the parties hereto expressly acknowledge is a "subordination agreement" under Section 510(a) of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding.  The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.  All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08 Other Matters.  To the extent that any Junior Priority Representative or any Junior Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law with respect to any of the Shared Collateral, such Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Priority Representative; provided that if requested by any Senior Priority Representative, such Junior Priority Representative shall timely exercise such rights in the manner requested by the Senior Priority Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09 506(c) Claims.  Until the Discharge of Senior Priority Obligations has occurred, each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, agrees that it will not assert or enforce (or support any other Person in asserting or enforcing) any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other applicable Debtor Relief Law senior to or pari passu with the Liens securing the Senior Priority Obligations for costs or expenses of preserving or disposing of any Shared Collateral or otherwise.

SECTION 6.10 Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Priority Obligations and the Junior Priority Obligations, then, to the extent the debt obligations distributed on account of the Senior Priority Obligations and on account of the Junior Priority Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.11 Post-Petition Interest.

(a) None of the Junior Priority Representatives or any other Junior Priority Secured Party shall oppose or seek to challenge any claim by any Senior Priority Representative or any other Senior Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of Senior Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) or otherwise (for this purpose ignoring all claims and Liens held by the Junior Priority Secured Parties on the Shared Collateral).

(b) None of the Senior Priority Representatives or any other Senior Priority Secured Party shall oppose or seek to challenge any claim by any Junior Priority Representative or any other Junior Priority Secured Party for allowance in any Insolvency or Liquidation Proceedings of Junior Priority Obligations consisting of claims for post-petition interest, fees, costs, expenses, and/or other charges, under Section 506(b) of the Bankruptcy Code (or any similar provision under any other applicable Debtor Relief Law) or otherwise, to the extent of the value of the Lien of the Junior Priority Representatives on behalf of the Junior Priority Secured Parties on the Shared Collateral (after taking into account the Senior Priority Obligations and the Senior Priority Liens).

SECTION 6.12 Certain Voting Matters. Each of the Senior Priority Representatives, on behalf of the Senior Priority Secured Parties under the applicable Senior Priority Debt Facility of which it is the Representative, and each Junior Priority Representative, on behalf of the Junior Priority Secured Parties under the applicable Junior Priority Debt Facility of which it is the Representative, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization or similar dispositive restructuring plan proposed, confirmed or adopted in any Insolvency or Liquidation Proceeding. None of the Junior Priority Representatives or any other Junior Priority Secured Party (whether in the capacity of a secured or unsecured creditor) shall directly or indirectly propose, support or vote in favor of any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Representative or to the extent any such plan is proposed or supported by the Senior Priority Secured Parties required under Section 1126(c) of the Bankruptcy Code.

ARTICLE 7
RELIANCE; ETC.

SECTION 7.01 Reliance.  The consent by the Senior Priority Secured Parties to the execution and delivery of the Junior Priority Debt Documents to which the Senior Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement.  Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, acknowledges that it and such Junior Priority Secured Parties have, independently and without reliance on any Senior Priority Representative or other Senior Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Junior Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Junior Priority Debt Documents or this Agreement.

SECTION 7.02 No Warranties or Liability.  Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, acknowledges and agrees that neither any Senior Priority Representative nor any other Senior Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Priority Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon.  The Senior Priority Secured Parties will be entitled to manage and supervise their respective loans, notes and other extensions of credit under the Senior Priority Debt Documents in accordance with applicable law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Junior Priority Representatives and the other Junior Priority Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement.  Neither any Senior Priority Representative nor any other Senior Priority Secured Party shall have any duty to any Junior Priority Representative or Junior Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Junior Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with.  Except as expressly set forth in this Agreement, the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Priority Obligations, the Junior Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor's title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03 Obligations Unconditional.  All rights, interests, agreements and obligations of the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Priority Debt Document or any Junior Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Priority Obligations or Junior Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Senior Credit Agreement or any other Senior Priority Debt Document or of the terms of any Junior Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Priority Obligations or Junior Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Priority Obligations or (ii) any Junior Priority Representative or Junior Priority Secured Party in respect of this Agreement.

SECTION 7.04. Rights as Secured Party.

With respect to its share of the Senior Priority Obligations, Bank of America shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Secured Party, all as if Bank of America were not the Senior Credit Facilities Collateral Agent or any other Representative hereunder.  The term "Secured Parties" or any similar term shall, unless the context clearly otherwise indicates, include Bank of America in its individual capacity as a creditor.  Bank of America and its affiliates may lend money to, and generally engage in any kind of business with, the Grantors or any of their affiliates as if Bank of America were not acting as the Senior Credit Facilities Collateral Agent or any other Representative hereunder and without any duty to account therefor to any other Secured Party.

SECTION 7.05. Exculpatory Provisions.

No Representative shall have any duties or obligations except those expressly set forth herein and in the other Collateral Documents.  Without limiting the generality of the foregoing, no Representative:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a default or event of default under any Senior Priority Debt Document or any Junior Priority Debt Document has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Collateral Documents that any Representative is expressly required to exercise hereunder or under the other Collateral Documents; provided that no Representative shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Representative to liability or that is contrary to any Collateral Document or applicable law;

(c) shall, except as expressly set forth herein and in the other Collateral Documents to which it is party, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Representative or any of its Affiliates in any capacity;

(d) shall be liable for any action lawfully taken or not taken by it under or in connection with any Collateral Document (except for its or such Person's own gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction); and

(e) shall be responsible for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties contained in this Agreement or any other Collateral Document or in any certificate, report, statement, agreement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Collateral Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Collateral Document, (iii) the creation, perfection priority of any Lien purported to be created by the Collateral Documents, (iv) any failure of the Borrower, any Grantors or any other Credit Party to perform its obligations hereunder or thereunder or the occurrence of any Default or (v) the value or the sufficiency of any Collateral.

ARTICLE 8
MISCELLANEOUS

SECTION 8.01 Conflicts.  Subject to Section 8.21, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Priority Debt Document or any Junior Priority Debt Document, the provisions of this Agreement shall govern.

SECTION 8.02 Continuing Nature of this Agreement; Severability.  Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Priority Obligations shall have occurred.  This is a continuing agreement of Lien subordination, and the Senior Priority Secured Parties may continue, at any time and without notice to the Junior Priority Representatives or any Junior Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Priority Obligations in reliance hereon.  The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be amended, supplemented, waived or modified except in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Borrower's consent or which increases the obligations or reduces the rights of the Borrower or any other Grantor, shall require the consent of the Borrower.  Any such amendment, supplement, waiver or modification shall be binding upon the Senior Priority Secured Parties and the Junior Priority Secured Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and, upon such execution and delivery, such Representative and the Secured Parties and Senior Priority Obligations or Junior Priority Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04 Information Concerning Financial Condition of the Borrower and the Subsidiaries.  The Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Priority Obligations or the Junior Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Priority Obligations or the Junior Priority Obligations.  The Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event that any Senior Priority Representative, any other Senior Priority Secured Party, any Junior Priority Representative or any Junior Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05 Subrogation.  Each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility of which it is the Representative, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Priority Obligations has occurred.

SECTION 8.06 Application of Payments.  Except as otherwise provided herein, all payments received by the Senior Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Priority Obligations as the Senior Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Priority Debt Documents.  Except as otherwise provided herein, each Junior Priority Representative, on behalf of itself and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07 Additional Grantors.  The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I.  Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Junior Priority Representative and the Senior Priority Representative.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08 Dealings with Grantors.  Upon any application or demand by the Borrower or any other Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Borrower or such other Grantor, as appropriate, shall, if requested by the applicable Representative, furnish to such Representative a certificate of an Authorized Officer (an "Officer's Certificate") stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09 Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the Senior Priority Debt Documents and the Junior Priority Debt Documents then in effect, the Borrower or any other Grantor may Incur one or more series or classes of Additional Junior Priority Debt.  Any such additional class or series of Additional Junior Priority Debt (the "Junior Priority Class Debt") may be secured by a Junior Priority Lien on Shared Collateral, in each case under and pursuant to the relevant Junior Priority Collateral Documents for such Junior Priority Class Debt, if and subject to the condition that the Representative of any such Junior Priority Class Debt (each, a "Junior Priority Class Debt Representative"), acting on behalf of the holders of such Junior Priority Class Debt (such Representative and holders in respect of any Junior Priority Class Debt being referred to as the "Junior Priority Class Debt Parties"), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph, and Section 8.09(b).

In order for a Junior Priority Class Debt Representative to become a party to this Agreement:

(i) such Junior Priority Class Debt Representative shall have executed and delivered to the Senior Priority Representative and the Designated Junior Priority Representative a Joinder Agreement substantially in the form of Annex II  (with such changes as may be reasonably approved by the Senior Priority Representative and such Junior Priority Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Junior Priority Class Debt in respect of which such Junior Priority Class Debt Representative is the Representative and the related Junior Priority Class Debt Parties become subject hereto and bound hereby;

(ii) the Borrower shall have delivered to the Senior Priority Representative and the Designated Junior Priority Representative an Officer's Certificate stating that the conditions set forth in this Section 8.09 are satisfied with respect to such Junior Priority Class Debt and, if requested, true and complete copies of each of the Junior Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Junior Priority Class Debt, certified as being true and correct by a Responsible Officer of the Borrower; and

(iii) the Junior Priority Debt Documents or Senior Priority Debt Documents, as applicable, relating to such Junior Priority Class Debt shall provide, or shall be amended on terms and conditions reasonably approved by the Senior Priority Representative or the Designated Junior Priority Representative, as applicable, and such Junior Priority Class Debt Representative, that each Junior Priority Class Debt Party with respect to such Junior Priority Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Junior Priority Class Debt.

(b) With respect to any Junior Priority Class Debt that is Incurred after the date of this Agreement, the Borrower and each of the other Grantors agrees to take such actions (if any) as may from time to time reasonably be requested by any Senior Priority Representative or any Junior Priority Representative, and enter into such technical amendments, modifications and/or supplements to this Agreement or the then existing Guarantees and Collateral Documents (or execute and deliver such additional Collateral Documents) as may from time to time be reasonably requested by such Persons, to ensure that the Junior Priority Class Debt is secured by, and entitled to the benefits of, the relevant Collateral Documents relating to such Junior Priority Class Debt, and each Secured Party (by its acceptance of the benefits hereof) hereby agrees to, and authorizes the Senior Priority Representative and the Designated Junior Priority Representative, as the case may be, to enter into, any such technical amendments, modifications and/or supplements (and additional Collateral Documents) consented to by the Senior Priority Representative and the Designated Junior Priority Representative.

SECTION 8.10 Consent to Jurisdiction; Waivers.  Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York in the County of New York, the courts of the United States of America for the Southern District of New York in the County of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11 Notices.  All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Borrower or any other Grantor, to the Borrower, at its address at:

SUNOTA INC.

7078 Shady Oak Road

Eden Prairie, MN 55344

Attention: Greg Gaba, Chief Financial Officer

Email: Greg.Gaba@sunopta.com

With copies to:

Jill Barnett, Chief Administrative Officer

Email: Jill.Barnett@sunopta.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Brian Steinhardt

Email: BSteinhardt@stblaw.com

(ii) if to the Senior Credit Facilities Collateral Agent, to it at:

Bank of America, N.A.

900 W. Trade Street., NC1-026-06-03

Charlotte, NC 28255

Attention: Kyle D Harding

Office: 980.275-6132

Fax: 704.719-5215

Email: kyle.d.harding@bofa.com

With a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Jennifer Buczek Ezring

Email: Jennifer.Ezring@lw.com

(iii) if to the Junior Priority Collateral Agent, to it at:

[●]

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.11 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.11.  As agreed to among the Borrower and the Representatives from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 8.12 Further Assurances.  Each Senior Priority Representative, on behalf of itself and each other Senior Priority Secured Party under the applicable Senior Priority Debt Facility for which it is acting, and each Junior Priority Representative, on behalf of itself, and each other Junior Priority Secured Party under the applicable Junior Priority Debt Facility for which it is acting, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13 Governing Law; Waiver of Jury Trial.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14 Binding on Successors and Assigns.  This Agreement shall be binding upon the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives, the other Junior Priority Secured Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.15 Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.16 Counterparts.  This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic method, each of which shall be an original and all of which shall together constitute one and the same document.  Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The words "execution", "execute", "signed", "signature", and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 8.17 Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 8.18 No Third Party Beneficiaries; Successors And Assigns.  The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Priority Representatives, the other Senior Priority Secured Parties, the Junior Priority Representatives and the other Junior Priority Secured Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

SECTION 8.19 Effectiveness.  This Agreement shall become effective when executed and delivered by the parties hereto as of the date hereof.

SECTION 8.20 Collateral Agent and Representative.  It is understood and agreed that (a) the Senior Credit Facilities Collateral Agent is entering into this Agreement in its capacity as collateral agent under the Senior Credit Agreement and the provisions of Section 12 of the Senior Credit Agreement applicable to the Collateral Agent (as defined therein) thereunder shall also apply to the Senior Credit Facilities Collateral Agent hereunder and (b) the Junior Priority Representative is entering into this Agreement in its capacity as [insert role] under the Junior Priority [Agreement] and the provisions of [insert provision related to the Representative's duties and obligations under the Junior Priority [Agreement]] of the Junior Priority [Agreement] thereunder shall also apply to the Junior Priority Representative hereunder and (d) each other Representative party hereto is entering into this Agreement in its capacity as trustee or agent for the secured parties referenced in the applicable Additional Junior Priority Debt Document and the corresponding exculpatory and liability-limiting provisions of such agreement applicable to such Representative thereunder shall also apply to such Representative hereunder.

SECTION 8.21 Relative Rights.  Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Senior Credit Agreement, any other Senior Priority Debt Document, Junior Priority [Agreement]  or any other Junior Priority Debt Document, or permit the Borrower or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Senior Credit Agreement or any other Senior Priority Debt Document or the Junior Priority [Agreement]  or any other Junior Priority Debt Document, (b) change the relative priorities of the Senior Priority Obligations or the Liens granted under the Senior Priority Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Priority Secured Parties, (c) otherwise change the relative rights of the Senior Priority Secured Parties in respect of the Shared Collateral as among such Senior Priority Secured Parties or (d) obligate the Borrower or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Senior Credit Agreement or any other Senior Priority Debt Document or the Junior Priority [Agreement] or any other Junior Priority Debt Document.

SECTION 8.22 Survival of Agreement.  All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as Senior Credit Facilities Collateral Agent

By:
Name:
Title:

[●], as Junior Priority Representative

By:
Name:
Title:

SUNOPTA INC., a Canadian corporation as Borrower

By:
Name:
Title:

[●] as Grantors

By:
Name:
Title:

ANNEX I

[FORM OF] SUPPLEMENT NO. [●] dated as of [●], 20[●] (this "Supplement") to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [●], 20[●] (the "Junior Priority Intercreditor Agreement"), among SUNOPTA INC., a Canadian corporation (the "Borrower"), the other Grantors from time to time party thereto, BANK OF AMERICA, N.A., as Senior Credit Facilities Collateral Agent, [●], as Junior Priority Collateral Agent, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. The Grantors have entered into the Junior Priority Intercreditor Agreement.  Pursuant to the Senior Credit Agreement and certain Junior Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Priority Intercreditor Agreement.  Section 8.07 of the Junior Priority Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the "New Grantor") is executing this Supplement in accordance with the requirements of the Senior Credit Agreement and the Junior Priority Debt Documents.

Accordingly, the Senior Priority Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Priority Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Grantor thereunder.  Each reference to a "Grantor" in the Junior Priority Intercreditor Agreement shall be deemed to include the New Grantor.  The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Senior Priority Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Senior Priority Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement. The words "execution", "execute", "signed", "signature", and words of like import in or related to any document to be signed in connection with this Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement.  All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Priority Intercreditor Agreement.

SECTION 8. The Borrower agrees to reimburse each of the Senior Priority Representative and Designated Junior Priority Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Priority Representative and Designated Junior Priority Representative.

IN WITNESS WHEREOF, the New Grantor, and the Senior Priority Representative have duly executed this Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

Acknowledged by:

[                    ], as Senior Priority Representative,

By:
Name:
Title:

[                    ], as Designated Junior Priority Representative,

By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [●] dated as of [●], 20[●] (this "Representative Supplement") to the JUNIOR PRIORITY INTERCREDITOR AGREEMENT dated as of [●], 20[●] (the "Junior Priority Intercreditor Agreement"), among SUNOPTA INC., a Canadian corporation (the "Borrower"), the other Grantors from time to time party thereto, BANK OF AMERICA, N.A., as Senior Credit Facilities Collateral Agent, [●], as Junior Priority Collateral Agent, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Grantor to Incur Junior Priority Class Debt after the date of the Junior Priority Intercreditor Agreement and to secure such Junior Priority Class Debt (and the guarantees in respect thereof) with a Junior Priority Lien, in each case under and pursuant to the Junior Priority Collateral Documents, the Junior Priority Class Debt Representative in respect of such Junior Priority Class Debt is required to become a Representative under, and such Junior Priority Class Debt and the Junior Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Intercreditor Agreement.  Section 8.09 of the Junior Priority Intercreditor Agreement provides that such Junior Priority Class Debt Representative may become a Representative under, and such Junior Priority Class Debt and such Junior Priority Class Debt Parties may become subject to and bound by, the Junior Priority Intercreditor Agreement, pursuant to the execution and delivery by the Junior Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Intercreditor Agreement.  The undersigned Junior Priority Class Debt Representative (the "New Representative") is executing this Supplement in accordance with the requirements of the Senior Priority Debt Documents and the Junior Priority Debt Documents.

Accordingly, the Senior Priority Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Priority Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Junior Priority Class Debt and Junior Priority Class Debt Parties become subject to and bound by, the Junior Priority Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Junior Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Intercreditor Agreement applicable to it as a Junior Priority Representative and to the Junior Priority Class Debt Parties that it represents as Junior Priority Secured Parties.  Each reference to a "Representative" or "Junior Priority Representative" in the Junior Priority Intercreditor Agreement shall be deemed to include the New Representative.  The Junior Priority Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Senior Priority Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility] , (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof and the Junior Priority Intercreditor Agreement and (iii) the Junior Priority Debt Documents relating to such Junior Priority Class Debt provide that, upon the New Representative's entry into this Agreement, the Junior Priority Class Debt Parties in respect of such Junior Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Intercreditor Agreement as Junior Priority Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Representative Supplement shall become effective when the Senior Priority Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative.  Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement. The words "execution", "execute", "signed", "signature", and words of like import in or related to any document to be signed in connection with this Representative Supplement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the Senior Priority Representative or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 4. Except as expressly supplemented hereby, the Junior Priority Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Intercreditor Agreement shall not in any way be affected or impaired.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Priority Intercreditor Agreement.  All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Senior Priority Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Priority Representative.

IN WITNESS WHEREOF, the New Representative and the Senior Priority Representative have duly executed this Representative Supplement to the Junior Priority Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:
[ ],

as Senior Priority Representative,

By:
Name:
Title:

SUNOPTA INC., a Canadian corporation, as Borrower

By:
Name:
Title:

[●],
as Grantors

By:
Name:
Title:

EXHIBIT J

FORM OF SECURED BANK PRODUCT DESIGNATION

[  ], 20[  ]

Bank of America, N.A.

900 W. Trade Street., NC1-026-06-03

Charlotte, NC 28255

Attention: Kyle D Harding

Office: 980.275-6132

Fax: 704.719-5215

Email: kyle.d.harding@bofa.com

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December [ ], 2023 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement") by and among SunOpta Inc. (the "Borrower"), each of the Guarantors party thereto from time to time, the Lenders and Issuing Banks party thereto from time to time, Bank of America, N.A., as Administrative Agent, as an Issuing Bank, as the Swingline Lender and as Collateral Agent and the other parties party thereto.  Further reference is made to that certain [DESCRIBE BANK PRODUCT], dated as of [  ], 20[  ] (the "[  ]").  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

Pursuant to the terms of the Credit Agreement, this letter shall serve as notice to the Administrative Agent that (i) the [  ] shall constitute a "Bank Product" under the Credit Agreement and the other Credit Documents, (ii) obligations of [the Borrower] in respect of the [  ] constitute "Secured Bank Product Obligations" and "Bank Product Debt" under the Credit Agreement and the other Credit Documents,  (iii) [  ], in its capacity as the provider of the [  ], shall constitute a "Secured Bank Product Provider" [and a "Secured Hedge Bank"] under the Credit Agreement and the other Credit Documents, and (iv) as of the date hereof, the maximum amount of the Bank Product Debt pursuant to the [  ] is $[  ], which amount is calculated as [the estimated maximum loss on derivative transactions].

[  ] in its capacity as a Secured Bank Product Provider hereby agrees to be bound by Section 11.13 of the Credit Agreement.

[Signature page follows]

Very truly yours,

[ ]

By:
Name: [ ]
Title: [ ]

Acknowledged and agreed:

SUNOPTA INC.

By:
Name:
Title: